Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to immediately seek your own personal financial advice from your stockbroker, bank manager, solicitor, accountant, fund manager or other appropriate independent financial adviser, who is authorised under FSMA if you are in the United Kingdom or, if not, from another appropriately authorised independent financial adviser.

This document, which comprises a prospectus relating to the New Verizon Shares prepared in accordance with the Prospectus Rules, has been approved by the FCA in accordance with section 85 of FSMA and made available to the public in accordance with Rule 3.2 of the Prospectus Rules.

Application will be made to the FCA for the New Verizon Shares to be admitted to the standard listing segment of the Official List and to trading on the London Stock Exchange’s Main Market for listed securities. The New Verizon Shares will rank, on Admission, pari passu in all respects with each other and with all of the Existing Verizon Shares. It is expected that Admission will become effective, and that official dealings in the New Verizon Shares will commence, at 8.00 a.m. on 24 February 2014. Application has been made, or is intended to be made, for the New Verizon Shares also to be admitted to listing on the NYSE and NASDAQ.

Verizon Communications Inc.

(incorporated and registered in the State of Delaware with registration file number 2018751)

Admission of up to 1,279,787,235 new shares of common stock of Verizon Communications Inc. to the standard listing segment of the Official List and to trading on the London Stock Exchange in connection with Verizon’s proposed acquisition, pursuant to a stock purchase agreement dated 2 September 2013, of the 45% interest in Verizon Wireless currently held indirectly by Vodafone Group Plc

New Verizon Shareholders should read the whole of this document and any documents (or parts thereof) incorporated herein by reference. In particular, New Verizon Shareholders should review the risk factors set out in Part II (“Risk factors”) of this document for a description of certain factors that should be considered by New Verizon Shareholders.

This document is the only document published for use outside of the United States and Canada in connection with the Share Issuance and has been prepared solely for such purpose. Vodafone Shareholders resident in, or with a registered address in, the United States or Canada should refer to the U.S. Prospectus and should not place any reliance on this document. Vodafone Shareholders should also refer to the Vodafone Circular in arriving at their decision in relation to the Transaction.

This document and any accompanying documents are not being made available in any Restricted Jurisdiction and may not be treated as an invitation to subscribe for any New Verizon Shares by any person resident in, or with a registered address in, any Restricted Jurisdiction. The New Verizon Shares have not been, and will not be, registered under the applicable securities laws of any Share Issuance Restricted Jurisdiction. Accordingly, the New Verizon Shares may not be offered, sold, delivered or transferred, directly or indirectly, in or into any Share Issuance Restricted Jurisdiction or to or for the benefit of any person resident in, or with a registered address in, any Share Issuance Restricted Jurisdiction.

Any persons (including, without limitation, custodians, nominees and trustees) who have a contractual or other legal obligation to forward this document or any accompanying documents to any Restricted Jurisdiction should seek appropriate advice before taking any action.

New Verizon Shareholders must rely only on the information contained in this document and any supplementary prospectus produced to supplement the information contained in this document. No person has been authorised to issue any advertisements or to give any information or to make any representations in connection with Admission other than those contained in this document and, if issued, given or made, such advertisement, information or representation may not be relied upon as having been authorised by or on behalf of Verizon.

Verizon will comply with its obligations to publish a supplementary prospectus containing further updated information required by law or by any regulatory authority, but assumes no further obligation to publish updated or additional information.

Nothing in this document or anything communicated to the holders or potential holders of Verizon Shares is intended to constitute, or should be construed as, advice on the merits of owning Verizon Shares. The contents of this document should not be construed as legal, business or tax advice.

The content of any of the websites of any of the members of the Verizon Group does not form part of this document and New Verizon Shareholders should not rely on any of them.

Neither the SEC nor any state securities commission has approved or disapproved of the Transaction, the Share Issuance, the proposed amendment to the Certificate of Incorporation or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offence.

Dated: 10 December 2013

PART I

SUMMARY

Summaries are made up of disclosure requirements known as “Elements”. These Elements are numbered in Sections A – E (A.1 – E.7).

This summary contains all the Elements required to be included in a summary for this type of issuer and its securities. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements.

Even though an Element may be required to be inserted in the summary because of the type of securities and issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in this summary together with an appropriate “Not applicable” statement.

Section A—Introduction and warnings

Element	Disclosure Requirement	Disclosure

A.1	Introduction	This summary should be read as an introduction to this document.

Any decision to invest in the New Verizon Shares should be based on a consideration of this document as a whole by the investor. Where a claim relating to the information contained in this document is brought before a court in an EEA Member State, the plaintiff investor might, under the national legislation of such EEA Member State, have to bear the costs of translating the prospectus before legal proceedings are initiated.

Civil liability attaches only to those persons who have tabled this summary, including any translation thereof, but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of this document or it does not provide, when read together with the other parts of this document, key information in order to aid investors when considering whether to invest in the New Verizon Shares.

A.2	Comment for intermediaries	Not applicable. Verizon is not engaging any financial intermediaries for any resale of securities or final placement of securities after publication of this document.

Section B—Issuer

Element	Disclosure Requirement	Disclosure

B.1	Legal and commercial name	Verizon Communications Inc.

B.2	Domicile, legal form, legislation, country of incorporation	Verizon is a Delaware corporation which is domiciled in the United States of America and operates under the DGCL.

B.3	Current operations/principal activities and markets	Verizon has two primary reportable segments, Verizon Wireless and Wireline, which Verizon operates and manages as strategic business segments and organises by products and services.
Verizon Wireless

Verizon Wireless’ communications products and services include, among other things, wireless voice and data services and equipment sales, which are provided to consumer, business and government customers across the United States.

Wireline

Wireline’s voice, data and video communications products and enhanced services include, among other things, local and long distance voice, broadband Internet access and video services, corporate networking solutions, data centre and cloud services, and security and managed network services. Verizon provides these products and services to consumers in the United States, as well as to carriers, businesses and government customers both in the United States and in over 150 other countries around the world.

B.4a	Description of most significant recent trends

In recent years, advances in technology have transformed the Verizon Group’s business and the telecommunications industry. To compete and grow in this ever-changing landscape, the Verizon Group has embarked upon a strategic transformation to provide integrated solutions to meet the needs of its customers. The Verizon Group is focusing its efforts around the growing areas of its business: wireless and wireline data, and strategic services, including cloud computing. It also continues to focus on providing reliable, high-speed wireless, broadband and global Internet protocol networks as the foundation of its commitment to innovation, service excellence and building shareholder value.

Despite increasing competition in the industries in which the Verizon Group operates, as well as challenging economic conditions in recent years, the Verizon Wireless segment has experienced growth in post-paid connections driven by increased sales of smartphones and other data-capable devices. In addition, the Verizon Wireless segment has experienced increased retail post-paid average revenue per account as connections migrate from basic phones to smartphone devices and as the average number of connections per account increases, as well as an increase in wireless equipment revenue as a result of sales of new smartphone devices. The Verizon Group expects that future growth opportunities will be dependent on expanding the penetration of network services, offering innovative wireless devices for both consumer and business customers and increasing the number of ways that the Verizon Group’s customers can connect with its network and services.

In the Wireline segment, the Verizon Group has experienced continued access line losses as customers have disconnected both primary and secondary lines and switched to alternative technologies or competing providers. These losses are expected to continue. Despite these challenges, however, the Wireline segment has benefited from increasing fibre optic broadband services and video penetration, as well as growth in revenues from cloud, security and other strategic services. The Verizon Group expects that demand for these services will continue to grow as penetration of broadband and video services continues to increase and as customers migrate their services to private internet protocol and other strategic networking services, and that this will have a positive impact on the Verizon Group’s revenue and customer base in the future.

B.5	Group description

Verizon is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of telecommunications services and solutions to individual, business and government customers in the United States and in over 150 countries around the world.

B.6	Major shareholders

As at 5 December 2013 (being the latest practicable date prior to the publication of this document), insofar as is known to Verizon, the following persons beneficially own more than five per cent. of the Verizon Shares (based on Verizon’s records and information reported in filings with the SEC):

• BlackRock Inc. (6.07%)

The above information is based on a Schedule 13G filed with the SEC on 5 February 2013 by BlackRock Inc. setting out information as at 31 December 2012. The Schedule 13G states that BlackRock Inc. has sole voting power and sole dispositive power with respect to its 173,030,572 Verizon Shares.

None of the Company’s major shareholders has different voting rights attached to the Verizon Shares it holds.
The Company is not aware of any persons, other than the Directors and Named Executive Officers, who could directly or indirectly, jointly or severally, exercise control over the Company.

B.7	Selected historical key financial information

The tables below set out Verizon’s selected historical consolidated financial information for the periods indicated. The financial information as at and for the years ended 31 December 2010 through to 31 December 2012 was derived from Verizon’s historical audited financial statements for the years then ended. The financial information as at and for the nine months ended 30 September 2013 was derived from Verizon’s unaudited condensed consolidated financial statements.

			(dollars in millions, except per share amounts)
					Year ended 31 December
			Nine months ended 30 September 2013	Nine months ended 30 September 2012	2012	2011	2010
		Results of Operations
		Operating revenues	89,485	85,801	115,846	110,875	106,565
		Operating income	19,905	16,329	13,160	12,880	14,645
		Net income attributable to Verizon	6,430	5,104	875	2,404	2,549
		Per common share—basic	2.24	1.79	.31	.85	.90
		Per common share—diluted	2.24	1.79	.31	.85	.90
		Cash dividends declared per common share	1.560	1.515	2.030	1.975	1.925
		Net income attributable to non-controlling interests	9,201	7,379	9,682	7,794	7,668

				(dollars in millions)
					As at 31 December
				As at 30 September 2013	2012	2011	2010
		Financial Position
		Total assets		276,675	225,222	230,461	220,005
		Debt maturing within one year		8,202	4,369	4,849	7,542
		Long-term debt		90,938	47,618	50,303	45,252
		Employee benefit obligations		33,738	34,346	32,957	28,164
		Non-controlling interests		55,280	52,376	49,938	48,343
		Equity attributable to Verizon		34,985	33,157	35,970	38,569
		The only significant changes to the financial condition or operating results of the Verizon Group during the periods indicated above were as follows:

•    On 1 July 2010, Verizon completed the spin-off of a newly formed subsidiary to the then Verizon Shareholders and the merger of that newly formed subsidiary with Frontier, pursuant to which Frontier effectively acquired certain assets and liabilities of the local exchange business and related landline activities of the Verizon Group in various areas of the United States, including Internet access and long distance services and broadband video provided to designated customers in those areas. The total value of the transaction to Verizon and the then Verizon Shareholders was approximately $8.6 billion.

		• In the fourth quarter of 2012, net income attributable to Verizon was affected by non-operational charges of $7.846 billion primarily driven by severance, pension and benefit re-measurements.
		• On 18 September 2013, the Verizon Group issued $49.0 billion in aggregate principal amount of fixed and floating rate notes.

There has been no significant change to the financial condition or operating results of the Verizon Group since 30 September 2013, being the end of the period for which the Verizon Group’s last unaudited consolidated interim financial information was published.

B.8	Key pro forma financial information

The unaudited pro forma condensed consolidated statements of income for the year ended 31 December 2012 and for the nine months ended 30 September 2013 have been prepared in order to illustrate the effect of the Transaction as if the Transaction had occurred on 1 January 2012. The unaudited pro forma condensed consolidated balance sheet has been prepared in order to illustrate the effect of the Transaction as if the Transaction had occurred on 30 September 2013. This pro forma financial information is presented for illustrative purposes only, does not purport to be indicative of the actual operating results or financial position that would actually have been obtained if the Transaction had occurred on 1 January 2012 or 30 September 2013, respectively, and is not intended as a projection of operating results or financial position that may be obtained in the future. This pro forma financial information addresses a hypothetical situation and it does not represent Verizon’s actual financial position or operating results.

	Pro forma (dollars in millions, except per share amounts)
	Nine months ended 30 September 2013	Year ended 31 December 2012
	(Unaudited)
Statements of Income:
Revenue	89,485	115,846
Operating income	19,905	13,160
Net income	10,629	6,153
Diluted earnings per common share	2.52	1.44

	As at 30 September 2013
	(Unaudited)
Balance Sheet:
Total assets	225,895
Long-term debt	108,648
Total equity	9,025

B.9	Profit forecast/estimate	Not applicable. Verizon has not made any profit forecasts or estimates which remain outstanding as at the date of this document.

B.10	Description of the nature of any qualifications in the audit report on the historical financial information	EY’s audit opinions on the consolidated financial statements of the Verizon Group included in the 2010 Annual Report, 2011 Annual Report and 2012 Annual Report are unqualified.

B.11	Working capital—qualifications

Not applicable. The Company is of the opinion that, after taking into account the facilities available to the Verizon Group, the Verizon Group has sufficient working capital for its present requirements, that is for at least the next 12 months from the date of this document.

Section C—Securities

Element	Disclosure Requirement	Disclosure

C.1	Type and class of the securities	The issue of up to 1,279,787,235 New Verizon Shares.
The ISIN of the Verizon Shares is US92343V1044 and the SEDOL number is 0089560.

C.2	Currency	The currency of the Verizon Shares is U.S. Dollars.

C.3	Number of securities in issue and par value

As at 6 December 2013 (being the latest practicable date prior to the publication of this document), Verizon has 2,967,610,118 Verizon Shares in issue, including Verizon Shares held in treasury. Each Verizon Share has a par value of $0.10 per share and is fully paid.

As at 6 December 2013 (being the latest practicable date prior to the publication of this document), there are no Verizon Preferred Shares in issue.

C.4	Description of the rights attached to the securities

Subject to any preferential rights of any issued Verizon Preferred Shares, Verizon Shareholders are entitled to receive dividends on the Verizon Shares out of assets legally available for distribution when, as and if authorised and declared by the Board and to share ratably in the assets of Verizon legally available for distribution to the Verizon Shareholders in the event of its liquidation, dissolution or winding-up. Verizon may not pay any dividend or make any distribution of assets on the Verizon Shares until cumulative dividends on the Verizon Preferred Shares then in issue, if any, having dividend or distribution rights senior to the Verizon Shares, have been paid.

Verizon Shareholders are entitled to one vote per share on all matters voted on generally by the Verizon Shareholders, including the election of directors. In addition, the Verizon Shareholders possess all voting power except as otherwise required by law or except as provided for by any series of Verizon Preferred Shares. The Certificate of Incorporation does not provide for cumulative voting for the election of directors or for pre-emption rights to subscribe for newly issued shares.

C.5	Restrictions on the free transferability of the securities	The New Verizon Shares are freely transferable and there are no restrictions on transfer under Verizon’s constitutional documents or as a result of applicable law.

C.6	Admission

Application will be made to the FCA for the New Verizon Shares to be admitted to the standard listing segment of the Official List and to trading on the London Stock Exchange’s Main Market for listed securities. Application has been made, or is intended to be made, for the New Verizon Shares also to be admitted to listing on the NYSE and NASDAQ.

C.7	Dividend policy

The Board determines the appropriateness of the level of Verizon’s dividend payments on a periodic basis by considering such factors as long-term growth opportunities, internal cash requirements and the expectations of the Verizon Shareholders. Verizon currently pays a dividend of $0.53 per Verizon Share per quarter.

Section D—Risks

Element	Disclosure Requirement	Disclosure

D.1	Key information on key risks specific to the issuer or its industry

The mechanism for determining the number of New Verizon Shares to be issued in the Transaction presents several risks to Vodafone Shareholders. First, because the number of New Verizon Shares to be issued depends on the Average Trading Price during the Measurement Period, Vodafone Shareholders cannot currently determine the exact number of New Verizon Shares to be issued in the Transaction. Such number may be lower than the number of New Verizon Shares that would have been issued if Completion had occurred on the date of this document, subject to a minimum of approximately 1.18 billion New Verizon Shares as established by the stock consideration collar mechanism. In that event, Vodafone Shareholders would own a proportionately smaller interest in Verizon following Completion than they would have if Completion had occurred on the date of this document. Second, because the stock consideration collar mechanism puts a lower limit of $47.00 on the price used to determine the number of New Verizon Shares to be issued by Verizon, the aggregate value of such New Verizon Shares based on the Average Trading Price will be less than $60.15 billion if the Average Trading Price is less than $47.00. Finally, the New Verizon Shares received by Vodafone Shareholders may have a per share trading price at Completion that is less than the value of such New Verizon Shares determined by the mechanism used to determine the number of New Verizon Shares to be issued, which depends on the Average Trading Price of Verizon Shares during the Measurement Period.

The issuance of the New Verizon Shares could have the effect of depressing the market price for Verizon Shares. In addition, many Vodafone Shareholders are already Verizon Shareholders and those Verizon Shareholders may decide not to hold the New Verizon Shares they will receive in the Transaction. Other Vodafone Shareholders, such as funds with geographic limitations on their permitted investments, may be required to sell the New Verizon Shares that they receive in the Transaction. Such sales of New Verizon Shares could have the effect of depressing the market price for Verizon Shares.

The Transaction is subject to the satisfaction or waiver of certain conditions (many of which are beyond the control of Verizon or Vodafone). Failure to satisfy these conditions within the anticipated timeframe, or to realise the expected benefits of the Transaction, could negatively affect the price of Verizon Shares and the future business and financial results of the Verizon Group. In addition, if the Transaction is completed on or after 1 May 2014, other than as a result of Vodafone’s or Seller’s breach of the Stock Purchase Agreement, the purchase price will be increased by $10 million in cash for each day through to and including the date of Completion.

The Verizon Group’s debt has increased significantly and may increase further in connection with the financing of the Transaction. It could increase even further if the Verizon Group incurs additional debt in the future and does not retire existing debt. The Verizon Group’s debt level and related debt service obligations will require the Verizon Group to dedicate significant cash flow from operations to the payment of principal, interest and financing costs and could make it more difficult or expensive for the Verizon Group to obtain future financing. In addition, as a portion of the Verizon Group’s debt obligations are at variable interest rates, the Verizon Group is exposed to increased interest rate risk. The Verizon Group’s debt level could also diminish its flexibility in planning for, or reacting to, changes in its industry and market conditions, and its vulnerability in the event of a downturn in its business could be increased. Adverse changes in the credit markets, or a decrease in the Verizon Group’s short and long-term debt ratings, could increase the Verizon Group’s borrowing costs and decrease the availability of financing.

If specified completion conditions relating to the Vodafone Scheme are not satisfied or waived, or if the Vodafone Scheme lapses in accordance with its terms or is withdrawn, Verizon expects that the Transaction will be implemented by way of the Share Purchase rather than by way of the Vodafone Scheme. The Vodafone Circular states that the tax treatment of certain Vodafone Shareholders in respect of the issue of the New Verizon Shares in circumstances where the Transaction cannot be implemented pursuant to the Vodafone Scheme could (depending on their individual circumstances) differ from their tax treatment in respect of the issue of the New Verizon Shares pursuant to the Vodafone Scheme.

Unfavourable economic conditions in the U.S. and/or in international economies could negatively affect the affordability of, and demand for, some of the Verizon Group’s products and services and could therefore negatively affect the Verizon Group’s results of operations.

Rapid development of new technologies, services and products has eliminated many of the traditional distinctions between wireless, cable, Internet and local and long distance communication services and has increased competition in the Verizon Group’s markets, which could reduce its profits. The Verizon Group’s ability to compete will depend on, among other things, the quality of its services and the price at which it provides them, and on how successfully the Verizon Group anticipates and responds to the various factors affecting its industry. If the Verizon Group is unable to respond effectively, it could experience reduced profits.

New technologies are being developed which are bringing rapid change to the Verizon Group’s industry. If the Verizon Group is not able to adapt to these changes and address changing consumer demand quickly enough, it may experience a decline in the demand for its services, be unable to implement its business strategy and experience reduced profits. The Verizon Group may also be unable to predict these changes, or there could be legal or regulatory restraints on the Verizon Group’s ability to introduce new services to adapt to these changes.

The Verizon Group depends on various key suppliers and vendors to obtain the equipment and services it needs to operate its business. Any disruption in the provision of this equipment and these services could increase the Verizon Group’s costs or prevent it from offering its own products and services, either of which could have a material adverse effect on its business or results of operations.

The Verizon Group’s U.S. operations are subject to regulation by the FCC and other federal, state and local agencies, and its international operations are regulated by various foreign governments and international bodies. Changes in any of the regulatory frameworks under which the Verizon Group operates could prevent it from offering new services, or carrying on existing services, which could adversely affect its business prospects or results of operations. In addition, the Verizon Group cannot guarantee that it will be successful in obtaining the licences needed to carry out its business plan, or in maintaining its existing licences.

Cyber attacks or other breaches of network or IT security could have an adverse effect on the Verizon Group’s business if they cause equipment failures or disruptions to the Verizon Group’s operations. In addition, the Verizon Group’s business operations are subject to interruption by natural disasters, power outages, terrorist attacks and events beyond its control. If the Verizon Group is unable to operate its wireline or wireless networks as a result of such events, this may result in significant expense, loss of market share and/or liabilities which exceed the insurance coverage the Verizon Group maintains. Any of these eventualities could result in a material adverse effect on the Verizon Group’s results of operations and financial condition.

D.3	Key information on key risks specific to the securities

The price of the New Verizon Shares may fluctuate significantly and New Verizon Shareholders could lose all or part of the value of the New Verizon Shares. In addition, the New Verizon Shares are valued in U.S. Dollars for the purposes of the Transaction. If the sterling-dollar exchange rate changes, Vodafone Shareholders could receive New Verizon Shares with a lower sterling value than that as at 6 December 2013 (being the latest practicable date prior to the publication of this document).

Section E—Offers

Element	Disclosure Requirement	Disclosure

E.1	Net proceeds/estimate of expenses	Verizon will not receive any proceeds from the Share Issuance.

Verizon estimates that it will incur investment banking and legal fees in the amount of approximately $225 million in connection with the Transaction, none of which will be charged to New Verizon Shareholders.

E.2a	Reasons for the offer/use of proceeds/estimated net amount of proceeds	The New Verizon Shares are being issued as part of the consideration payable by Verizon in connection with the Transaction.

Verizon will not receive any proceeds in connection with the Share Issuance.

E.3	Terms and conditions of the offer	Not applicable. Verizon is not making an offer of the New Verizon Shares.

E.4	Interest material to the issue/conflicting interests	Not applicable. There is no interest, including conflicting interests, that is material to the Share Issuance.

E.5	Selling shareholder	Not applicable. No person or entity is offering to sell securities.

E.6	Dilution	Verizon currently expects that:

• Verizon will issue a minimum of approximately 1.18 billion New Verizon Shares and a maximum of approximately 1.28 billion New Verizon Shares; and

•   current Verizon Shareholders will collectively own between approximately 69% and 71% of the issued Verizon Shares immediately following Completion, and current Vodafone Shareholders will collectively own between approximately 29% and 31% of the issued Verizon Shares immediately following Completion.

The Average Trading Price during the 20 consecutive full trading days ending on 3 December 2013, the third business day prior to 6 December 2013 (being the latest practicable date prior to the publication of this document), would have been approximately $50.20. Based on this price, had the Transaction been completed on 6 December 2013, Verizon would have been required to issue approximately 1.20 billion New Verizon Shares, with an aggregate market value of approximately $58.6 billion (based on the per share closing price of Verizon Shares on the NYSE of $48.91 on 5 December 2013) under the terms of the Stock Purchase Agreement.

The foregoing is based on the stock consideration collar mechanism, the approximately 2.86 billion Verizon Shares in issue as at 6 December 2013 and the Stock Consideration Assumptions.

E.7	Estimated expenses charged to the investor	Not applicable. No expenses will be charged to New Verizon Shareholders by the Company in connection with the Transaction.

PART II

RISK FACTORS

Ownership of the New Verizon Shares is subject to a number of risks. Accordingly, New Verizon Shareholders should consider carefully the risks and uncertainties described below and all of the other information set out in this document. Verizon’s business, operations, condition and/or future performance could be materially and adversely affected by any of these risks. The market price of the New Verizon Shares may decline due to any of these risks or other factors, and New Verizon Shareholders may lose all or part of the value of the New Verizon Shares.

The risks described below are not the only risks that the Verizon Group faces. The risks described below are those that Verizon currently believes may materially affect it and the New Verizon Shares. These risks should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties. Additional risks and uncertainties that are not currently known to Verizon, or those Verizon currently deems to be immaterial, may become material and adversely affect Verizon’s business, operations, condition and/or future performance.

Prospective investors should note that the risks relating to the Verizon Group, its industry and the New Verizon Shares summarised in Part I of this document (“Summary”) are the risks that Verizon believes to be the most essential to an assessment by a prospective investor of whether to consider an investment in the New Verizon Shares. However, as the risks which the Verizon Group faces relate to events and depend on circumstances that may or may not occur in the future, prospective investors should consider not only the information on the key risks summarised in Part I of this document (“Summary”) but also, among other things, the risks and uncertainties described below.

1	Risks relating to the Transaction

The mechanism for determining the number of New Verizon Shares to be issued in the Transaction presents several risks to Vodafone Shareholders.

The exact number of New Verizon Shares to be issued in the Transaction will be equal to $60.15 billion (as reduced by any Cash Election) divided by the Average Trading Price during the Measurement Period, except that the price used to determine the number of New Verizon Shares to be issued will not be less than $47.00 per Verizon Share or more than $51.00 per Verizon Share. Please also refer to the disclosure entitled “Stock consideration” in section 6 (“Transaction consideration”) of Part VI (“Details of the Transaction”) of this document.

The mechanism for determining the number of New Verizon Shares to be issued in the Transaction presents several risks to Vodafone Shareholders:

•

First, because the number of New Verizon Shares to be issued depends on the Average Trading Price during the Measurement Period, Vodafone Shareholders cannot currently determine the exact number of New Verizon Shares to be issued in the Transaction. Such number may be lower than the number of New Verizon Shares that would have been issued if Completion had occurred on the date of this document, subject to a minimum of approximately 1.18 billion New Verizon Shares as established by the stock consideration collar mechanism. In that event, Vodafone Shareholders would own a proportionately smaller interest in Verizon following Completion than they would have if Completion had occurred on the date of this document.

•

Second, because the stock consideration collar mechanism puts a lower limit of $47.00 on the price used to determine the number of New Verizon Shares to be issued by Verizon, the aggregate value of such New Verizon Shares based on the Average Trading Price will be less than $60.15 billion if the Average Trading Price is less than $47.00.

•

Finally, the New Verizon Shares received by Vodafone Shareholders may have a per share trading price at Completion that is less than the value of such New Verizon Shares determined by the mechanism used to determine the number of New Verizon Shares to be issued, which depends on the Average Trading Price during the Measurement Period.

Sales of Verizon Shares before and after Completion may cause the market price of Verizon Shares to fall.

As at 6 December 2013 (being the latest practicable date prior to the publication of this document), Verizon had approximately 2.86 billion Verizon Shares in issue. Verizon will issue up to approximately 1.28 billion New Verizon Shares in connection with the Transaction, based on the stock consideration collar mechanism. The issuance of these New Verizon Shares could have the effect of depressing the market price for Verizon Shares.

In addition, many Vodafone Shareholders are already Verizon Shareholders and those Verizon Shareholders may decide not to hold the New Verizon Shares they will receive in the Transaction. Other Vodafone Shareholders, such as funds with geographic limitations on their permitted investments, may be required to sell the New Verizon Shares that they receive in the Transaction. Such sales of New Verizon Shares could have the effect of depressing the market price for Verizon Shares.

The failure to complete the Transaction within the anticipated timeframe, or to realise the expected benefits of the Transaction, could negatively affect the price of Verizon Shares and the future business and financial results of the Verizon Group.

The Transaction, which is expected to occur during the first quarter of 2014, is subject to the satisfaction or waiver of certain conditions, many of which are beyond the control of Verizon or Vodafone, including, among others, regulatory approvals and approvals by the Verizon Shareholders and the Vodafone Shareholders. Please also refer to section 14 (“Conditions to Completion”) of Part VI (“Details of the Transaction”) of this document. Any delay to Completion could reduce the expected benefits of the Transaction and adversely affect the Verizon Group’s results of operations. Moreover, there can be no assurance that Verizon will realise the benefits which it seeks to achieve from the Transaction.

If the Transaction is completed on or after 1 May 2014 for any reason other than as a result of Vodafone’s or Seller’s breach of the Stock Purchase Agreement, the purchase price will be increased by $10 million in cash for each day from and including 1 May 2014 through to and including the date of Completion. Please also refer to the disclosure entitled “Cash consideration” in section 6 (“Transaction consideration”) of Part VI (“Details of the Transaction”) of this document.

Verizon’s debt has increased significantly, may increase further in connection with the financing of the Transaction and could increase further if Verizon incurs additional debt in the future and does not retire existing debt.

As at 30 June 2013, Verizon had approximately $49.8 billion of outstanding indebtedness, as well as approximately $6.1 billion of unused borrowing capacity under its existing credit facility. Since that date, Verizon has issued the New Notes in an aggregate principal amount of $49.0 billion and entered into a 364-day revolving credit agreement that provides an additional $2 billion of unused borrowing capacity subject to the satisfaction of certain conditions, including the consummation of the Transaction and the entry into the Term Loan Agreement pursuant to which Verizon may incur up to $12.0 billion of additional indebtedness to finance the cash consideration. Please also refer to Part VII (“Financing of the Transaction”) of this document. Moreover, as part of the Transaction, Verizon is indirectly acquiring Vodafone Americas Inc., the entity that issued the mandatorily redeemable preferred stock with an aggregate face value of $1.65 billion (the “VAI Preferred Stock”), and is issuing the Verizon Notes in an aggregate principal amount of $5.0 billion. Verizon’s debt level and related debt service obligations could have negative consequences, including:

•

requiring Verizon to dedicate significant cash flow from operations to the payment of principal, interest and other amounts payable on its debt and the VAI Preferred Stock, which would reduce the funds Verizon has available for other purposes, such as working capital, capital expenditures and acquisitions;

•

making it more difficult or expensive for Verizon to obtain any necessary future financing for working capital, capital expenditures, debt service requirements, debt refinancing, acquisitions or other purposes;

•	reducing Verizon’s flexibility in planning for or reacting to changes in its industry and market conditions;

•	making Verizon more vulnerable in the event of a downturn in its business; and

•	exposing Verizon to increased interest rate risk given that a portion of its debt obligations are at variable interest rates.

Verizon has incurred and will incur significant costs relating directly and indirectly to the Transaction.

Verizon expects to incur a number of non-recurring costs in connection with the Transaction, including financing costs and legal, banking, accounting and other professional fees. Although Verizon expects that the benefits of the Transaction will offset these costs over time, these net benefits may not be achieved in the near term or at all.

While the Transaction is pending, Verizon will be subject to contractual limitations that could adversely affect its business.

The Stock Purchase Agreement restricts Verizon from taking certain specified actions while the Transaction is pending without Vodafone’s consent. These restrictions may prevent Verizon from pursuing otherwise attractive business opportunities and making other changes to its business prior to Completion or termination of the Stock Purchase Agreement. Please also refer to the disclosure entitled “Conduct of businesses prior to Completion” in section 13 (“Covenants and agreements”) of Part VI (“Details of the Transaction”) of this document.

There can be no assurance that the Transaction will be implemented by way of the Vodafone Scheme rather than as the Share Purchase.

Under the Stock Purchase Agreement, the parties have agreed to seek to implement the Transaction by way of the Vodafone Scheme. If, however, specified completion conditions relating to the Vodafone Scheme are not satisfied or waived, or if the Vodafone Scheme lapses in accordance with its terms or is withdrawn, the parties will seek to implement the Transaction as the Share Purchase. For example, because the Vodafone Scheme requires approval from the holders of 75% of the Vodafone Shares voting on the Vodafone Scheme and a majority in number of the holders of Vodafone Shares voting on the Vodafone Scheme, while the Vodafone Sale Resolution only requires approval from the holders of a majority of the Vodafone Shares voting on the relevant resolution to be proposed at the Vodafone General Meeting, it is possible that Vodafone Shareholders could approve the Transaction as the Share Purchase but not as the Vodafone Scheme. In that case, the Transaction would be completed as the Share Purchase rather than by way of the Vodafone Scheme, subject to the satisfaction or waiver of the other conditions to the Share Purchase. The Vodafone Circular states that the tax treatment of certain Vodafone Shareholders in respect of the issue of the New Verizon Shares in circumstances where the Transaction cannot be implemented pursuant to the Vodafone Scheme could (depending on their individual circumstances) differ from their tax treatment in respect of the issue of the New Verizon Shares pursuant to the Vodafone Scheme.

2	Risks relating to the Verizon Group’s business

Adverse conditions in the U.S. and international economies could impact the Verizon Group’s results of operations.

Unfavourable economic conditions, such as a recession or economic slowdown in the United States or elsewhere, could negatively affect the affordability of and demand for some of the Verizon Group’s products and services. In difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of the Verizon Group’s products, electing to use fewer higher margin services or obtaining lower-cost products and services offered by other companies. Similarly, under these conditions, the business customers that the Verizon Group serves may delay purchasing decisions, delay full implementation of service offerings or reduce their use of services. In addition, adverse economic conditions may lead to an increased number of the Verizon Group’s consumer and business customers being unable to pay for services. If these events were to occur, it could have a material adverse effect on the Verizon Group’s results of operations.

The Verizon Group faces significant competition that may reduce its profits.

The Verizon Group faces significant competition in its industry. The rapid development of new technologies, services and products has eliminated many of the traditional distinctions between wireless, cable, Internet, and local and long distance communication services, and has brought new competitors to the Verizon Group’s markets, including other telephone companies, cable companies, wireless service providers, satellite providers, application and device providers, electric utilities, and providers of VoIP services. While these changes have enabled the Verizon Group to offer new types of services, they have also allowed other service providers to broaden the scope of their own competitive offerings. The Verizon Group’s ability to compete effectively will depend on, among other things, its network quality, capacity and coverage, the pricing of its services and equipment, the quality of its customer service, its development of new and enhanced products and services, the reach and quality of its sales and distribution channels and its capital resources. It will also depend on how successfully the Verizon Group anticipates and responds to various factors affecting its industry, including new technologies and business models, changes in consumer preferences and demand for existing services, demographic trends and economic conditions. If the Verizon Group is not able to respond successfully to these competitive challenges, it could experience reduced profits.

If the Verizon Group is not able to adapt to changes in technology and address changing consumer demand on a timely basis, it may experience a decline in the demand for its services, be unable to implement its business strategy and experience reduced profits.

The Verizon Group’s industry is experiencing rapid change as new technologies are developed that offer consumers an array of choices for their communications needs. In order to grow and remain competitive, the Verizon Group will need to adapt to future changes in technology, enhance its existing offerings and introduce new offerings to address its customers’ changing demands. If the Verizon Group is unable to meet future challenges from competing technologies on a timely basis or at an acceptable cost, it could lose customers to its competitors. The Verizon Group may not be able to predict accurately technological trends or the success of new services in the market. In addition, there could be legal or regulatory restraints on the Verizon Group’s introduction of new services. If the Verizon Group’s services fail to gain acceptance in the marketplace, or if costs associated with implementation and completion of the introduction of these services materially increase, the Verizon Group’s ability to retain and attract customers could be adversely affected.

In addition to introducing new technologies and offerings, the Verizon Group must phase out outdated and unprofitable technologies and services. If the Verizon Group is unable to do so on a cost-effective basis, the Verizon Group could experience reduced profits. In addition, there could be legal or regulatory restraints on the Verizon Group’s ability to phase out current services.

The Verizon Group depends on key suppliers and vendors to provide equipment that it needs to operate its business.

The Verizon Group depends on various key suppliers and vendors to provide it, directly or through other suppliers, with equipment and services, such as switch and network equipment and handsets, which it needs in order to operate its business and provide products to its customers. For example, the Verizon Group’s handset and other device suppliers often rely on one vendor for the manufacture and supply of critical components, such as chipsets, used in their devices. If these suppliers or vendors fail to provide equipment or service on a timely basis or fail to meet the Verizon Group’s performance expectations, the Verizon Group may be unable to provide products and services as and when requested by its customers. The Verizon Group may also be unable to continue to maintain or upgrade its networks. Because of the costs and time lags that can be associated with transitioning from one supplier to another, the Verizon Group’s business could be substantially disrupted if it were required to, or chose to, replace the products or services of one or more major suppliers with products or services from another source, especially if the replacement became necessary on short notice. Any such disruption could increase the Verizon Group’s costs, decrease its operating efficiencies and have a material adverse effect on its business, results of operations and financial condition.

The suppliers and vendors on which the Verizon Group relies may also be subject to litigation with respect to technology on which it depends, including litigation involving claims of patent infringement. Such claims have been growing rapidly in the communications industry. The Verizon Group is unable to predict whether its business will be affected by any such litigation. The Verizon Group expects its dependence on key suppliers to continue as it develops and introduces more advanced generations of technology.

Changes in the regulatory framework under which the Verizon Group operates could adversely affect its business prospects or results of operations.

The Verizon Group’s domestic operations are subject to regulation by the FCC and other federal, state and local agencies, and its international operations are regulated by various foreign governments and international bodies. These regulatory regimes frequently restrict or impose conditions on its ability to operate in designated areas and to provide specified products or services. The Verizon Group is frequently required to maintain licences for its operations and conduct its operations in accordance with prescribed standards. It is often involved in regulatory and other governmental proceedings related to the application of these requirements. It is impossible to predict with any certainty the outcome of pending federal and state regulatory proceedings relating to the Verizon Group’s operations, or the reviews by federal or state courts of regulatory rulings. Without relief, existing laws and regulations may inhibit the Verizon Group’s ability to expand its business and introduce new products and services. Similarly, the Verizon Group cannot guarantee that it will be successful in obtaining the licences needed to carry out its business plan or in maintaining its existing licences. For example, the FCC grants wireless licences for terms generally lasting 10 years, subject to renewal. The loss of, or a material limitation on, certain of the Verizon Group’s licences could have a material adverse effect on its business, results of operations and financial condition.

New laws or regulations or changes to the existing regulatory framework at the federal, state and local, or international, level could restrict the ways in which the Verizon Group manages its wireline and wireless networks, impose additional costs, impair revenue opportunities, and potentially impede its ability to provide services in a manner that would be attractive to the Verizon Group and its customers. For example, the development of new technologies, such as intellectual property-based services, VoIP and/or super high-speed broadband and video, could be subject to conflicting regulation by the FCC and/or various state and local authorities, which could significantly increase the cost of implementing and introducing new services.

As another example, the Verizon Group holds certain wireless licences that require it to comply with so-called “open access” FCC regulations, which generally require licensees of particular spectrum to allow customers to use devices and applications of their choice. In addition, the Verizon Group’s broadband Internet access services are subject to so-called “network neutrality” rules, which are subject to a pending appeal, imposed by the FCC. These rules limit the ways that a broadband Internet access service provider can manage its network and the services it can provide over the network. The scope of both the “open access” and “net neutrality” rules are not fully defined. The further regulation of broadband, wireless and other of the Verizon Group’s activities, and any related court decisions, could restrict its ability to compete in the marketplace and limit the return it can expect to achieve on past and future investments in its networks.

Cyber attacks or other breaches of network or IT security could have an adverse effect on the Verizon Group’s business.

Cyber attacks or other breaches of network or IT security may cause equipment failures or disruptions to the Verizon Group’s operations. The Verizon Group’s inability to operate its wireline or wireless networks as a result of such events, even for a limited period of time, may result in significant expenses and/or loss of market share to other communications providers. In addition, the potential liabilities associated with these events could exceed the insurance coverage the Verizon Group maintains. Cyber attacks, which include the use of malware, computer viruses and other means of disruption or unauthorised access, on companies, including Verizon, have increased in frequency, scope and potential harm in recent years. While, to date, the Verizon Group has not been subject to cyber attacks or other cyber incidents which, individually or in the aggregate, have been material to its operations or financial condition, the preventive actions the Verizon Group takes to reduce the risk of cyber incidents and protect its IT and networks may be insufficient to repel a major cyber attack in the future. The costs associated with a major cyber attack on the Verizon Group could include expensive incentives offered to existing customers and business partners to retain their business, increased expenditures on cyber security measures, lost revenues from business interruption, litigation and damage to the Verizon Group’s reputation. Further, certain of the Verizon Group’s businesses, including the provisioning of security solutions and infrastructure and cloud services to business customers, could be negatively affected if its ability to protect its own networks is called into question as a result of a cyber attack. In addition, if the Verizon Group fails to prevent the theft of valuable information such as financial data, sensitive information about the Verizon Group and intellectual property, or if the Verizon Group fails to protect the privacy of customer and employee confidential data against breaches of network or IT security, it could result in damage to the Verizon Group’s reputation, which could adversely impact customer and investor confidence. Any of these occurrences could result in a material adverse effect on the Verizon Group’s results of operations and financial condition.

Natural disasters, terrorist acts or acts of war could cause damage to the Verizon Group’s infrastructure and result in significant disruptions to its operations.

The Verizon Group’s business operations are subject to interruption by natural disasters, power outages, terrorist attacks, other hostile acts and events beyond its control. Such events could cause significant damage to the Verizon Group’s infrastructure upon which its business operations rely, resulting in degradation or disruption of service to its customers. While the Verizon Group maintains insurance coverage for some of these events, the potential liabilities associated with these events could exceed the insurance coverage the Verizon Group maintains. The Verizon Group’s system redundancy may be ineffective or inadequate, and its disaster recovery planning may not be sufficient for all eventualities. These events could also damage the infrastructure of the suppliers that provide the Verizon Group with the equipment and services it needs to operate its business and provide products to its customers. A natural disaster or other event causing significant physical damage could cause the Verizon Group to experience substantial losses resulting in significant recovery time and expenditures to resume operations. In addition, these occurrences could result in lost revenues from business interruption as well as damage to the Verizon Group’s reputation.

Adverse changes in the credit markets could increase the Verizon Group’s borrowing costs and the availability of financing.

The Verizon Group requires a significant amount of capital to operate and grow its business. The Verizon Group funds its capital needs in part through borrowings in the public and private credit markets. Adverse changes in the credit markets, including increases in interest rates, could increase Verizon’s cost of borrowing and/or make it more difficult for it to obtain financing for its operations or refinance existing indebtedness. In addition, the Verizon Group’s borrowing costs can be affected by short and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on the Verizon Group’s performance as measured by customary credit metrics. A decrease in these ratings would likely increase Verizon’s cost of borrowing and/or make it more difficult for Verizon to obtain financing. A severe disruption in the global financial markets could impact some of the financial institutions with which the Verizon Group does business, and such instability could affect Verizon’s access to financing.

Increases in costs for pension benefits and active and retiree healthcare benefits may reduce the Verizon Group’s profitability and increase its funding commitments.

With approximately 167,000 employees and approximately 209,000 retirees as at 1 December 2013 eligible to participate in the Verizon Group’s benefit plans, the costs of pension benefits and active and retiree healthcare benefits have a significant impact on the Verizon Group’s profitability. The Verizon Group’s costs of maintaining these plans, and the future funding requirements for these plans, are affected by several factors, including the continuing implementation of the provisions of the Patient Protection and Affordable Care Act and the Health Care Education Reconciliation Act of 2010, increases in healthcare costs, decreases in investment returns on funds held by the Verizon Group’s pension and other benefit plan trusts and changes in the discount rate used to calculate pension and other post-retirement expenses. If the Verizon Group is unable to limit future increases in the costs of its benefit plans, those costs could reduce its profitability and increase its funding commitments.

A significant portion of the Verizon Group’s workforce is represented by labour unions, and the Verizon Group could incur additional costs or experience work stoppages as a result of the renegotiation of its labour contracts.

As at 1 December 2013, approximately 29% of the Verizon Group’s workforce was represented by labour unions. The Verizon Group is currently engaged in contract negotiations with labour unions representing approximately 3,100 employees of its wireline business, and it will engage in additional negotiations as other labour contracts expire in the future. Depending on the outcome of these negotiations, the Verizon Group could incur additional costs and/or experience lengthy work stoppages, which could adversely affect its business operations, including causing a loss of revenue and strained relationships with customers.

The Verizon Group is subject to a significant amount of litigation, which could require it to pay significant damages or settlements.

The Verizon Group’s business faces a substantial amount of litigation, including, from time to time, patent infringement lawsuits, anti-trust class actions, wage and hour class actions, personal injury claims and lawsuits relating to its advertising, sales, billing and collection practices. In addition, the Verizon Group’s wireless business also faces personal injury and consumer class action lawsuits relating to alleged health effects of wireless phones or radio frequency transmitters, and class action lawsuits that challenge marketing practices and disclosures relating to alleged adverse health effects of handheld wireless phones. The Verizon Group may incur significant expenses in defending these lawsuits. In addition, it may be required to pay significant awards or settlements.

3	Risks relating to the New Verizon Shares

The price of the New Verizon Shares may fluctuate significantly and New Verizon Shareholders could lose all or part of the value of the New Verizon Shares.

Following the Transaction, Vodafone Shareholders will become holders of New Verizon Shares. The market price of the New Verizon Shares could be subject to significant fluctuations due to the market’s response to various facts or events, including any regulatory changes affecting the Verizon Group’s operations, variations in the Verizon Group’s own operating results, business developments of the Verizon Group or those of its competitors, or economic changes. Any of these events could result in a decline in the market price of the New Verizon Shares.

In addition, the New Verizon Shares are valued in U.S. Dollars for the purposes of the Transaction and the sterling-dollar exchange rate fluctuates continuously. Accordingly, the sterling value of the New Verizon Shares which Vodafone Shareholders will receive at Completion may be less (or more) than that as at 6 December 2013 (being the latest practicable date prior to the publication of this document).

There is no guarantee to Verizon Shareholders of the payment of dividends.

Any dividend on the Verizon Shares will be limited by the underlying growth in the Verizon Group’s businesses. The Verizon Group’s dividend policy should not be construed as a dividend forecast and there is no guarantee that the Company will continue to pay dividends at the current rate or at all. As a holding company, the Company’s ability to pay dividends in the future is affected by a number of factors, principally the receipt of sufficient dividends from its subsidiaries and prior payment of fixed obligations. Any change in the tax treatment of dividends or interest received by the Company may reduce the level of yield received by Verizon Shareholders. Under Delaware law, a company can pay cash dividends only out of its surplus or, if there is no such surplus, out of its net profits for the financial year in which the dividend is declared and/or the preceding financial year. Further, the payment of any dividend is at the discretion of the Board of Directors. Any of the foregoing could limit the payment of dividends to the Verizon Shareholders or the amount of such dividends.

Future issuances of Verizon Shares may dilute the holdings of Verizon Shareholders and may depress the price of the Verizon Shares.

The Verizon Shareholders’ ownership in the Company may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that the Company may grant to its directors, officers and employees. Future sales or the availability for sale of substantial numbers of Verizon Shares in the public market could therefore dilute the holdings of Verizon Shareholders, adversely affect the prevailing market price of the Verizon Shares and impair the Verizon Group’s ability to raise capital through future sales of equity securities.

Changes in tax legislation or interpretation of tax legislation could affect the Company’s ability to provide returns to Verizon Shareholders.

Any change in tax legislation or the interpretation of tax legislation could affect the Company’s ability to provide returns to Verizon Shareholders. The current tax law and practice in the United Kingdom and the United States are subject to change and the taxation of an investment in Verizon depends on the individual circumstances of the relevant investor.

Certain provisions in Verizon’s governing documents and Delaware law may prevent or delay an acquisition of Verizon, even if that change may be considered beneficial by some Verizon Shareholders.

The existence of certain provisions in the Certificate of Incorporation and the By-Laws, as well as certain provisions of Delaware law, could discourage, delay or prevent a change in control of Verizon that a Verizon Shareholder may consider favourable. These include provisions in Verizon’s governing documents providing the Board of Directors with the right to issue Verizon Preferred Shares without shareholder approval, limiting the ability of Verizon Shareholders to act by written consent or to call a special meeting, permitting the Board of Directors to fill vacancies on the Board, including those resulting from an enlargement of the Board of Directors, and establishing advance notice requirements for nominations of candidates for election to the Board of Directors or for shareholder proposals. In addition, Verizon is subject to Section 203 of the DGCL, which may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors. Verizon believes that these provisions may protect the Verizon Shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Board of Directors and by providing the Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make the Company immune from takeovers. However, these provisions may apply even if the offer is considered beneficial by some Verizon Shareholders and could delay or prevent an acquisition that the Board of Directors determines is not in the best interests of Verizon and the Verizon Shareholders. Please also refer to section 6 (“Anti-takeover effects of provisions of Delaware law and the Certificate of Incorporation and By-Laws”) of Part XV (“Additional information”) of this document.

There are material differences between the rights of holders of Vodafone Shares, including those represented by Vodafone ADSs, and the rights of holders of Verizon Shares.

Verizon is governed by the laws of the United States, the laws of Delaware, the Certificate of Incorporation and the By-Laws. There will be material differences between the current rights of Vodafone Shareholders as holders of Vodafone Shares, such as rights related to pre-emption, and the rights they can expect as holders of Verizon Shares.

PART III

DIRECTORS, REGISTERED OFFICE, SECRETARY AND ADVISERS

Directors

Lowell C. McAdam (Chairman and Chief Executive Officer)
Shellye Archambeau (elected with effect from 1 December 2013)
Richard L. Carrión
Melanie L. Healey
M. Frances Keeth
Robert W. Lane
Sandra O. Moose
Joseph Neubauer
Donald T. Nicolaisen
Clarence Otis, Jr.
Hugh B. Price
Rodney E. Slater
Kathryn A. Tesija
Gregory D. Wasson

Head Office	Registered Office

140 West Street	The Corporation Trust Company
New York, NY 10007	1209 Orange Street
United States	Wilmington, DE 18901
United States

Legal adviser as to U.S. law	Legal adviser as to English law

Wachtell, Lipton, Rosen & Katz	Macfarlanes LLP
51 West 52nd Street	20 Cursitor Street
New York, NY 10019	London, EC4A 1LT
United States	United Kingdom

Auditor	Reporting Accountant

Ernst & Young LLP	Ernst & Young LLP
5 Times Square	5 Times Square
New York, NY 10036-6530	New York, NY 10036-6530
United States	United States

Transfer Agent	Corporate Secretary

Computershare Trust Company, N.A.	William L. Horton, Jr.
250 Royall Street
Canton, MA 02021
United States

PART IV

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

The dates and times given are indicative only and are based on Verizon’s and Vodafone’s current expectations and may be subject to change (including as a result of changes to court times and the timing of regulatory processes/clearances). This timetable also assumes that the Transaction is implemented by way of the Vodafone Scheme rather than by way of the Share Purchase.

If any of the events, times and/or dates below change, Vodafone and/or Verizon, as appropriate, will announce the revised events, times and/or dates through a Regulatory Information Service.

All times are London times unless “EST” (Eastern Standard Time) is stated.

Event	Time and/or date

Stock Purchase Agreement and Omnitel Share Purchase Agreement signed and Transaction announced	2 September 2013

Vodafone Court Meeting	11.00 a.m. on 28 January 2014

Vodafone General Meeting	11.15 a.m. on 28 January 2014	[1]

Verizon Special Meeting	10.00 a.m. EST on 28 January 2014

The following dates and times are provided by way of indicative guidance only, are subject to change and will depend, among other things, on the date on which the conditions to the Transaction are satisfied or, if capable of waiver, waived and on the date on which the U.K. Court sanctions the Vodafone Scheme and confirms the associated Vodafone Capital Reduction.

Vodafone Distribution Record Time	6.00 p.m. on 20 February 2014

Vodafone First Court Hearing	Morning of 21 February 2014

Issue of the B Shares and the C Shares	Following the First Court Hearing but before the Second Court Hearing

Vodafone Second Court Hearing	Afternoon of 21 February 2014

Completion and Effective Date	21 February 2014

New Verizon Shares issued and listed on the NYSE, NASDAQ and LSE	24 February 2014

Entitlements to New Verizon Shares credited to DTC accounts and registered in the Direct Registration System and official dealings in New Verizon Shares commence on the NYSE and NASDAQ	24 February 2014

Entitlements to Verizon CDIs credited to CREST accounts and the CSN and dealings in Verizon CDIs commence on the LSE	24 February 2014

Statements of Ownership relating to Verizon CDIs sent to relevant Vodafone Shareholders	on or around 4 March 2014

Payments in respect of fractional entitlements credited to relevant accounts or made by cheque	by 10 March 2014

Payments in respect of New Verizon Shares sold on behalf of Vodafone Shareholders resident in, or with a registered address in, a Share Issuance Restricted Jurisdiction credited to relevant accounts or made by cheque by 10 March 2014

[1]	To commence at 11.15 a.m. or, if later, immediately after the conclusion or adjournment of the Vodafone Court Meeting.

PART V

GENERAL INFORMATION

1	Presentation of financial information

The Verizon Group’s consolidated historical financial information, which is incorporated by reference in Part X (“Historical financial information”) of this document, has been prepared in accordance with the requirements of U.S. GAAP. The significant accounting policies of the Verizon Group are set out within Note 1 to the 2012 Annual Report.

2	Consequences of a standard listing

As at the date of this document, Verizon has a standard listing pursuant to Chapter 14 of the Listing Rules. Consequently, application will be made for the New Verizon Shares to be admitted to the Official List pursuant to Chapter 14 of the Listing Rules, which sets out the requirements for standard listings.

As a company with a standard listing, Verizon will not be required to comply with the provisions of, among other things:

•	Chapter 8 of the Listing Rules regarding the appointment of a listing sponsor;

•	Chapter 9 of the Listing Rules regarding continuing obligations;

•	Chapter 10 of the Listing Rules regarding significant transactions;

•	Chapter 11 of the Listing Rules regarding related party transactions;

•	Chapter 12 of the Listing Rules regarding purchases of own shares; and

•	Chapter 13 of the Listing Rules regarding the form and content of shareholder circulars.

3	Non-GAAP financial measures

Parts of this document and the information incorporated by reference into this document contain information regarding certain non-GAAP financial measures.

Verizon’s management provides non-GAAP financial information to enhance the understanding of Verizon’s GAAP financial information, and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies.

4	Interpretation

Unless otherwise stated, references in this document to Verizon Shares “in issue” or to “issued” Verizon Shares exclude the 105,623,493 Verizon Shares held in treasury by Verizon as at 6 December 2013 (being the latest practicable date prior to the publication of this document).

5	Currency presentation

Unless otherwise indicated, all references in this document to:

•	“Euros” are to the lawful currency of the European Union (as adopted by certain EU Member States);

•	“Pounds Sterling”, “sterling” or “£” are to the lawful currency of the United Kingdom; and

•	“U.S. Dollars”, “dollars” or “$” are to the lawful currency of the United States.

6	Roundings

Certain financial data in this document, including financial, statistical and operating information, have been rounded. As a result of this rounding, the totals of data presented in this document may vary slightly from the actual arithmetic totals of such data.

In certain instances, the sum of the numbers in a column or a row in tables contained in this document may not conform exactly to the total figure given for that column or row. Percentages in tables have been rounded and accordingly may not add up to 100%.

7	Timings

All references in this document to times are to London times unless otherwise stated.

8	Forward-looking statements

This document and the documents incorporated by reference into this document contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates”, “believes”, “feels”, “expects”, “estimates”, “seeks”, “strives”, “plans”, “intends”, “outlook”, “forecast”, “position”, “target”, “mission”, “assume”, “achievable”, “potential”, “strategy”, “goal”, “aspiration”, “outcome”, “continue”, “remain”, “maintain”, “trend”, “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may” or similar words or expressions, often identify forward-looking statements.

These forward-looking statements are estimates reflecting the best judgment of Verizon’s senior management based on information known to such senior management as at the date of this document or, with respect to documents (or parts thereof) incorporated by reference into this document, as at the date of the incorporated document (or parts thereof). They do not purport to speak as at any other date. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Many of the factors that will determine actual results are beyond the ability of Verizon to control or to predict.

Important factors that could cause actual results to differ materially from estimates, projections or other expectations contained in the forward-looking statements include:

•	the ability to realise the expected benefits of the Transaction in the timeframe expected or at all;

•	the ability to complete the Transaction in the timeframe expected or at all and the costs that could be required to do so;

•	failure to obtain applicable regulatory or shareholder approvals in a timely manner or at all;

•	failure to satisfy other completion conditions to the Transaction or events giving rise to termination of the Stock Purchase Agreement;

•

an adverse change in the ratings afforded to the Verizon Group’s debt securities by nationally accredited ratings organisations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing;

•	significantly increased levels of indebtedness as a result of the Transaction;

•	changes in tax laws or treaties, or in their interpretation;

•	adverse conditions in the U.S. and international economies;

•	material adverse changes in labour matters, including labour negotiations, and any resulting financial and/or operational impact;

•	material changes in technology or technology substitution;

•	disruption of the Verizon Group’s key suppliers’ provisioning of products or services;

•	changes in the regulatory environment in which the Verizon Group operates, including any increase in restrictions on the ability to operate its networks;

•	breaches of network or IT security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance;

•	the effects of competition in the markets in which the Verizon Group operates;

•

changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

•	significant increases in benefit plan costs or lower investment returns on plan assets;

•	the inability of the Verizon Group to implement its business strategies; and

•	the matters set out in Part II (“Risk factors”) of this document.

Verizon Shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as at the date they were made. Except as required by applicable law, regulation or listing rules

(including, but not limited to, the Listing Rules, Prospectus Rules and DTRs), Verizon undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

9	General

This document describes the Verizon Group and provides general information about the Transaction and Admission. Without prejudice to any obligation of the Company to publish a supplementary prospectus pursuant to section 87G FSMA and paragraph 3.4 of the Prospectus Rules, the publication of this document shall not, under any circumstances, create any implication that there has not been a change in the business or affairs of the Company or of the Verizon Group taken as a whole since the date of this document or that the information contained herein is correct as at any time subsequent to its date.

New Verizon Shareholders should not treat the contents of this document as advice relating to legal, taxation, investment or any other matters. New Verizon Shareholders should inform themselves as to: (i) the legal requirements within their own countries for the acquisition, holding, transfer or other disposal of the New Verizon Shares; (ii) any foreign exchange restrictions applicable to the acquisition, holding, transfer or other disposal of the New Verizon Shares which they might encounter; and (iii) the income and other tax consequences which may apply in their own countries as a result of the ownership, transfer or other disposal of the New Verizon Shares, including the receipt of dividends paid on the New Verizon Shares. New Verizon Shareholders must rely upon their own representatives, including their own legal advisers and accountants, as to legal, taxation, investment or any other related matters concerning the Company and the New Verizon Shares. Statements made in this document are based on the law and practice currently in force in England and Wales and/or the United States, as applicable, and are subject to changes therein.

10	Notice to Vodafone Shareholders and holders of Vodafone ADSs in the EEA

This document is being published only in connection with the admission of the New Verizon Shares to the standard listing segment of the Official List and to trading on the London Stock Exchange’s Main Market for listed securities.

No offer of New Verizon Shares is being or will be made to the public in any EEA Member State and this document has not been filed or registered with, or approved by, any competent or other regulatory authority of an EEA Member State, other than the UKLA. This document does not constitute a public offer or invitation to subscribe for or purchase any shares, debentures or securities in any EEA Member State for the purposes of the Prospectus Directive.

This document is only addressed to the New Verizon Shareholders and may not be forwarded or distributed to any other person and may not be reproduced in any manner whatsoever. Any forwarding, distribution or reproduction of this document, in whole or in part, is unauthorised.

11	Notice to Vodafone Shareholders and holders of Vodafone ADSs in Guernsey

Neither the Guernsey Financial Services Commission nor the States of Guernsey Policy Council take any responsibility for the financial soundness of Verizon or for the correctness of any of the statements made, or opinions expressed, with regard to it.

It should be remembered that the price of securities and the income from them can go down as well as up.

12	Notice to Vodafone Shareholders and holders of Vodafone ADSs in Jersey

Neither the Jersey registrar of companies nor the Jersey Financial Services Commission takes any responsibility for the financial soundness of Verizon or for the correctness of any statements made, or opinions expressed, with regard to it.

It should be remembered that the price of securities and the income from them can go down as well as up.

13	Notice to Vodafone Shareholders and holders of Vodafone ADSs in India

This document and the information contained herein is for informational purposes only and does not constitute an offer to sell, or an invitation to or solicitation of an offer to purchase or participate in, any security or investment.

This document is being made available solely to New Verizon Shareholders. For the purposes of Indian law, this document is not, and should not be construed as, a prospectus or advertisement for a public offering of any security or investment, and may not be photocopied, reproduced or used for any purpose other than in connection with the Share Issuance, or distributed to others at any time.

This document has not been and will not be registered as a prospectus with the registrar of companies in India and the New Verizon Shares will not be issued, directly or indirectly, to the public or any members of the public in India or any other class of investors other than Vodafone Shareholders (not exceeding 49 persons).

This document has not been filed with the Securities and Exchange Board of India or any other governmental authority pursuant to the Foreign Exchange Management Act, 1999, as amended, and the regulations framed thereunder.

The New Verizon Shareholders are not to construe this document or the information contained herein as tax, investment or legal advice.

14	Notice to Vodafone Shareholders and holders of Vodafone ADSs in Kuwait

The New Verizon Shares have not been and will not be registered, authorised, licensed or approved for issue, offering, marketing or sale in the State of Kuwait pursuant to law No. 7 of 2010 and its executive by-law, nor by any other relevant Kuwaiti government agency, and as such shall not be issued, offered or sold in the State of Kuwait, except in compliance with the above law. No private or public offering is being made in the State of Kuwait, and no agreement relating to the sale of such interests in the New Verizon Shares will be concluded in the State of Kuwait. No marketing or solicitation or inducement activities are being used to issue or market the New Verizon Shares in the State of Kuwait. Vodafone Shareholders from the State of Kuwait must realise this restriction, and that the New Verizon Shares and any related materials shall be subject to all applicable foreign laws and rules; therefore, they must not copy or distribute such materials to any other person.

15	Notice to Vodafone Shareholders and holders of Vodafone ADSs in South Africa

South African shareholders are advised that this document has been prepared in accordance with the rules and requirements of the United Kingdom. As no offer to the public (as such term is defined in the South African Companies Act No. 71 of 2008) is being made to South African shareholders to subscribe for and/or acquire shares, no prospectus is required to be prepared and filed in South Africa. This document is distributed to Vodafone Shareholders in South Africa for information purposes only and does not constitute advice.

16	Notice to Vodafone Shareholders and holders of Vodafone ADSs in Switzerland

This document is not an issue prospectus pursuant to article 652a of the Swiss Federal Code of Obligations.

17	Notice to Vodafone Shareholders and holders of Vodafone ADSs in the United Arab Emirates

The issue of the New Verizon Shares has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), the Securities and Commodities Authority of the UAE or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). The issue of the New Verizon Shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Markets Law DIFC Law No. 1 of 2012, Markets Rules and NASDAQ Dubai Rules, accordingly, or otherwise. The New Verizon Shares may not be offered to the public in the UAE and/or any of the free zones.

PART VI

DETAILS OF THE TRANSACTION

The following discussion contains material information about the Transaction and describes the material provisions of the Stock Purchase Agreement but does not describe all of the terms of the Stock Purchase Agreement.

1	General

On 2 September 2013, Vodafone, Verizon and Vodafone 4 Limited (“Seller”) entered into the Stock Purchase Agreement. Pursuant to the terms and subject to the conditions set out in the Stock Purchase Agreement, Verizon will acquire all of the issued and outstanding capital stock of Vodafone Americas Finance 1 Inc. (“Holdco”), which through the Purchased Entities holds Vodafone’s indirect 45% interest in Verizon Wireless, for an aggregate consideration totalling approximately $130 billion. As a result of the Transaction, Verizon will indirectly own 100% of the interests in Verizon Wireless. Vodafone has agreed, prior to Completion, to effect the Reorganisation so that (i) at Completion, the only equity interests held directly or indirectly by Holdco will be equity interests in another Purchased Entity or in Verizon Wireless and (ii) Verizon will not acquire any assets, or assume any liabilities, other than those assets or liabilities it has expressly agreed to acquire or assume (as the case may be).

2	Companies

Verizon Communications Inc.

Verizon, a Delaware corporation incorporated in 1983 as Bell Atlantic, is a holding company that, acting through its subsidiaries, is one of the world’s leading providers of telecommunications services and solutions to individual, business and government customers in the United States and in over 150 countries around the world.

The address of Verizon’s principal executive office is 140 West Street, New York, New York 10007, United States, and its telephone number is +1 (212) 395 1000.

Additional information about Verizon is included in information incorporated by reference into this document.

Vodafone Group Plc

Vodafone, an English public limited company, is one of the world’s largest mobile communications companies by revenue, with approximately 404 million customers around the world in its controlled and jointly controlled markets as at 31 March 2013. Vodafone has equity interests in telecommunications operations in nearly 30 countries and around 50 partner networks worldwide.

The address of Vodafone’s principal executive office is Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom, and its telephone number is +44 (0) 1635 33251.

Vodafone 4 Limited

Seller is an indirect, wholly owned subsidiary of Vodafone. Seller directly holds all of the issued and outstanding capital stock of Holdco and indirectly holds, through other U.S. subsidiaries, Vodafone’s indirect 45% interest in Verizon Wireless.

The address of Seller’s principal executive office is Rivium Quadrant 173, 15th Floor, 2909 LC Capelle aan den Ijssel, The Netherlands, and its telephone number is +31-10-498-77-11.

3	Background to the Transaction

Verizon Wireless was formed in April 2000 as a joint venture between Verizon and Vodafone. Verizon Wireless is generally controlled by Verizon, although decisions involving certain matters require the approval of representatives on the board of representatives of Verizon Wireless designated by both Verizon and Vodafone, and Vodafone has the right to nominate one executive officer of Verizon Wireless. During the course of this joint venture, Verizon has from time to time considered various transactions involving Vodafone, including the acquisition by Verizon of the VZW Stake, a potential combination of Verizon and Vodafone or an acquisition of Vodafone by Verizon, alone or with other parties. In addition, Verizon and Vodafone have from time to time discussed the possibility of various transactions. For example, in 2004, Verizon and Vodafone had advanced discussions regarding a potential acquisition of the VZW Stake in connection with Vodafone’s potential acquisition of another U.S. wireless carrier. Verizon and Vodafone also had preliminary discussions regarding potential transactions on other occasions. None of these discussions resulted in any transaction.

On 2 June 2011, Mr. Lowell C. McAdam, then President and Chief Operating Officer of Verizon and now Chairman and Chief Executive Officer of Verizon, provided an update to the Board of Directors regarding efforts to determine whether a strategic business combination with Vodafone was advisable, including efforts to determine the potential synergies of such a transaction. No conclusions were reached with respect to the attractiveness of such a transaction.

On 1 September 2011, Mr. John W. Diercksen, then Executive Vice President—Strategy, Development and Planning for Verizon, and Mr. Francis J. Shammo, Executive Vice President and Chief Financial Officer of Verizon, provided a strategic update to the Board of Directors regarding various Vodafone transaction options being considered by Verizon management. On 7 September 2011, Verizon entered into non-disclosure agreements with each of Guggenheim Securities, J.P. Morgan and Morgan Stanley in connection with their provision of financial advice to Verizon relating to possible transactions with Vodafone.

At various times in 2011, Verizon and Vodafone held discussions regarding potential transactions, including the potential acquisition by Verizon of the VZW Stake or a potential combination of the two companies. None of these discussions led to any transaction. Effective as at 10 November 2011, Verizon and Vodafone entered into a non-disclosure agreement in connection with these discussions, which had a one-year standstill applicable to both parties. The Board of Directors received updates regarding these potential Vodafone transaction options in late 2011 and early 2012. Similarly, the Vodafone board of directors received updates regarding the various options being considered by Vodafone management throughout this period of time.

On 2 March 2012, the Board of Directors held a meeting at which they again discussed Vodafone transaction options. During this meeting, various aspects of these options were addressed by Verizon’s management and financial and legal advisers. These discussions and reviews, however, did not result in any transaction between Verizon and Vodafone or any proposal by Verizon for any such transaction.

On 6 September 2012 and 6 December 2012, Mr. Diercksen provided additional strategic updates to the Board of Directors regarding potential Vodafone transaction options.

On 24 and 25 January 2013, Mr. McAdam and Mr. Randal S. Milch, Executive Vice President—Public Policy and General Counsel of Verizon, met in London, England with Mr. Vittorio Colao, Chief Executive Officer and Executive Director of Vodafone, and Mr. Gerard Kleisterlee, Chairman of Vodafone. During these meetings, Messrs. McAdam and Milch indicated that Verizon would be interested in discussing a purchase of the VZW Stake for consideration consisting of cash, Verizon Shares and the Omnitel Interest, with an aggregate value of $95 billion. In response, Messrs. Colao and Kleisterlee indicated their belief that $95 billion represented inadequate consideration for the VZW Stake, but did not propose any counteroffer for such a transaction. At these meetings and on other occasions, Mr. Colao also suggested that Verizon consider a possible merger of Verizon and Vodafone. Following these meetings, Verizon continued to consider and discuss various transaction options involving Vodafone, including a possible merger with, or acquisition of, Vodafone.

On 6 February 2013, Mr. McAdam discussed with members of the Board of Directors the most recent discussions with Vodafone. On 7 February 2013, Mr. Diercksen provided strategic updates to the Board of Directors regarding possible Vodafone transaction options and described the most recent discussions with Vodafone.

On 19 February 2013, Messrs. McAdam and Colao met in New York, New York and again discussed possible transactions, although no proposals were made at this time.

On 2 March 2013, during a telephone conversation with Mr. Colao, Mr. McAdam again stated that Verizon was prepared to propose an acquisition of the VZW Stake for $95 billion. Mr. Colao indicated that Vodafone would not be receptive to selling the VZW Stake at this price, but did not propose any counteroffer for such a transaction. Thereafter, representatives of Verizon further considered various transaction alternatives with respect to Vodafone, including a possible merger with, or acquisition of, Vodafone.

On 7 March 2013, Mr. McAdam updated members of the Board of Directors with respect to possible Vodafone transaction options. The Board of Directors discussed these options in executive session on 8 March 2013. Following this meeting, Verizon engaged Wachtell Lipton and Macfarlanes as legal counsel in connection with a potential transaction with Vodafone.

On 18 March 2013, Messrs. McAdam and Colao had further discussions by telephone with respect to various transaction options.

On 2 April 2013, a Financial Times blog post cited unnamed sources for a report that Verizon was working with a third party on a joint bid for Vodafone. In response to a request for a public statement from the Panel on Takeovers and Mergers of the United Kingdom, Verizon issued on that date an announcement stating: “As Verizon has said many times, it would be a willing purchaser of the 45% stake that Vodafone holds in Verizon Wireless. It does not, however, currently have any intention to merge with or make an offer for Vodafone, whether alone or in conjunction with others.” Also on that date, Mr. Colao and Mr. McAdam had a telephone conversation to discuss Verizon’s announcement.

On 16 April 2013, Mr. McAdam met with Mr. Kleisterlee, and on 18 April 2013, Mr. McAdam met with Mr. Colao, to discuss Verizon’s continued interest in purchasing the VZW Stake.

On 1 and 2 May 2013, the Board of Directors held a meeting at which they discussed options for strengthening Verizon’s prospects for future growth. During this meeting, the Directors discussed the strategy and rationale for the potential acquisition of the VZW Stake, as well as potential alternative transactions with Vodafone. The Board of Directors also discussed alternative strategies for achieving the Company’s business objectives.

On 9 May 2013, Mr. McAdam and Mr. Colao again met and discussed various options for a transaction between Verizon and Vodafone. Mr. McAdam reiterated Verizon’s interest in the potential acquisition of the VZW Stake.

On or around 10 May 2013, Verizon provided a non-disclosure agreement to PJT Capital LLC, of which Mr. Paul J. Taubman is the principal, in connection with Mr. Taubman’s provision of financial advice to Verizon relating to Verizon’s consideration of a possible transaction with Vodafone. Mr. Taubman had previously advised Verizon on Vodafone transaction options when he was employed by Morgan Stanley.

On 6 June 2013, at a meeting of the Board of Directors, the Board reviewed a number of options relating to Vodafone and Verizon Wireless with Verizon’s management and financial and legal advisers, including an increased offer for the VZW Stake or a continuation of the status quo with the possibility of a renewed offer for the stake, or an offer for all of Vodafone, at some future date. At this meeting, the Board authorised management to make a formal offer to Vodafone to acquire the VZW Stake for aggregate consideration of $120 billion.

On 10 June 2013, during a meeting in Amsterdam, the Netherlands, Messrs. McAdam and Milch conveyed to Messrs. Kleisterlee and Colao a proposal by Verizon to acquire the VZW Stake for $120 billion, consisting of at least $60 billion in cash; Verizon Shares that would be delivered to the Vodafone Shareholders and/or a Verizon security to be mutually agreed between Verizon and Vodafone; and the Omnitel Interest. The Vodafone representatives stated that they would review this proposal with the Vodafone board of directors and provide a response within 10 days.

On 19 June 2013, after the review of Verizon’s proposal by the Vodafone board of directors, Vodafone sent a letter to Verizon proposing a purchase price for the VZW Stake that would result in net proceeds of $135 billion (after any taxes payable by Vodafone as a result of the transaction), plus an adjustment for the difference between Verizon Wireless net debt at completion and $10 billion, and ascribing a valuation of $3 billion to the Omnitel Interest. In the letter, Vodafone indicated that it wished the consideration to be paid entirely in cash.

On 21 June 2013, Verizon sent a letter to the Vodafone board of directors conveying in writing the proposal made to Messrs. Kleisterlee and Colao in Amsterdam on 10 June 2013. Also on 21 June 2013, members of Verizon’s management updated the Board of Directors on the status of discussions with Vodafone, as well as financing considerations in connection with a potential transaction.

On 24 June 2013, Vodafone sent a letter to Verizon reiterating the position taken in its 19 June 2013 letter.

On 2 July 2013, members of Verizon’s management updated the Board of Directors on financing considerations relating to the transaction and on the status of discussions with Vodafone.

On 9 July 2013, Messrs. Diercksen and Milch, together with Mr. Taubman and representatives of Guggenheim Securities and Wachtell Lipton, met in Amsterdam with Mr. Warren Finegold, Group Strategy and Business Development Director of Vodafone, Mr. Pierre Klotz, Group Mergers and Acquisition Director of Vodafone, Ms. Rosemary Martin, Group General Counsel and Company Secretary of Vodafone, representatives of Goldman Sachs and UBS, financial advisers to Vodafone, and a representative of Slaughter and May, legal counsel to Vodafone. During this meeting, the participants discussed Verizon’s and Vodafone’s respective positions regarding the terms of a potential sale of the VZW Stake. The Vodafone representatives reiterated Vodafone’s previously indicated proposed net purchase price of $135 billion, which they estimated would result in a total purchase price of $140 billion, as compared to Verizon’s proposed purchase price of $120 billion, and requested a further upward purchase price adjustment that would provide Vodafone with a share of the cash flows generated by Verizon Wireless for the period from signing of the definitive agreement until completion. The participants in the meeting also discussed the possibility that a portion of the consideration may be composed of Verizon notes or other securities to be issued to Vodafone, and discussed other elements of a possible transaction, including the financing and transaction structure. In response to Vodafone’s request that Verizon obtain financing for the cash portion of the purchase price on a U.K.-style “certain funds” basis (i.e., with the financing being “unconditionally available”), the Verizon representatives stated that Verizon would be seeking financing in the U.S. debt markets and would attempt to obtain the best possible terms, but there was no assurance that it could obtain financing on a “certain funds” basis. The Vodafone representatives also indicated that they wished to structure the transaction as a scheme of arrangement in order to allow Vodafone Shareholders to elect the manner in which their receipt of Verizon Shares in the transaction would be treated for U.K. tax purposes.

On 16 July 2013, members of Verizon’s management updated the Board of Directors on the status of discussions with Vodafone, as well as financing considerations in connection with the transaction.

On 17 July 2013, Verizon sent a letter to Vodafone with a revised proposal for the acquisition of the VZW Stake for total consideration of $125.35 billion, consisting of $60 billion in cash (subject to increase at Verizon’s option); $60 billion in Verizon Shares subject to a 5% symmetrical fixed value collar around a base share price to be mutually agreed (and subject to decrease if the cash consideration were increased); up to $10 billion in a 10-year note (which would reduce the amount of Verizon Shares); the Omnitel Interest, valued at $4 billion; and an additional $1.35 billion in cash, representing Vodafone’s 45% share of a $3 billion distribution that was included in Verizon Wireless’ business plan for 2013. The letter also set out other proposed terms and conditions, including that the transaction would be structured as an acquisition of Holdco, after all assets and liabilities other than the VZW Stake had been removed; that Vodafone would indemnify Verizon for any unrelated liabilities remaining in Holdco; and that each party would be responsible for its own tax liabilities.

On 23 July 2013, Vodafone sent a letter that proposed consideration of $135 billion for the VZW Stake, consisting of at least $60 billion in cash; $10 billion in Verizon notes; Verizon Shares with a value of $62 billion, subject to a 10% symmetrical fixed value collar; and a valuation of the Omnitel Interest of $3 billion. The letter also proposed payment of an additional pro rata $560 million monthly cash adjustment to reflect Verizon Wireless’ cash flow from 30 June 2013 through to completion, plus pro rata proceeds from spectrum licence transactions announced in January 2013, as well as other potential purchase price adjustments. The letter also set out other proposed terms and conditions, including that Vodafone would indemnify Verizon for certain liabilities relating to the internal reorganisation of Holdco, that Vodafone had been advised that U.K.-style “certain funds” were currently available in the U.S. market and that, if the financing could not be obtained on this basis, Vodafone would require an appropriate termination fee in the event the financing was unavailable prior to completion.

On 30 July 2013, members of Verizon’s management updated the Board of Directors on the status of discussions with Vodafone.

On 31 July, 2013, Messrs. McAdam and Colao met in San Francisco, California, to discuss price and the principal terms of a purchase by Verizon of the VZW Stake. Mr. McAdam proposed an all-in price of $130 billion as Verizon’s “best and final” offer. Mr. Colao indicated that he would review the proposal with Vodafone’s board of directors.

Throughout the course of these discussions, the Vodafone board of directors held several meetings, together with its senior management team and advisers, to review and consider the various proposals and discussions between Verizon and Vodafone. Also during this period, Vodafone conducted due diligence with respect to Verizon based on publicly available information.

On 2 August 2013, Mr. Colao contacted Mr. McAdam and indicated that Vodafone would be willing to accept the purchase price of $130 billion if the parties’ negotiating teams could reach an equitable resolution of other material transaction terms. Messrs. McAdam and Colao agreed to instruct their respective teams to seek to negotiate the other material terms and conditions of a transaction on that basis.

On 6 August 2013, members of Verizon’s management updated the Board of Directors on the status of discussions with Vodafone, including the meeting on 31 July and Vodafone’s communication on 2 August.

On 6 and 7 August 2013, Simpson Thacher, legal counsel to Vodafone, and Wachtell Lipton exchanged forms of draft agreements for the Transaction. On 9 August 2013, representatives of Verizon and Vodafone and their respective legal counsel participated in a discussion regarding the terms of the agreements for the Transaction. The participants on the call included William L. Horton, Jr., Senior Vice President, Deputy General Counsel and Corporate Secretary of Verizon, Jackson Goodwin Bennett, Senior Vice President and Deputy General Counsel of Verizon, representatives of Wachtell Lipton and Macfarlanes, Ms. Helen Lamprell, Group Legal Director Corporate and Commercial of Vodafone, and representatives of Simpson Thacher and Slaughter and May. The parties discussed, among other things, Vodafone’s request that Verizon’s financing be on a “certain funds” basis, with Vodafone having the right to compel specific performance of the agreement even if Verizon’s financing were to be unavailable; Verizon’s request that, if the Transaction could not be completed by way of scheme of arrangement (for example, due to the failure to reach the higher Vodafone shareholder vote thresholds required for a scheme), but could be completed by way of a purchase of the shares of Holdco, the Transaction would proceed as a share purchase; the ability of each party’s board of directors to change its recommendation in respect of the Transaction; termination fee and expense reimbursement provisions; the scope of the Vodafone material adverse financial effect termination right requested by Vodafone; and the completion conditions and scope of post-completion indemnities. The participants also noted certain business issues that remained open, including Vodafone’s request for a monthly cash adjustment in the event completion did not occur by 31 December 2013; whether the consideration would include Verizon notes; the terms of the stock consideration collar and measurement period used for determining the number of Verizon Shares to be issued; the valuation of the Omnitel Interest; and other possible components of, or adjustments to, the purchase price.

On 12 August 2013, Verizon began discussions with J.P. Morgan and Morgan Stanley on the terms of a bridge credit facility to provide up to $61 billion to finance a portion of the consideration to be paid to Vodafone if a stock purchase agreement were to be signed by the parties.

On 13 August 2013, Messrs. Diercksen, Horton, Bennett and Finegold, as well as Mr. Taubman, representatives of Guggenheim Securities, Wachtell Lipton and Macfarlanes, and representatives of Goldman Sachs, UBS, Simpson Thacher and Slaughter and May, participated in a conference call regarding the principal open business issues. During this call, the Verizon representatives indicated that Verizon would be open to including Verizon notes in the consideration, but at an amount less than $10 billion and on terms that Verizon believed would not affect its ability to obtain committed financing for the cash portion of the consideration, and that Verizon also would consider some purchase price adjustment from cash flow generated by Verizon Wireless, but only beginning at a date substantially later than 31 December 2013.

On 15 August 2013, Verizon indicated to Vodafone that Verizon believed it was important to be able to access the debt markets in early September in connection with the financing of the proposed transaction and that, accordingly, Verizon believed it was essential for the parties to resolve open issues and execute the Stock Purchase Agreement no later than 2 September 2013.

On 16 August 2013, representatives of Wachtell Lipton and Simpson Thacher participated in a conference call regarding the open legal issues. The issues discussed included Verizon’s request that, if the Transaction could not be completed by way of scheme of arrangement, but could be completed by way of a purchase of the shares of Holdco, the Transaction would proceed as a share purchase; the ability of each party’s board of directors to change its recommendation in respect of the Transaction; and the scope of post-completion indemnities. In addition, that same day, Simpson Thacher delivered a draft of the Omnitel Share Purchase Agreement to Wachtell Lipton.

On 20 August 2013, the Board of Directors had a call to discuss the status of negotiations with Vodafone and financing considerations in connection with the Transaction. That same day, representatives of Verizon and Vodafone met at Wachtell Lipton’s offices in New York, New York. Present at this meeting were Messrs. Diercksen, Horton and Bennett, Mr. John Fitzgerald, a Vice President of Verizon, Mr. Taubman, representatives of Guggenheim Securities, Wachtell Lipton and Macfarlanes, Mr. Finegold, Mses. Martin and Lamprell and representatives of Goldman Sachs, UBS, Simpson Thacher and Slaughter and May. During this meeting, the participants discussed and agreed on the value of certain additional consideration (approximately $2.5 billion), including certain liabilities of Vodafone that would effectively be assumed by Verizon relating to Vodafone’s U.S. group; that, if the Transaction could not be completed by way of a scheme of arrangement, but could be completed by way of a purchase by Verizon of the shares of Holdco, the Transaction would proceed as such a share purchase; and that the Transaction would not be conditional on Verizon shareholder approval of an amendment to its Certificate of Incorporation increasing the number of authorised Verizon Shares. During this meeting, the Vodafone representatives requested that, in the event of a termination by Vodafone as a result of a change in recommendation by the Board of Directors, Verizon would pay a termination fee of 3% of the value of Vodafone, and Verizon Wireless would also adopt a policy providing for regular distributions to Vodafone and Verizon. The Verizon representatives did not agree to this request. The participants in this meeting also discussed the upper and lower limits of the stock consideration collar, particularly in light of the decline in the trading price of the Verizon Shares since the beginning of August.

Following the meeting on 20 August 2013, Verizon and Vodafone and their respective financial and legal advisers continued to discuss the terms of the potential transaction, and Wachtell Lipton and Simpson Thacher exchanged drafts of the Stock Purchase Agreement and ancillary documents reflecting the parties’ respective positions. Over the course of these discussions, the parties agreed on various matters, including the period during which the Average Trading Price would be measured for purposes of determining the number of Verizon Shares issuable as part of the transaction consideration (20 trading days ending three business days prior to Completion), and the scope of Vodafone’s payment obligations in the event it exercised its termination right as a result of a Vodafone Material Adverse Financial Effect (a termination fee of $1.55 billion).

On 27 August 2013, Wachtell Lipton provided Simpson Thacher with a draft of the Bridge Credit Agreement that Verizon had been negotiating with its financing sources.

During August 2013, Vodafone continued conducting due diligence with respect to Verizon and, on 26 and 27 August 2013, members of Verizon’s management made various due diligence presentations on Verizon to members of Vodafone’s management and its advisers.

On 28 August 2013, Messrs. Diercksen and Taubman and representatives of Guggenheim Securities held a discussion with Mr. Finegold and representatives of Goldman Sachs and UBS regarding the open business issues. During this discussion, the parties reached an understanding that Verizon would issue to Vodafone $5 billion of notes on mutually satisfactory terms as part of the transaction consideration. The parties also discussed that Verizon would be obligated to pay a termination fee of 3% of the value of Vodafone in the event of a termination by Vodafone as a result of a change in recommendation by the Board of Directors and that there would be a purchase price adjustment that would begin to accrue on 1 May 2014, if Completion had not occurred by that date, in an amount of $10 million per day. Following these discussions, the Vodafone board of directors held a meeting to review in full the proposed transaction, based on the then current terms and conditions. In addition, the board of directors of Seller, which had been meeting regularly throughout the period from June through to August 2013, held a further meeting on 28 August 2013 to review in full the proposed transaction, based on the then current terms and conditions.

After the close of trading in the U.S. on 28 August 2013, the Wall Street Journal published a report that Verizon and Vodafone were in discussions with respect to a potential acquisition of the VZW Stake. The next day, before the opening of trading in the U.K., Vodafone released a statement that it was in discussions with Verizon regarding the possible disposal of Vodafone’s U.S. group whose principal asset is its 45% interest in Verizon Wireless, though there was no certainty that an agreement would be reached.

On 30 August 2013, the Board of Directors held a meeting for a full review of the proposed transaction, based on the terms of the then current draft of the Stock Purchase Agreement. Members of senior management of Verizon discussed the proposed transaction with the Board members, including the strategic rationale for the Transaction, the economic terms, the proposed financing and the potential impact on Verizon. Representatives of Guggenheim Securities and Mr. Taubman, as well as representatives of J.P. Morgan and Morgan Stanley, discussed the financial terms of the proposed transaction; representatives of J.P. Morgan and Morgan Stanley rendered their preliminary views with respect to the fairness, from a financial point of view, to Verizon of the consideration to be paid in the proposed transaction; and Mr. Milch, as well as representatives of Wachtell Lipton and Macfarlanes, discussed the proposed Stock Purchase Agreement and other legal issues. The Board agreed to reconvene on 2 September 2013 to consider final approval of the Transaction assuming the remaining open issues were resolved and a final Stock Purchase Agreement was ready to be executed at that time.

On 31 August 2013, representatives of Verizon and Vodafone and their respective legal counsel participated in several discussions regarding the terms of the Stock Purchase Agreement. The participants in these discussions included Messrs. Horton and Bennett, representatives of Wachtell Lipton and Macfarlanes, Ms. Lamprell and representatives of Simpson Thacher and Slaughter and May. The parties discussed, among other things, the financing-related covenants, representations and warranties and the termination rights and remedies relating to financing failure (including the amount of the termination fee payable by Verizon in the event of a termination by Vodafone because of a financing failure, which was ultimately agreed at $10 billion); provisions relating to tax matters; and the ability of each party’s board of directors to change its recommendation in respect of the Transaction.

Also on 31 August 2013, Messrs. McAdam and Colao had a telephone conversation to discuss the remaining principal open issues. During this conversation, Messrs. McAdam and Colao agreed to recommend that the minimum and maximum prices used for the stock consideration collar would be $47.00 and $51.00, respectively; that Vodafone would provide Verizon with a full indemnity with respect to the Reorganisation; and that the Omnitel Interest would be valued at $3.5 billion, with Omnitel not paying any dividends between signing and Completion. The $3.5 billion valuation of the Omnitel Interest was determined based on the parties’ respective financial analyses and represented a negotiated compromise by each party in connection with the overall negotiations between Verizon and Vodafone.

On 1 September 2013, Vodafone issued a public statement confirming that it was in advanced discussions with Verizon regarding the disposal of Vodafone’s U.S. group whose principal asset is the VZW Stake for $130 billion, though there was no certainty that an agreement would be reached.

Later in the day on 1 September 2013, the Vodafone board of directors (and on 2 September 2013, the Seller board of directors) met to consider the proposed transaction. Throughout the day on 1 September 2013 and during the early morning of 2 September 2013, Verizon and Vodafone, and particularly Mr. Milch and Ms. Martin, and the companies’ respective legal advisers continued to discuss and finalised the terms of the Stock Purchase Agreement, including the provisions relating to Vodafone’s right to terminate the agreement for a Vodafone Material Adverse Financial Effect and the terms of the post-completion indemnity.

On 2 September 2013, the Board of Directors held a telephonic meeting, together with representatives of Verizon’s senior management and representatives of Verizon’s financial and legal advisers, to consider the proposed transaction. At this meeting, a representative of each of J.P. Morgan and Morgan Stanley rendered an oral opinion (which was subsequently confirmed in writing) to the Board that, as at such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken in connection with its respective opinion, the consideration to be paid pursuant to the Transaction, as provided for in the draft of the Stock Purchase Agreement dated 2 September 2013 that was provided to J.P. Morgan and Morgan Stanley, was fair, from a financial point of view, to Verizon. Following the presentation of the financial advisers, and after further discussion, the Board of Directors approved and declared advisable the Stock Purchase Agreement and the transactions contemplated thereby, including the Share Issuance, and resolved to recommend that the Verizon Shareholders approve the Share Issuance.

Verizon, Vodafone and Seller then entered into the Stock Purchase Agreement and the applicable subsidiaries of Verizon and Vodafone entered into the Omnitel Share Purchase Agreement, and the parties announced the execution of the Stock Purchase Agreement.

4	Verizon’s reasons for the Transaction

The Board of Directors unanimously approved the Transaction and Stock Purchase Agreement. The Board of Directors viewed favourably the business operations and prospects of Verizon and Verizon Wireless following the Transaction, as described below, and took into account Verizon’s existing knowledge and familiarity with the business and operations of Verizon Wireless given its current controlling stake in Verizon Wireless. In reaching its determination, the Board of Directors consulted with Verizon’s management, as well as with Verizon’s legal and financial advisers, and considered a variety of factors weighing favourably towards the Transaction, including the factors described below.

•	Expected benefits of the Transaction

Verizon believes that the Transaction will allow it to capture fully the growth opportunities available to the wireless business and to realise other significant benefits, including the following:

•	Financial benefits

Verizon expects that the Transaction will be immediately accretive to its earnings per share and cash flow. Verizon also believes that the Transaction will result in a more efficient capital structure and that the additional cash flow from owning the remainder of Verizon Wireless will exceed the costs of servicing the indebtedness incurred to pay the cash portion of the consideration and the dividends on the New Verizon Shares.

•	Converged services

Following the Transaction, it is expected that Verizon can better integrate the services of its wireless and wireline businesses and enhance its offerings of global Internet protocol and cloud services to create improved offers and more integrated customer experiences, such as those relating to mobile commerce and mobile video.

•	Operational efficiency

Verizon believes that it will achieve operational benefits through, among other things, having full control of Verizon Wireless, streamlining its organisation and governance processes, eliminating duplicative staff and information and operation systems and using its existing networks more efficiently. Verizon also believes that, because of its existing operating control of Verizon Wireless, these benefits can be realised without the integration risks that attach to typical business acquisitions. As a result, Verizon and Verizon Wireless expect to be better equipped to take advantage of the changing competitive dynamics in the market and to capitalise on the continuing evolution of consumer demand for wireless, video and broadband services.

•	Financial markets conditions

Verizon considered the then current financial market conditions, the availability of debt financing on favourable terms and management’s expectation that Verizon would maintain investment-grade credit ratings upon incurrence of the debt financing for the Transaction. The Board of Directors also took into account the current and historical market prices and volatility of, and trading information with respect to, the Verizon Shares.

•	Financial terms of the Transaction

The Board of Directors reviewed the amount and forms of consideration to be paid in the Transaction, the collar around the price of Verizon Shares to be issued or distributed to Vodafone Shareholders (which establishes minimum and maximum limits on the total number of shares potentially issuable), Verizon’s right to increase the cash portion of the consideration in certain circumstances, the terms of the notes to be issued to Vodafone, the percentage of the issued Verizon Shares that Verizon Shareholders are expected to own following Completion and the other financial terms of the Transaction.

•	Provisions of the Stock Purchase Agreement

The Board of Directors considered the structure of the Transaction and the terms and conditions of the Stock Purchase Agreement, including the financial terms discussed above, the provisions relating to the ability of the Board of Directors and Vodafone’s board of directors to change their respective recommendations to shareholders, the conditions to Completion and the termination rights and the obligations of the parties to pay termination fees or reimburse expenses in certain circumstances.

•	Strategic alternatives

The Board of Directors considered the strategic alternatives available to Verizon in the United States and globally.

•	Shareholder approval

The Board of Directors considered that the Verizon Shareholders will have the opportunity to vote on the Share Issuance, and that shareholder approval of the Share Issuance is a condition to Verizon’s obligation to complete the Transaction.

•	Likelihood of Completion

The Board of Directors considered the regulatory approvals required to consummate the Transaction and the expectation of Verizon’s management that the Transaction would be approved by the requisite authorities on a timely basis, without the imposition of conditions that would materially adversely affect the businesses of Verizon and Verizon Wireless after the Transaction, and that completion of the Omnitel Transaction was not a condition to completion of the VZW Transaction.

•	Financing

The Board of Directors considered management’s expectations as to the ability of the Company to obtain financing on favourable terms and that the Company would enter into the Bridge Credit Agreement pursuant to which four major financial institutions would commit to fund up to $61 billion to pay the cash consideration and other costs and expenses, subject to certain limited conditions to funding set out in the Bridge Credit Agreement, and Verizon’s plans to issue debt securities in the capital markets with maturity dates later than the maturity date for borrowings under the Bridge Credit Agreement, rather than draw the full amount available under the Bridge Credit Agreement.

The Board of Directors also identified and considered certain potentially negative factors in its deliberations to be balanced against the positive factors, including:

•	costs and expenses associated with the Transaction;

•

the possibility that Verizon would be required to pay a termination fee to or reimburse a certain amount of expenses of Vodafone under certain circumstances, as more fully described in section 16 (“Termination fees and expenses”) of this Part VI (“Details of the Transaction”) of this document;

•

the provisions of the Stock Purchase Agreement that place restrictions on the interim operations of Verizon and its subsidiaries pending Completion, as described under the disclosure entitled “Conduct of businesses prior to Completion” in section 13 (“Covenants and agreements”) of this Part VI (“Details of the Transaction”) of this document;

•	the significant amount of indebtedness that Verizon would incur in connection with the Transaction;

•	the risk that the Transaction might not be consummated despite the parties’ efforts or that Completion may be unduly delayed;

•

the risk that, if the price of the Verizon Shares exceeds $51.00 per share at Completion, the value of the stock consideration to be issued or distributed to Vodafone Shareholders at Completion would be greater than the anticipated value of the stock consideration as at 2 September 2013, the date of the Stock Purchase Agreement; and

•	the other risks described under section 8 (“Forward-looking statements”) of Part V (“General information”) of this document and in Part II (“Risk factors”) of this document.

After consideration of these factors, the Board of Directors determined that, overall, the potential benefits of the Transaction outweighed the potential risks.

This discussion of the information and factors considered by the Board of Directors includes the material positive and negative factors considered by the Board of Directors, but it is not intended to be exhaustive and may not include all the factors considered by the Board of Directors. The Board of Directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Stock Purchase Agreement and the Transaction. Rather, the Board of Directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Board of Directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed under section 8 (“Forward-looking statements”) of Part V (“General information”) of this document.

5	Vodafone’s reasons for the Transaction

The Vodafone Circular states that Vodafone’s reasons for the Transaction are as follows:

Vodafone’s U.S. presence is predominantly a legacy of Vodafone’s merger with AirTouch Communications, Inc. in 1999. In 2000, Vodafone AirTouch’s U.S. business and the wireless business of Bell Atlantic and GTE were combined to form Verizon Wireless, and Bell Atlantic was subsequently renamed Verizon. Since its creation, Vodafone’s investment in Verizon Wireless has created significant value for Vodafone Shareholders. The board of directors of Vodafone believes that the disposal by Vodafone of the U.S. group whose principal asset is the 45% interest in Verizon Wireless provides Vodafone with an opportunity to realise this value at an attractive price. The Transaction will position Vodafone strongly to pursue its leadership strategy in mobile and unified communication services for consumers and enterprises, both in developed and emerging markets.

6	Transaction consideration

The aggregate transaction consideration, totalling approximately $130 billion, consists of cash consideration, stock consideration, the Verizon Notes, the Omnitel Interest and other consideration, in each case, as more fully described below.

Cash consideration

On Completion, Verizon will pay to Seller approximately $58.9 billion in cash, plus any additional cash Verizon elects or is required to pay at Completion as described below.

The terms of the Stock Purchase Agreement entitle Verizon, at its election, to increase the cash consideration (and correspondingly decrease the stock consideration) by up to $15 billion on a single occasion up to ten business days prior to the date that the Vodafone Circular is posted or published. As at the date of this document, Verizon has not exercised this right and, assuming that the Vodafone Circular is posted or published on or before 24 December 2013, Verizon may no longer exercise this right. If the Verizon Shareholders do not approve the proposed amendment to the Certificate of Incorporation to increase the number of authorised Verizon Shares, Verizon may elect on a single occasion up to ten business days prior to the anticipated date of Completion to increase the cash consideration by up to $5 billion (such additional amount of cash which Verizon elects to pay, if any, being the “Cash Election”). Upon the making of the Cash Election, Verizon’s representation in the Stock Purchase Agreement regarding the sufficiency of financing and cash on hand for the payment of the cash consideration and any other amounts required to be paid in connection with the consummation of the Transaction must remain true and accurate in all material respects after giving effect to such election.

In addition, if the Transaction has not been completed prior to 1 May 2014 for any reason other than as a result of Vodafone’s or Seller’s breach of the Stock Purchase Agreement, the cash consideration payable at Completion will increase by the cash ticking fee of $10 million for each day from and including 1 May 2014 through to and including the date of Completion.

Vodafone has publicly stated that it intends to return to Vodafone Shareholders $23.9 billion of the cash consideration, plus the entire amount of any Cash Election (collectively, the “Returned Cash”).

Stock consideration

In connection with Completion, Verizon will also issue to Vodafone Shareholders up to approximately 1.28 billion New Verizon Shares, based on the stock consideration collar mechanism described below. The exact number of New Verizon Shares to be issued as stock consideration in the Transaction will be calculated by dividing (i) $60.15 billion, less the amount of the Cash Election, if any, by (ii) the volume-weighted average of the per share trading prices of Verizon Shares on the NYSE as reported through Bloomberg (based on all NYSE trades in Verizon Shares during the primary trading session from 9:30 a.m., New York City time, to 4:00 p.m., New York City time, and not an average of daily averages) (the “Average Trading Price”) during the 20 consecutive full trading days ending on the third business day prior to Completion (the “Measurement Period”). If the Average Trading Price during the Measurement Period is less than $47.00 or more than $51.00, it will be deemed to be $47.00 or $51.00, respectively, for the purposes of determining the number of New Verizon Shares to be issued.

All of the stock consideration will be issued directly or distributed to the Vodafone Shareholders. Vodafone Shareholders will receive their pro rata portion of the aggregate stock consideration, provided that they will receive cash in lieu of fractional New Verizon Shares.

If an ex-dividend date for Verizon Shares occurs during the period beginning on the first day of the Measurement Period and ending on (and including) the date of Completion, then the Average Trading Price for each day during the portion of the Measurement Period that precedes such ex-dividend date will be reduced by the amount of the applicable dividend payable on a Verizon Share.

To the extent that Verizon determines that it is illegal or that compliance with applicable law makes it unduly burdensome to deliver New Verizon Shares to Vodafone Shareholders in foreign jurisdictions, it will cause the New Verizon Shares that would otherwise have been delivered to be sold in the market and the proceeds from such sale to be delivered to the affected Vodafone Shareholders.

Verizon currently expects that:

•	Verizon will issue a minimum of approximately 1.18 billion New Verizon Shares and a maximum of approximately 1.28 billion New Verizon Shares; and

•

current Verizon Shareholders will collectively own between approximately 69% and 71% of the issued Verizon Shares immediately following Completion, and current Vodafone Shareholders will collectively own between approximately 29% and 31% of the issued Verizon Shares immediately following Completion.

The Average Trading Price during the 20 consecutive full trading days ending on 3 December 2013, the third business day prior to 6 December 2013 (being the latest practicable date prior to the publication of this document), would have been approximately $50.20. Based on this price, had the Transaction been completed on 6 December 2013, Verizon would have been required to issue approximately 1.20 billion New Verizon Shares, with an aggregate market value of approximately $58.6 billion (based on the per share closing price of Verizon Shares on the NYSE of $48.91 on 5 December 2013) under the terms of the Stock Purchase Agreement.

The foregoing is based on the stock consideration collar mechanism, the approximately 2.86 billion Verizon Shares in issue as at 6 December 2013 and the following assumptions (the “Stock Consideration Assumptions”):

•	there being no exercise by Verizon of the Cash Election; and

•	no ex-dividend date occurring during the period beginning on the first day of the Measurement Period and ending on (and including) the date of Completion.

Verizon will announce, through an RIS on or about the date of Admission, the precise number of New Verizon Shares issued in connection with the Transaction.

Verizon Notes

On Completion, Verizon will issue to Seller senior unsecured notes in an aggregate principal amount of $5.0 billion (the “Verizon Notes”). The Verizon Notes will be issued under the Indenture. The Verizon Notes will be issued in two separate series, with $2.5 billion due on the eighth anniversary of Completion and $2.5 billion due on the eleventh anniversary of Completion. Each series of the Verizon Notes will bear interest at a floating rate equal to three-month LIBOR, plus an agreed margin for such series, which rate will be reset quarterly, with interest payable quarterly in arrear, beginning three months after Completion. The agreed margin will be determined on the basis of a set of pre-agreed criteria designed to ensure that the Verizon Notes are priced in line with the trading levels of similar Verizon senior debt prior to Completion. The Indenture contains certain negative covenants, including a negative pledge covenant and a merger or similar transaction covenant, affirmative covenants and events of default that are customary for companies maintaining an investment grade credit rating. An event of default for either series of the Verizon Notes may result in acceleration of the entire principal amount of all debt securities of that series. Beginning two years after Completion, Verizon may redeem all or any portion of the outstanding Verizon Notes held by Vodafone or any of its affiliates for a redemption price of 100% of the principal amount plus accrued and unpaid interest. The Verizon Notes may not be transferred by Vodafone to third parties until 1 January 2017, following which Vodafone will be able to sell up to $2.5 billion of the 8-year Verizon Notes between 1 January 2017 and 30 June 2017, up to a further $2.5 billion of the Verizon Notes between 1 January 2019 and 30 June 2019 and an unlimited amount from 30 June 2020. The Verizon Notes held by third parties will not be redeemable prior to their maturity. Subject to certain conditions, Verizon has agreed to file a registration statement with respect to the Verizon Notes at least three months prior to the Verizon Notes becoming transferable. Verizon will be required to pay additional interest at a rate of 0.25% during any time that it fails to comply with the registration obligation, subject to certain restrictions.

Omnitel Interest

As part of the total Transaction consideration, Verizon has agreed through its subsidiary to transfer to a subsidiary of Vodafone its indirect 23.1% interest in Omnitel (the “Omnitel Interest”), which Verizon and Vodafone agreed to value at $3.5 billion. Omnitel, a Dutch naamloze vennootschap, is a mobile and fixed telecommunications business with a leading position in the Italian mobile market. It is currently a joint venture between Vodafone and Verizon, with 23.1% indirectly owned by Verizon and the remaining 76.9% indirectly owned by Vodafone. As a result of the Omnitel Transaction, Vodafone will indirectly own 100% of Omnitel. The parties have agreed to implement the transfer of the Omnitel Interest pursuant to a separate share purchase agreement (the “Omnitel Share Purchase Agreement”). Please also refer to section 9 (“Omnitel Transaction”) of this Part VI (“Details of the Transaction”) of this document.

Other consideration

Verizon has also agreed to provide other consideration valued at approximately $2.5 billion, comprising (i) the indirect assumption of the obligations under the VAI Preferred Stock; and (ii) a credit in respect of a pre-existing obligation of Vodafone and its subsidiaries owed to the Verizon Group and valued at approximately $0.8 billion. The VAI Preferred Stock, which was issued by Vodafone Americas Inc., consists of two classes, has an aggregate face value of $1.65 billion, is beneficially held by third parties and will remain outstanding after Completion. Both classes of VAI Preferred Stock are mandatorily redeemable in April 2020 at face value plus any accrued and unpaid dividends, with dividends accruing at 5.143% per annum.

7	Transaction structure

The parties structured the Transaction to provide for the distribution of the New Verizon Shares to Vodafone Shareholders because Verizon did not want Vodafone to be the sole holder of the New Verizon Shares. In addition, Vodafone requested the use of the Vodafone Scheme as it provides a well-established structure for returning value to shareholders, and the Vodafone Circular states that Vodafone intends to return 71% of the net proceeds of the Transaction (including the New Verizon Shares) to Vodafone Shareholders.

Vodafone Scheme

The parties will seek to implement the Transaction as a scheme of arrangement under the laws of England and Wales. This transaction structure is a U.K. statutory procedure under Part 26 of the 2006 Act between a company and its shareholders pursuant to which the U.K. Court may approve, and thus bind, the company to an arrangement with its shareholders. A scheme of arrangement is commonly used to effect a return of value to shareholders. Under the terms of the Vodafone Scheme, at Completion (i) Vodafone will issue the B Shares and the C Shares to the Vodafone Shareholders; (ii) Vodafone will transfer all of the issued and outstanding capital stock in Holdco to Verizon and Verizon will pay Vodafone the cash consideration, the Verizon Notes and the remaining consideration payable by Verizon directly to Vodafone under the Transaction; and (iii) Verizon will issue the New Verizon Shares, and Vodafone will distribute a portion of the cash consideration, in each case to Vodafone Shareholders holding the B Shares and the C Shares, either as a repayment of capital in exchange for the cancellation of those shares or as a special dividend on those shares, depending on elections (or deemed elections) by Vodafone Shareholders.

To become effective, the Vodafone Scheme requires, among other things, the approval of holders of 75% of the Vodafone Shares voting on the Vodafone Scheme and a majority in number of the holders of Vodafone Shares voting on the Scheme, as well as the sanction by the U.K. Court of the Vodafone Scheme and confirmation by the U.K. Court of the related Vodafone Capital Reduction.

Share Purchase

If Vodafone shareholder approval, as well as U.K. Court approval, of the Vodafone Scheme is not obtained or other specified conditions relating to the Vodafone Scheme are not satisfied or waived, or if the Vodafone Scheme lapses in accordance with its terms or is withdrawn, the parties will seek to implement the Transaction as a purchase and sale of all of the issued and outstanding capital stock of Holdco held by Seller. The Share Purchase requires, among other things, the approval of holders of a majority of the Vodafone Shares voting on the Vodafone Sale Resolution.

8	Reorganisation

Vodafone has agreed to effect a pre-completion reorganisation of the Purchased Entities and their respective subsidiaries (the “Reorganisation”), so that (i) at Completion, the only equity interests held directly or indirectly by Holdco will be equity interests in another Purchased Entity or in Verizon Wireless; (ii) Verizon will not acquire any assets other than those assets Verizon has expressly agreed to acquire; and (iii) Verizon will not assume any liabilities other than those liabilities Verizon has expressly agreed to assume.

As part of the Reorganisation, the equity interests of certain non-U.S. entities currently held under Holdco will be sold, in exchange for consideration including a note payable by Vodafone (the “VIBV Note”). The Reorganisation will involve a series of steps as a result of which the Purchased Entities will be left with no assets or liabilities other than (i) the VZW Stake; (ii) the VAI Preferred Stock; (iii) the VIBV Note, which will be exchanged for (at or immediately after completion of the VZW Transaction pursuant to the terms of the Stock Purchase Agreement) a note of the same amount and on similar terms issued by Verizon to Seller (the “Settlement Note”), which will remain outstanding after Completion as a Verizon inter-company note held by one of the Purchased Entities; (iv) certain payables and receivables owed between the Purchased Entities; and (v) cash in the amount of $250 million.

As further discussed under the disclosure entitled “Indemnification of Verizon” in section 20 (“Indemnification”) of this Part VI (“Details of the Transaction”) of this document, Vodafone has agreed to indemnify Verizon, its affiliates and their respective representatives against any losses actually incurred or suffered in connection with, arising out of or resulting from, among other things, the Reorganisation and all assets and liabilities of the Purchased Entities other than those that Verizon agreed to acquire or assume as assets and liabilities of the Purchased Entities following the Reorganisation.

9	Omnitel Transaction

Pursuant to the terms and subject to the conditions set out in the Omnitel Share Purchase Agreement, a subsidiary of Vodafone will purchase the Omnitel Interest from a subsidiary of Verizon. The completion of the Omnitel Transaction is subject to certain completion conditions, including, among others: (i) receipt of regulatory approval from the European Commission under the applicable European Union merger regulations, which approval has been received, and the submission of a notice to the Italian Ministry of Economic Development—Communication Department, which Vodafone has informed Verizon has been submitted, as described under section 11 (“Regulatory approvals”) of this Part VI (“Details of the Transaction”) of this document; (ii) approval of the Omnitel Transaction by the Vodafone Shareholders; and (iii) prior or concurrent completion of the VZW Transaction. Although the completion of the VZW Transaction is a condition to completion of the Omnitel Transaction, completion of the Omnitel Transaction is not a condition to completion of the VZW Transaction. It is currently expected that the Omnitel Transaction will complete concurrently with the VZW Transaction.

If the Omnitel Transaction does not complete prior to or concurrently with the VZW Transaction, Verizon has agreed to issue a note to Seller in the amount of $3.5 billion (the “Omnitel Note”). If the Omnitel Transaction is completed prior to the second anniversary of completion of the VZW Transaction, the Omnitel Note will be surrendered to the selling Verizon subsidiary upon completion of the Omnitel Transaction in payment for the Omnitel Interest. If the Omnitel Transaction has not been completed by the second anniversary of completion of the VZW Transaction, either party may terminate the Omnitel Share Purchase Agreement. The Omnitel Note will mature upon termination of the Omnitel Share Purchase Agreement and may be settled in cash, Verizon Shares or a combination thereof, at Verizon’s election.

10	Shareholder approvals

Verizon shareholder approval

In connection with the Transaction, Verizon Shareholders are being asked to approve at the Verizon Special Meeting:

•	the Share Issuance, as required by NYSE and NASDAQ listing rules, which requires the affirmative vote (in person or by proxy) of a majority of the votes cast at the Verizon Special Meeting;

•

an amendment to the Certificate of Incorporation to provide for an increase in the number of authorised Verizon Shares from 4.25 billion shares to 6.25 billion shares (the “Verizon Charter Amendment”), which requires the affirmative vote (in person or by proxy) of a majority of the issued Verizon Shares entitled to vote at the Verizon Special Meeting; and

•

a proposal to adjourn the Verizon Special Meeting, if necessary or appropriate, to solicit additional votes and proxies if there are not sufficient votes to approve the Share Issuance or the Verizon Charter Amendment at the time of the Verizon Special Meeting, which requires the affirmative vote (in person or by proxy) of a majority of the votes cast at the Verizon Special Meeting.

Verizon shareholder approval of the Share Issuance proposal is a condition to Completion, but Verizon shareholder approval of the Verizon Charter Amendment proposal or of the adjournment proposal is not a condition to Completion.

As at 5 December 2013 (being the latest practicable date prior to the publication of this document), the Directors and Named Executive Officers and their affiliates collectively had the right to vote less than 1% of the issued Verizon Shares entitled to vote at the Verizon Special Meeting. Verizon currently expects that the Directors and Named Executive Officers will vote their Verizon Shares in favour of each of the proposals to be considered at the Verizon Special Meeting, although none of them has entered into any agreement obligating them to do so.

Vodafone shareholder approval

In connection with the Transaction, several Vodafone shareholder approvals are being sought (the “Vodafone Resolutions”).

•

It is a condition to Completion that the Vodafone Shareholders approve both the disposal of all of the issued and outstanding capital stock of Holdco and the acquisition by Vodafone’s subsidiary of the Omnitel Interest as a “Class 1 transaction” under chapter 10 of the Listing Rules and as a related party transaction under chapter 11 of the Listing Rules (the “Vodafone Sale Resolution”).

•

In order for the Transaction to be implemented by way of the Vodafone Scheme, Vodafone Shareholders must also approve the Scheme at the Vodafone Court Meeting and a series of other resolutions relating to the implementation of the Vodafone Scheme at the Vodafone General Meeting, including to issue the B Shares and the C Shares in connection with the Vodafone Scheme, cancel them pursuant to the Vodafone Capital Reduction, effect the Vodafone Share Capital Consolidation and amend Vodafone’s articles of association to the extent necessary in connection with such resolutions (the “Vodafone Scheme Resolutions”). The highest vote required for these resolutions is approval from the holders of 75% of the Vodafone Shares voting on the Vodafone Scheme and a majority in number of the holders of Vodafone Shares voting on the Vodafone Scheme. Approval by Vodafone Shareholders of the Vodafone Scheme Resolutions is a condition to completion of the Transaction by way of the Vodafone Scheme but is not a condition to completion of the Transaction by way of the Share Purchase.

11	Regulatory approvals

On 4 December 2013, in connection with the Transaction, Verizon, on behalf of its FCC licensee subsidiaries, obtained approval of the FCC pursuant to the Communications Act of 1934, as amended, with respect to a petition for declaratory ruling regarding foreign ownership of Verizon and the FCC licence transfers in connection with the Transaction. Approval of the FCC with respect to the foreign ownership of Verizon is only required if, as a result of the Transaction, the foreign ownership of Verizon stock exceeds 25%. The Transaction may result in an estimated aggregate foreign ownership of Verizon of between 24.3% and 25.3%. Receipt of any required FCC approvals is a condition to Completion.

In addition, the parties will seek the approval of the U.K. Court, specifically the sanction of the Vodafone Scheme by the U.K. Court and confirmation of the Vodafone Capital Reduction by the U.K. Court. Receipt of such approvals is a condition to completing the Transaction by way of the Vodafone Scheme but not by way of the Share Purchase.

In connection with the Omnitel Transaction, Vodafone has obtained the approval of the European Commission pursuant to the applicable European Union merger regulations with respect to the Omnitel Transaction and Vodafone has informed Verizon that it has submitted a notice to the Italian Ministry of Economic Development—Communication Department with respect to certain of Omnitel’s rights to use frequencies in Italy. Receipt of such approval and submission of such notice are expected to satisfy a condition to completion of the Omnitel Transaction.

Please also refer to the following:

•	section 9 (“Omnitel Transaction”) of this Part VI (“Details of the Transaction”) of this document;

•	the disclosure entitled “Regulatory matters” in section 13 (“Covenants and agreements”) of this Part VI (“Details of the Transaction”) of this document; and

•	section 14 (“Conditions to Completion”) of this Part VI (“Details of the Transaction”) of this document.

12	Change of recommendation

Verizon change of recommendation

Verizon has agreed that the Board of Directors may not withhold or withdraw (or qualify or modify in any manner adverse to Vodafone) its approval and recommendation of the Share Issuance (a “Verizon Change of Recommendation”), except prior to obtaining Verizon shareholder approval of the Share Issuance under certain circumstances. The Board of Directors may make a Verizon Change of Recommendation if it determines in good faith (after consultation with outside counsel and a financial adviser, each of nationally recognised reputation) that, as a result of an Intervening Event, the exercise of its fiduciary duties under applicable law requires such Verizon Change of Recommendation. The Stock Purchase Agreement defines an “Intervening Event” as a material event or circumstance occurring or arising after execution of the Stock Purchase Agreement that was not known or reasonably foreseeable to the Board of Directors at the time of execution of the Stock Purchase Agreement but becomes known to it prior to obtaining Verizon shareholder approval of the Share Issuance, other than: (i) general events or changes in the industries in which Verizon and its subsidiaries operate; (ii) changes in the market price or trading volume of Verizon Shares (provided that the underlying cause of such change may be taken into account when determining whether there has been an Intervening Event); (iii) any action taken by the parties pursuant to and in compliance with the Stock Purchase Agreement or related agreements; (iv) any event or change adversely affecting the availability or terms of the Financing or any Replacement Financing; (v) any event or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of Verizon or its subsidiaries; and (vi) the receipt, existence or terms of any proposal or offer relating to a merger, joint venture, tender offer, spin-off, reorganisation, business combination or the like involving Verizon or any of its subsidiaries.

Prior to any Verizon Change of Recommendation, Verizon must first wait at least four business days after providing Vodafone with written notice of its intention to effect a Verizon Change of Recommendation and negotiate in good faith with Vodafone with respect to any changes to the terms of the Transaction proposed by Vodafone during that four-business-day period. In determining whether to make a Verizon Change of Recommendation, the Board of Directors must take into account any changes to the terms of the Stock Purchase Agreement proposed by Vodafone in response to written notice from Verizon of its intention to effect a Verizon Change of Recommendation.

Vodafone change of recommendation

Vodafone has agreed that its board of directors may not withhold or withdraw (or qualify or modify in any manner adverse to Verizon) its recommendation to the Vodafone Shareholders to vote in favour of the Vodafone Resolutions (a “Vodafone Change of Recommendation”), except prior to obtaining Vodafone shareholder approval of the Vodafone Sale Resolution under certain circumstances. The Vodafone board of directors may make a Vodafone Change of Recommendation if the Vodafone board of directors determines in good faith (at its sole discretion but after consultation with outside counsel and a financial adviser, each of nationally recognised reputation) that the exercise of its fiduciary duties as a board of directors of an English public limited company requires such Vodafone Change of Recommendation. Prior to any Vodafone Change of Recommendation, Vodafone must first, to the extent reasonably practicable and legally permissible, seek to consult with Verizon. In determining whether to make a Vodafone Change of Recommendation, the Vodafone board of directors must take into account any changes to the terms of the Stock Purchase Agreement proposed by Verizon in such consultation. Vodafone has also agreed that, in the event of any Vodafone Change of Recommendation following the posting of the Vodafone Circular, upon request by Verizon, Vodafone will withdraw the Vodafone Scheme.

13	Covenants and agreements

Shareholder meetings and preparation of disclosure documents

Each of Verizon and Vodafone agreed to convene and hold shareholder meetings as soon as reasonably practicable after execution of the Stock Purchase Agreement and to co-operate to ensure that the Vodafone General Meeting, the Vodafone Court Meeting and the Verizon Special Meeting are held on the same date and at substantially the same time.

Verizon has agreed to take all action necessary to convene and hold a special meeting of shareholders for the purpose of approving the Share Issuance. So long as the Stock Purchase Agreement remains in effect, Verizon must submit the Share Issuance for a vote by Verizon Shareholders even if the Board of Directors no longer recommends approval of the Share Issuance and must also use commercially reasonable efforts to obtain the approval of the Verizon Shareholders for the Share Issuance. Verizon has also agreed to, as soon as reasonably practicable following the execution of the Stock Purchase Agreement: (i) prepare and file with the SEC a registration statement in connection with the Share Issuance (the “U.S. Prospectus”); (ii) prepare and file with the SEC a proxy statement relating to the Share Issuance and other Verizon proposals (the “Proxy Statement”); and (iii) prepare this document in connection with Admission (together with the U.S. Prospectus and the Proxy Statement, the “Verizon Disclosure Documents”).

Vodafone has agreed to take all action necessary to convene and hold a general meeting of shareholders for the purpose of approving the Vodafone Resolutions. So long as the Stock Purchase Agreement remains in effect, Vodafone must submit the Vodafone Sale Resolution for a vote by Vodafone Shareholders even if the Vodafone board of directors no longer recommends approval of such resolution. Unless the Vodafone board of directors no longer recommends approval of the Vodafone Sale Resolution, Vodafone must use commercially reasonable efforts to obtain the approval of the Vodafone Shareholders for such Vodafone Sale Resolution. Vodafone has also agreed to, as soon as reasonably practicable following the execution of the Stock Purchase Agreement, prepare and post the Vodafone Circular.

Conduct of businesses prior to Completion

Under the Stock Purchase Agreement, Verizon has agreed to certain covenants that place restrictions on it and its subsidiaries from the date of the Stock Purchase Agreement until the earlier of the termination of the Stock Purchase Agreement in accordance with its terms and Completion, except as required by applicable law, as expressly contemplated by the Stock Purchase Agreement, as approved by Vodafone in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as set out as exceptions in the disclosure schedules delivered by Verizon in connection with the Stock Purchase Agreement.

Specifically, Verizon has agreed to conduct the business of it and its subsidiaries in all material respects in the ordinary course of business and not to, and not to permit its subsidiaries to, directly or indirectly:

•	other than with respect to the Verizon Charter Amendment proposal, amend Verizon’s or Verizon Wireless’ organisational documents;

•	merge or consolidate Verizon with a third party;

•

restructure, reorganise or completely or partially liquidate a significant subsidiary, except, in the case of a significant subsidiary other than Verizon Wireless or any of its subsidiaries that is a significant subsidiary, in the ordinary course of business;

•	acquire any equity interest or substantial portion of the assets of any person, business or division, which would reasonably be expected to prevent or materially delay Completion;

•

issue, sell, pledge, dispose of, grant, transfer or encumber any Verizon Shares, or options, warrants or other securities exercisable for or convertible into Verizon Shares, other than (i) grants pursuant to existing Verizon stock plans or the exercise, vesting or settlement of any award outstanding under existing Verizon stock plans, (ii) in connection with an acquisition of equity or assets and (iii) issuances at a price at or above fair market value, the proceeds of which are used to fund any portion of the cash consideration; provided that, following the issuance of any Verizon Shares pursuant to clauses (ii) and (iii) above, Verizon must have a sufficient number of authorised but unissued Verizon Shares to allow it to issue the maximum number of New Verizon Shares issuable pursuant to the Stock Purchase Agreement;

•

declare, set aside, make or pay any dividend or other distribution, other than (i) distributions by Verizon Wireless, (ii) dividends paid by any subsidiary to Verizon or any other subsidiary of Verizon, (iii) regular quarterly dividends in cash on the Verizon Shares, declared and paid consistent with prior timing and in the ordinary course of business, including increases to regular quarterly cash dividends in the ordinary course of business;

•

reclassify, split, combine, subdivide, redeem or acquire any Verizon capital stock or securities convertible into or exercisable for any shares of Verizon capital stock, other than in the ordinary course of business pursuant to existing Verizon stock plans or any award outstanding under existing Verizon stock plans; or

•	authorise, commit or agree to any of the foregoing.

Under the Stock Purchase Agreement, Vodafone has agreed to certain covenants that place restrictions on the Purchased Entities from the date of the Stock Purchase Agreement until the earlier of the termination of the Stock Purchase Agreement in accordance with its terms and Completion, except as required by applicable law, as expressly contemplated by the Stock Purchase Agreement (including to complete the Reorganisation), as approved by Verizon in writing or as set out as exceptions in the disclosure schedules delivered by Vodafone in connection with the Stock Purchase Agreement.

Specifically, Vodafone has agreed to cause each Purchased Entity not to, directly or indirectly:

•	declare, set aside or pay any dividend or other distribution in respect of the capital stock of any Purchased Entity other than dividends with respect to the VAI Preferred Stock;

•

split, combine, subdivide or reclassify any capital stock or voting securities of any Purchased Entity or securities convertible into or exercisable for capital stock or voting securities of any Purchased Entity;

•

repurchase, redeem or acquire any capital stock or voting securities of any Purchased Entity or securities convertible into or exercisable for capital stock or voting securities of any Purchased Entity, or any warrants, calls, options or other rights to acquire any capital stock or securities;

•

issue, deliver, sell, grant, pledge or encumber any capital stock or voting securities of any Purchased Entity or securities convertible into or exercisable for capital stock or voting securities of any Purchased Entity, or any warrants, calls, options or other rights to acquire any capital stock or securities;

•	amend the organisational documents of any Purchased Entity;

•	make any material change in financial accounting methods, principles or practices, except as required by a change in U.S. GAAP or IFRS;

•	acquire any equity interest in or business of any person or any material properties or assets;

•	take certain actions with respect to tax matters;

•	merge, consolidate, restructure, reorganise or liquidate, in whole or in part, any of the Purchased Entities; or

•	authorise, commit or agree to any of the foregoing.

Regulatory matters

Each of Verizon and Vodafone must use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to satisfy all legal conditions to the consummation of the VZW Transaction and the Omnitel Transaction and to obtain all consents, orders and approvals of governmental entities and third parties that are necessary for consummation of the VZW Transaction and the Omnitel Transaction, in each case, as soon as reasonably practicable following execution of the Stock Purchase Agreement. Each party must also co-operate fully with one another in doing so.

Notwithstanding such obligation, however, for the purposes of obtaining the regulatory approvals required by the Stock Purchase Agreement, none of Verizon, Vodafone or any of their respective subsidiaries would be required to (i) sell, hold separate or dispose of (or agree to sell, hold separate or dispose of) any asset if doing so would, individually or in the aggregate, be expected to have a Verizon Material Adverse Effect or (ii) conduct or agree to conduct its business in any particular manner, or agree to any other condition, requirement, restriction or action, if doing so would, individually or in the aggregate, reasonably be expected to have a Verizon Material Adverse Effect (each of the foregoing effects, a “Burdensome Effect”).

Further, notwithstanding such obligation, for the purposes of obtaining the regulatory approvals required by the Omnitel Share Purchase Agreement, none of the parties to the Omnitel Share Purchase Agreement or any of their respective subsidiaries would be required to (i) sell, hold separate or dispose of (or agree to sell, hold separate or dispose of) any asset if doing so would, individually or in the aggregate, be expected to have a material adverse effect on Omnitel or (ii) conduct or agree to conduct its business in any particular manner, or agree to any other condition, requirement, restriction or action, if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Omnitel.

Please also refer to section 11 (“Regulatory approvals”) of this Part VI (“Details of the Transaction”) of this document.

Financing matters

Verizon agreed to use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate and obtain the proceeds of the loans under the Bridge Credit Agreement (the “Financing”) and, if applicable, any other permitted unfunded debt or equity financing (the “Replacement Financing”), including to use commercially reasonable efforts to, among other things, cause the sources of the Financing or any Replacement Financing to fund on the date of Completion (including, to the extent commercially reasonable, by promptly taking enforcement action under the Financing documents or any Replacement Financing documents in the event of a breach by any such sources).

Verizon may obtain Replacement Financing and thereby substitute commitments in respect of such Replacement Financing for all or any portion of the Financing from bona fide third party financing sources, so long as (i) all conditions precedent to the effectiveness of the definitive documents of such Replacement Financing and all conditions precedent with respect to certainty of funding are substantially equivalent to (or more favourable to Verizon than) the comparable conditions in the Bridge Credit Agreement and (ii) for any debt financing, the commitments are subject to restrictions on assignment that are substantially equivalent to (or more favourable to Verizon than) the comparable restrictions in the Bridge Credit Agreement.

Prior to Completion, Verizon may not amend, replace or supplement the documents relating to the Financing or any Replacement Financing without the prior written consent of Vodafone if such amendment, replacement or supplement would (i) add any new condition or modify in a manner materially adverse to Verizon any existing condition to consummation of the Financing or Replacement Financing, as applicable, (ii) reduce the aggregate amount of the Financing and any Replacement Financing (except to the extent required by the Bridge Credit Agreement or to the extent Verizon has Replacement Financing or cash on hand in an amount equal to such reduction), (iii) materially adversely impact Verizon’s ability to enforce its rights against the Financing or Replacement Financing sources, or (iv) prevent, impede or materially delay Completion. Prior to Completion, Verizon also may not terminate the Bridge Credit Agreement unless the commitments under the Bridge Credit Agreement have been reduced to zero in accordance with its terms or Verizon has obtained Replacement Financing in an amount equal to the remaining commitments under the Bridge Credit Agreement.

Verizon is generally permitted under the Stock Purchase Agreement to reduce the commitments under the Financing and any Replacement Financing by the proceeds of any consummated debt or equity offerings, except that Verizon agreed not to reduce the aggregate amount of all unfunded Financing commitments to less than $20 billion without Vodafone’s consent. On 11 September 2013, Vodafone consented to the reduction of the aggregate amount of all unfunded Financing commitments for the Transaction to an amount not less than $12 billion as a result of the Notes Offering.

Please also refer to Part VII (“Financing of the Transaction”) of this document.

Listing of Verizon Shares

Under the Stock Purchase Agreement, Verizon has agreed to use its commercially reasonable efforts to cause the New Verizon Shares to be approved for listing on the NYSE and NASDAQ prior to Completion (subject only to official notice of issuance) and to be admitted to the Official List and to trading on the LSE on the first business day following Completion. Verizon also agreed to maintain its standard listing of Verizon Shares on the LSE for at least two years after Completion.

14	Conditions to Completion

The obligations of Verizon and Vodafone to complete the Transaction are subject to the satisfaction (or waiver, to the extent permitted by law) of the following conditions at or prior to the Measurement Time:

•

approval by the requisite majority of Vodafone Shareholders at the Vodafone General Meeting or Vodafone Court Meeting, as applicable, of (i) all of the Vodafone Resolutions if the Transaction is implemented by way of the Vodafone Scheme or (ii) the Vodafone Sale Resolution if the Transaction is implemented as the Share Purchase;

•	approval by the requisite majority of Verizon Shareholders at the Verizon Special Meeting of the Share Issuance;

•	Vodafone’s completion of the Reorganisation in accordance with the Stock Purchase Agreement;

•

no law, injunction or order having been enacted, issued, promulgated, enforced or entered by any governmental entity that is then in effect and has the effect of making the Transaction illegal or otherwise preventing or prohibiting the Transaction;

•

any required FCC approvals having been obtained and remaining in full force and effect, provided that the FCC approvals will not be deemed to have been obtained if the FCC imposes any condition, requirement, restriction or change of regulation that would have a Burdensome Effect;

•	approval for listing on the NYSE and NASDAQ of the New Verizon Shares, subject only to official notice of issuance;

•

the submission to the UKLA and LSE of all necessary documents relating to Admission, completion of the admission hearing with the UKLA and receipt of certain acknowledgements from the UKLA and LSE with respect to Admission; and

•	the effectiveness under the Securities Act of the registration statement of which the U.S. Prospectus forms a part, which must not be subject to any stop order or proceeding seeking a stop order.

If the Transaction is implemented by way of the Vodafone Scheme, the obligations of Verizon and Vodafone to complete the Transaction are subject to the satisfaction (or waiver, to the extent permitted by law) of the following additional conditions at or prior to the Measurement Time:

•	approval of the Vodafone Scheme by the requisite majority of Vodafone Shareholders at the Vodafone Court Meeting; and

•

the submission to the UKLA and LSE of all necessary documents relating to the amendment to the Official List in connection with the Vodafone Share Capital Consolidation and receipt of certain acknowledgements from the UKLA and LSE with respect to such amendment, including with respect to the approval thereof by the UKLA.

If the Transaction is implemented by way of the Vodafone Scheme, the obligations of Verizon and Vodafone to complete the Transaction are subject to the satisfaction (or waiver, to the extent permitted by law) of the following additional conditions on or prior to the date on which the Vodafone Capital Reduction becomes effective:

•	sanction of the Vodafone Scheme and confirmation of the Vodafone Capital Reduction by the U.K. Court; and

•	delivery to the U.K. Registrar of Companies of the order of the U.K. Court sanctioning the Vodafone Scheme.

If the conditions described in the last two bullets above are not satisfied within 20 business days after the first scheduled date of the First Court Hearing where such date falls after the satisfaction of all other conditions to Completion, then the Transaction will be implemented as the Share Purchase.

In addition, each party’s obligation to complete the Transaction is conditional upon:

•	the accuracy of the other party’s representations and warranties, subject to specified materiality standards;

•	the performance by the other party of its obligations under the Stock Purchase Agreement in all material respects; and

•	the delivery by the other party of an officer’s certificate certifying such accuracy of its representations and warranties and such performance of its obligations.

15	Termination of the Stock Purchase Agreement

The Stock Purchase Agreement may be terminated at any time prior to Completion:

•	by mutual written agreement of Verizon and Vodafone;

•

by either Verizon or Vodafone if the Transaction has not been completed on or before 2 September 2014 (unless the failure of the Transaction to be completed by such time resulted from such party’s breach of the Stock Purchase Agreement);

•

by either Verizon or Vodafone if the other party materially violated or breached any provision in the Stock Purchase Agreement or Omnitel Share Purchase Agreement, which has caused or would cause the failure of the mutual completion conditions in the Stock Purchase Agreement to be satisfied and such violation or breach is incapable of being cured or has not been cured within 60 days after written notice thereof (unless the terminating party is in breach of the Stock Purchase Agreement so as to cause the completion conditions for the benefit of the non-terminating party not to be satisfied);

•

by either Verizon or Vodafone if (i) the Verizon Special Meeting has concluded and Verizon shareholder approval of the Share Issuance has not been obtained or (ii) the Vodafone General Meeting has concluded and Vodafone shareholder approval of the Vodafone Sale Resolution has not been obtained;

•

by either Verizon or Vodafone if a court of competent jurisdiction or other governmental entity has enacted, entered or enforced any law, injunction, order, ruling or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction (unless such circumstance resulted from such party’s breach of any provision of the Stock Purchase Agreement);

•

by either Verizon or Vodafone if the FCC issued a final order disapproving the Transaction (unless such circumstance resulted from such party’s breach of any provision of the Stock Purchase Agreement);

•	by Verizon within 30 days following a Vodafone Change of Recommendation;

•	by Vodafone within 30 days following a Verizon Change of Recommendation;

•

by Vodafone if (i) the conditions to Completion are generally satisfied or capable of being satisfied and the full proceeds of the Financing (or, if applicable, the Replacement Financing) are not available (a “Financing Failure”); (ii) Vodafone is prepared to complete the Transaction; and (iii) Verizon fails to take certain actions necessary in connection with completing the Transaction by way of the Vodafone Scheme or to complete the Share Purchase within three business days of being required to do so; or

•	by Vodafone if a Vodafone Material Adverse Financial Effect has occurred and is continuing.

16	Termination fees and expenses

The Stock Purchase Agreement provides for the payment of termination fees by each of Verizon and Vodafone under certain circumstances.

A termination fee is payable by Verizon to Vodafone:

•	in the amount of $1.55 billion in the event of termination by either party as a result of failure to obtain shareholder approval of the Share Issuance;

•	in the amount of $4.65 billion in the event of a termination by Vodafone as a result of a Verizon Change of Recommendation; or

•

in the amount of $10.0 billion in the event of a termination by Vodafone as a result of a Financing Failure which, unless the Financing Failure results from Verizon’s willful and material breach of its covenants in the Stock Purchase Agreement relating to financing matters, will be Vodafone’s sole and exclusive remedy against Verizon and certain related parties and the Financing sources and any Replacement Financing sources.

A termination fee is payable by Vodafone to Verizon:

•	in the amount of $1.55 billion in the event of termination by either party as a result of failure to obtain Vodafone shareholder approval of the Vodafone Sale Resolution;

•	in the amount of $1.55 billion in the event of a termination by Verizon as a result of a Vodafone Change of Recommendation; or

•	in the amount of $1.55 billion in the event of a termination by Vodafone as a result of a Vodafone Material Adverse Financial Effect.

As a general matter, all costs and expenses incurred in connection with the Stock Purchase Agreement will be paid by the party incurring such cost or expenses. However, if the Stock Purchase Agreement is terminated by either party for a material incurable or uncured breach, the breaching party must reimburse the terminating party’s out-of-pocket expenses, subject to a maximum of $1.55 billion.

In the event of any termination of the Stock Purchase Agreement in accordance with its terms, no party or its affiliates will have any liability under the Stock Purchase Agreement, provided that, other than with respect to the payment of termination fees and the reimbursement of expenses as required by the Stock Purchase Agreement, no party will be relieved of any liability for wilful and material failure to perform a covenant of the Stock Purchase Agreement occurring prior to termination. In addition, nothing will relieve any party from liability for such party’s fraud.

17	Representations and warranties

Each of Verizon and Vodafone made representations and warranties in the Stock Purchase Agreement, which are, in some cases, subject to specified exceptions and qualifications contained in the Stock Purchase Agreement or in disclosure schedules to the Stock Purchase Agreement.

The representations and warranties made by Verizon relate to the following:

•	corporate organisation, existence and good standing of Verizon and its significant subsidiaries and authority of Verizon and its subsidiaries to do business;

•	capital structure;

•	corporate authority of Verizon to enter into the Stock Purchase Agreement and the enforceability thereof;

•	the absence of any breach or violation of Verizon’s organisational documents or contracts as a result of the VZW Transaction or the Omnitel Transaction;

•	the absence of any required consent or approval in connection with the VZW Transaction or the Omnitel Transaction other than those contemplated by the Stock Purchase Agreement;

•	SEC filings by Verizon;

•	maintenance of internal disclosure controls and internal control over financial reporting;

•	preparation of Verizon’s audited financial statements, the fair presentation of its results and financial position and the absence of certain undisclosed liabilities;

•	accuracy of information supplied by Verizon for inclusion in the Verizon Disclosure Documents and Vodafone Circular;

•	conduct of the businesses of Verizon and its subsidiaries in the ordinary course of business in all material respects from 30 June 2013 to 2 September 2013;

•	the absence of certain changes since 30 June 2013 that would reasonably be expected to have, individually or in the aggregate, a Verizon Material Adverse Effect;

•	the absence of pending or threatened litigation;

•	compliance with laws and licences;

•	tax matters;

•	employee benefits matters and labour matters;

•	material contracts of Verizon and its subsidiaries;

•	intellectual property owned, licensed or used by Verizon and its subsidiaries;

•

sufficiency of the proceeds of the loans under the Bridge Credit Agreement (or any Replacement Financing) and cash on hand to pay the cash consideration in the Transaction and related fees and expenses;

•	the terms and status of the financing;

•	the authorisation and valid issuance of the New Verizon Shares;

•	sufficiency of authorised but unissued Verizon Shares or Verizon Shares held in treasury necessary to be issued as stock consideration in the Transaction;

•	engagement and payment of fees of any brokers or finders;

•	receipt of fairness opinions; and

•	ownership by Verizon and its subsidiaries of Vodafone Shares.

The representations and warranties made by Vodafone relate to the following:

•	corporate organisation, existence and good standing of Vodafone, Seller and the Purchased Entities and authority of Vodafone, Seller and the Purchased Entities to do business;

•	corporate authority of Vodafone and Seller to enter into the Stock Purchase Agreement and the enforceability thereof;

•	the absence of any breach or violation of Vodafone’s, Seller’s or any Purchased Entity’s organisational documents or contracts as a result of the VZW Transaction or the Omnitel Transaction;

•	the absence of any required consent or approval in connection with the VZW Transaction or the Omnitel Transaction other than those contemplated by the Stock Purchase Agreement;

•	the absence of liabilities and assets of the Purchased Entities following the Reorganisation except as contemplated by the Stock Purchase Agreement;

•	compliance with laws and licences;

•	capitalisation and ownership of the Purchased Entities and ownership of the VZW Stake and the issued and outstanding capital stock of Holdco;

•	accuracy of information supplied by Vodafone for inclusion in the Verizon Disclosure Documents and Vodafone Circular;

•	the absence of pending or threatened litigation;

•	tax matters;

•	engagement and payment of fees of any brokers or finders;

•	ownership by Vodafone and its subsidiaries of Verizon Shares; and

•	employee benefit matters.

The representations and warranties contained in the Stock Purchase Agreement are made only for the purposes of such agreement and are as at specific dates; are solely for the benefit of the parties (except as specifically set out therein); may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties, instead of establishing these matters as facts; and may be subject to standards of materiality and knowledge applicable to the contracting parties that differ from those applicable to Verizon Shareholders. Verizon Shareholders should not rely on the representations and warranties as characterisations of the actual state of facts or condition of any party or its affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

18	Definition of material adverse effect

Several of the representations and warranties made by Verizon and Vodafone in the Stock Purchase Agreement, as well as certain conditions to Verizon’s and Vodafone’s performance of their respective obligations under the Stock Purchase Agreement, are qualified by reference to whether the item in question would have a Verizon Material Adverse Effect or a Vodafone Material Adverse Effect, as the case may be.

The Stock Purchase Agreement defines a “Verizon Material Adverse Effect” as any change, effect, event or occurrence that (i) prevents or materially delays the ability of Verizon to consummate the Transaction or (ii) has a material adverse effect on the financial condition, business or results of operations of Verizon and its subsidiaries, taken as a whole, except, in each case, to the extent resulting from:

•	except to the extent disproportionately adversely affecting Verizon and its subsidiaries, as compared to other companies operating in the industries in which Verizon and its subsidiaries operate:

•	changes generally affecting the United States or global economy or financial, debt, credit or securities markets;

•	changes generally affecting any industry in which Verizon or its subsidiaries operate;

•	declared or undeclared acts of war, terrorism, outbreaks or escalations of hostilities;

•	natural disasters or other force majeure events;

•	any change in GAAP or applicable laws or regulatory or enforcement developments;

•

the failure by Verizon to meet any estimates of revenues or earnings for any period ending on or after 2 September 2013 (provided that the underlying cause of such failure may be taken into account in determining whether there has been a Verizon Material Adverse Effect);

•

a decline in the price of the Verizon Shares on the NYSE, NASDAQ or LSE (provided that the underlying cause of such decline may be taken into account in determining whether there has been a Verizon Material Adverse Effect); or

•

the execution or performance of the Stock Purchase Agreement, ancillary documents or financing-related agreements or the public announcement or consummation of the transactions contemplated by such agreements.

The Stock Purchase Agreement defines a “Vodafone Material Adverse Effect” as any change, effect, event or occurrence that, individually or in the aggregate with any other changes, effects, events or occurrences, prevents or materially delays the ability of Vodafone to consummate the Transaction.

19	Mutual release

Effective as at Completion, subject to certain limited exceptions, each of Verizon and Vodafone agreed, on behalf of itself and its affiliates, to fully release the other party and certain related parties from any claim that it might have against the other arising out of or relating to actions or omissions or events occurring prior to Completion in connection with Verizon Wireless, its subsidiaries or the Purchased Entities.

20	Indemnification

Indemnification of Verizon

Subject to the limitations described below, effective after Completion, Vodafone agreed to indemnify Verizon, its affiliates and their respective representatives against any losses actually incurred or suffered in connection with, arising out of or resulting from the following (except to the extent governed by the tax indemnification provisions):

•

any breach of Vodafone’s representations and warranties or covenants that survive Completion, subject to certain exceptions, without giving effect to any materiality or knowledge qualifiers contained in the representations and warranties;

•	all assets and liabilities of the Purchased Entities other than those that Verizon agreed to acquire or assume as assets and liabilities of the Purchased Entities following the Reorganisation;

•	the Reorganisation; or

•

any commenced or threatened litigation alleging untrue or misleading disclosure in the Vodafone Circular (to the extent not provided by Verizon) or in the Verizon Disclosure Documents (to the extent provided by Vodafone) or otherwise alleging that the Vodafone Circular did not comply with applicable legal or regulatory requirements.

In addition to the above, and not subject to the limitations described below, Vodafone agreed to indemnify Verizon, its affiliates and their respective representatives against any liabilities actually incurred or suffered:

•	in relation to certain Vodafone pension plans pursuant to the exercise by the U.K. Pensions Regulator of any of its powers under the U.K. Pensions Act 2004;

•	after Completion by or in respect of any of the Purchased Entities, in respect of employees and employee benefit plans of the Purchased Entities on or prior to Completion; or

•	generally for taxes imposed on or payable by any of the Purchased Entities for any pre-Completion period (including taxes arising from the Reorganisation).

Indemnification of Vodafone

Subject to the limitations described below, effective after Completion, Verizon agreed to indemnify Vodafone, its affiliates and their respective representatives against any losses actually incurred or suffered in connection with, arising out of or resulting from:

•

any breach of Verizon’s representations and warranties or covenants that survive Completion, subject to certain exceptions, without giving effect to any materiality or knowledge qualifiers contained in the representations and warranties;

•

any commenced or threatened litigation alleging untrue or misleading disclosure in the Vodafone Circular (to the extent provided by Verizon) or in the Verizon Disclosure Documents (to the extent not provided by Vodafone) or otherwise alleging that the Verizon Disclosure Documents did not comply with applicable legal or regulatory requirements; or

•

Verizon Wireless and its subsidiaries and the business, assets and liabilities of Verizon Wireless and its subsidiaries to the extent incurred or suffered at any time after Completion in respect of any period prior to or after Completion.

Survival

The representations and warranties of Vodafone under the Stock Purchase Agreement will terminate on the date of Completion, except that:

•

the representations and warranties of Vodafone relating to (i) organisation and qualification, (ii) corporate authority, and (iii) brokers and finders will survive for 12 months after the date of Completion; and

•

the representations and warranties of Vodafone relating to (i) capitalisation of the Purchased Entities, (ii) ownership of the VZW Stake, and (iii) ownership of all of the issued and outstanding capital stock of Holdco will survive until 30 days after the expiration of the applicable statute of limitations.

The representations and warranties of Verizon under the Stock Purchase Agreement will terminate on the date of Completion, except that the representations and warranties of Verizon relating to (i) organisation and qualification, (ii) corporate authority and (iii) brokers and finders will survive for 12 months after the date of Completion.

Subject to certain exceptions, the covenants of the parties that specify performance prior to the date of Completion will survive for 12 months after the date of Completion, and the covenants that specify performance after the date of Completion will survive in accordance with their terms.

Limitations

Neither party will have any indemnification liability if the damages for such claim and all related claims are less than (i) $2 million, with respect to claims relating to breaches of representations and warranties, and (ii) $250,000, with respect to all other claims.

The amount of any damages or taxes payable by an indemnifying party will be (i) reduced by any amounts recovered by the indemnified party under applicable insurance policies or from any other person alleged to be responsible for such damages and (ii) net of any tax benefits actually realised by the indemnified party and increased by any tax costs incurred by the indemnified party.

21	Amendment of the Stock Purchase Agreement

The Stock Purchase Agreement may be amended only by an agreement in writing executed by all of the parties to the Stock Purchase Agreement. After receipt of Verizon shareholder approval of the Share Issuance or Vodafone shareholder approval of the Vodafone Sale Resolution, however, the parties may not amend the Stock Purchase Agreement in any manner that requires further approval of such shareholders without such further approval.

22	Specific performance

The parties agreed in the Stock Purchase Agreement that irreparable damage would occur if any provisions of the Stock Purchase Agreement were breached. Accordingly, each party is entitled to an injunction to prevent or cure breaches of the Stock Purchase Agreement and to specific performance to compel compliance with the Stock Purchase Agreement, in addition to any other remedy to which such party may be entitled at law or in equity. However, Vodafone will not be entitled to specific performance of Verizon’s obligations to take certain actions necessary in connection with completion of the Transaction by way of the Vodafone Scheme or to complete the Transaction in the event of a financing failure, for which its sole and exclusive remedy will be to terminate the Stock Purchase Agreement (if permitted) and collect the related termination fee relating to such financing failure.

23	Release of Vodafone from Cellco Partnership Agreement

The Cellco Partnership Agreement generally provides for the governance and operation of Verizon Wireless and includes provisions for matters such as the establishment and maintenance of capital accounts, allocations of profits and losses, distributions, appointment of officers and the partnership’s board of representatives and matters that require the approval of a specified number of board members appointed by each partner. After Completion, Vodafone and its affiliates will no longer be subject to certain restrictions in the Cellco Partnership Agreement relating to the provision of mobile telecommunications services in the United States.

24	Shareholder litigation relating to the Transaction

On 5 September 2013, a putative class action complaint, captioned Gordon v. Verizon Communications Inc. et al., No. 653084/2013 (Sup. Ct. N.Y. Co.), was filed by a purported Verizon Shareholder against Verizon and its directors on behalf of Verizon’s public shareholders in the Supreme Court of the State of New York, New York County. The complaint was amended by the plaintiff on 22 October 2013. The amended complaint alleges that the Directors breached their fiduciary duties to the Verizon Shareholders by virtue of their having agreed to pay an allegedly excessive and dilutive price for VZW Stake and that the draft proxy materials filed by Verizon with the SEC fail to disclose certain alleged facts, in particular certain alleged events relating to the discussions between Verizon and Vodafone leading up to the signing of the Stock Purchase Agreement, and certain financial analyses and inputs allegedly used by Verizon’s financial advisers in developing their fairness opinions. The complaint seeks to enjoin the Stock Purchase Agreement or rescind it (to any extent already implemented) and also seeks an unspecified amount of damages, attorneys’ fees and putative class certification. On 6 December 2013 the parties entered into a memorandum of understanding to settle the case, subject to court approval and other customary conditions, including the execution of definitive documentation. The terms of the proposed settlement do not involve any change in the terms of the Transaction or require Verizon to make any payment to settle the case (save in respect of such plaintiff’s attorneys’ fees as may be awarded by the court, which are expected to be immaterial to Verizon). Verizon Shareholders who are members of the proposed settlement class will, at a later date, receive written notice containing the terms of the proposed settlement and proposed release of class claims and related matters.

25	Distribution to Vodafone Shareholders

Vodafone Scheme

If the Transaction is implemented by way of the Vodafone Scheme, under the form of the scheme that Vodafone agreed to pursue, Vodafone will provide the Vodafone Shareholders with election materials, pursuant to which Vodafone Shareholders will be entitled to elect to receive either B Shares or C Shares in respect of their Vodafone Shares (other than (i) Vodafone Shareholders who are resident in, or have a registered address in, certain excluded jurisdictions and (ii) holders of Vodafone ADSs who will not be eligible to receive B Shares and will instead be deemed to have elected for C Shares). The B Shares and C Shares will be non-voting, non-listed and non-transferable Vodafone shares pursuant to which Vodafone Shareholders will receive their pro rata portion of the stock consideration and Returned Cash. The rights with respect to B Shares and C Shares will be identical, except that holders of B Shares will be entitled to receive their pro rata portion of the stock consideration and Returned Cash in consideration for the cancellation of such B Shares, and holders of C Shares will be entitled to receive their pro rata portion of the stock consideration and Returned Cash as a special dividend on such C Shares. There will be no difference in the amount of cash or New Verizon Shares received by Vodafone Shareholders as a result of electing to receive B Shares or C Shares.

Vodafone Shareholders who do not make a valid B Share Election (either because their election was invalid (for example, because it was not timely), because they did not make any election at all or because they are not eligible to receive B Shares) will receive C Shares in respect of their Vodafone Shares. Each B Share Election made by a Vodafone Shareholder who holds Vodafone Shares in certificated form must be made by completing and executing a Form of Election, and each B Share Election made by a Vodafone Shareholder who holds Vodafone Shares in uncertificated form must be made by way of an electronic election through CREST. In either case, to be valid, a B Share Election must be made by no later than the election deadline specified by Vodafone in the Vodafone Circular and received by Vodafone’s registrar, Computershare Investor Services PLC, by such time. Any time before the election deadline, a Vodafone Shareholder may withdraw such Vodafone Shareholder’s B Share Election by contacting Vodafone’s registrar, Computershare Investor Services PLC. If a Vodafone Shareholder makes more than one B Share Election, the most recent election that is made prior to the election deadline will prevail over all earlier elections.

Following the election deadline, Vodafone will make a bonus issue of:

•	one B Share in respect of each Vodafone Share in issue at the Vodafone Distribution Record Time for which a valid B Share Election was made; and

•	one C Share in respect of each Vodafone Share in issue at the Vodafone Distribution Record Time for which a valid B Share Election was not made.

Regardless of their election, following Completion, Vodafone Shareholders will receive their pro rata portion of the Returned Cash and the stock consideration, provided that they will receive cash in lieu of fractional New Verizon Shares, without interest. All fractional New Verizon Shares to which Vodafone Shareholders would otherwise be entitled will be aggregated, rounded down to the nearest whole number and issued to a nominee appointed by Vodafone to sell such shares as soon as practicable in the open market at the then-prevailing prices. The net proceeds of such sale (less appropriate deductions) will be paid ratably to the relevant Vodafone Shareholders in due course and in accordance with their entitlements. In addition, as discussed further below, those Vodafone Shareholders resident in, or with a registered address in, any Share Issuance Restricted Jurisdiction will not receive their pro rata portion of the stock consideration, and the New Verizon Shares to which they would otherwise be entitled will be aggregated and sold in the open market at then-prevailing prices and each such Vodafone Shareholder’s ratable share of the total proceeds of such sale (less appropriate deductions) will be distributed to such Vodafone Shareholder.

Subject to the discussion below relating to Vodafone Shareholders resident in, or with a registered address in, any Share Issuance Restricted Jurisdiction, settlement of the Returned Cash and stock consideration received by Vodafone Shareholders will depend on how each Vodafone Shareholder holds its Vodafone Shares.

On the date that the U.K. Court’s order confirming the Vodafone Capital Reduction is delivered to or registered by the U.K. Registrar of Companies, the B Shares will be cancelled and extinguished. On payment of the special dividend on the C Shares, each of the C Shares will be reclassified as a deferred share and will subsequently be repurchased and cancelled by Vodafone.

Share Purchase

If the Transaction is implemented as the Share Purchase, Verizon will deposit the New Verizon Shares with a distribution agent on the date of Completion, for the benefit of Vodafone Shareholders, and Vodafone will, if necessary to effect the distribution of the New Verizon Shares, declare a dividend with respect to the Vodafone Shares and, pursuant to such dividend, instruct the distribution agent to distribute as soon as reasonably practicable after Completion the New Verizon Shares. As in the Vodafone Scheme, but, subject to the discussion below relating to Vodafone Shareholders resident in, or with a registered address in, any Share Issuance Restricted Jurisdiction, Vodafone Shareholders in the Share Purchase will receive their pro rata portion of the stock consideration, provided that they will receive cash in lieu of fractional New Verizon Shares, without interest. The distribution agent will aggregate all fractional New Verizon Shares to which Vodafone Shareholders would otherwise be entitled, sell the whole New Verizon Shares obtained thereby in the open market at then-prevailing prices and distribute to each Vodafone Shareholder such Vodafone Shareholder’s ratable share of the total proceeds of such sale (less appropriate deductions).

Restricted Jurisdictions

New Verizon Shares will not be issued or distributed to Vodafone Shareholders resident in, or with a registered address in, certain restricted jurisdictions where to do so is either (a) prohibited by applicable law or (b) permitted only subject to compliance by Vodafone, Seller or Verizon with requirements of applicable law (including, without limitation, any requirement to make any registration or filing with, or obtain any consent or approval from, any governmental entity) that is unduly onerous (each such jurisdiction being a “Share Issuance Restricted Jurisdiction”). Verizon and Vodafone have determined that the Share Issuance Restricted Jurisdictions include (without limitation) the following jurisdictions: Australia, China, Hong Kong, New Zealand, Saudi Arabia and Singapore.

The New Verizon Shares to which Vodafone Shareholders resident in, or with a registered address in, any Share Issuance Restricted Jurisdiction would otherwise be entitled will instead be aggregated and sold in the open market at then-prevailing prices, and each such Vodafone Shareholder’s ratable share of the total proceeds of such sale (less appropriate deductions) will be distributed to such Vodafone Shareholder.

The U.S. Prospectus and this document are not being made available in any Share Issuance Restricted Jurisdiction or in Egypt, Malaysia and Mexico (each such jurisdiction, together with each Share Issuance Restricted Jurisdiction, being a “Restricted Jurisdiction”), and neither document may be treated as an invitation to subscribe for any New Verizon Shares by any person resident in, or with a registered address in, any Restricted Jurisdiction. The New Verizon Shares have not been, and will not be, registered under the applicable securities laws of any Restricted Jurisdiction. Accordingly, the New Verizon Shares may not be offered, sold, delivered or transferred, directly or indirectly, in or into any Restricted Jurisdiction or to or for the benefit of any person resident in, or with a registered address in, any Restricted Jurisdiction.

In addition, Verizon complies with, and intends to continue complying with, the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control of the United States Department of the Treasury.

CSN Facility

Verizon has agreed under the Stock Purchase Agreement to implement arrangements with one or more appropriate service providers as may be reasonably necessary to enable individual certificated Vodafone Shareholders resident in, or with a registered address in, the EEA (other than Croatia) to hold CREST Depository Interests representing their entitlements to New Verizon Shares. CDIs are depository interests in non-U.K. securities (in this case, New Verizon Shares) and are transferred exclusively through CREST.

Please also refer to section 3 (“CSN Facility”) of Part XIII (“Information on the Verizon Shares”) of this document.

Free share dealing facility

Verizon has agreed under the Stock Purchase Agreement to implement a free share dealing facility through one or more appropriate service providers to enable those individual certificated Vodafone Shareholders resident in, or with a registered address in, the EEA (other than Croatia) and holding fewer than 50,000 Vodafone Shares to sell all (but not part only) of their Verizon CDIs. Vodafone Shareholders will receive the cash proceeds of such sale by cheque in the currency in which they currently receive dividend payments from Vodafone (being Pounds Sterling or Euros) or, if they have validly elected to receive their Returned Cash in another currency (being Pounds Sterling, Euros or U.S. Dollars), in that same currency, in each case without charge. Vodafone agreed to pay half of all costs and expenses incurred by Verizon in connection with the implementation of such free share dealing facility.

Please also refer to section 4 (“Free share dealing facility”) of Part XIII (“Information on the Verizon Shares”) of this document.

PART VII

FINANCING OF THE TRANSACTION

1	General

Verizon expects to pay the cash consideration and related fees and expenses of the Transaction using (i) the cash proceeds of approximately $48.7 billion from the Notes Offering, (ii) up to $12.0 billion from the proceeds of the Term Loan Agreement and (iii) other cash available to Verizon at the time of Completion. As at 30 September 2013, Verizon had available to it cash and cash equivalents in the amount of approximately $56.7 billion.

2	New Notes

On 18 September 2013, Verizon issued eight series of fixed and floating rate notes with varying maturities in an aggregate principal amount of $49.0 billion (the “New Notes”), which resulted in cash proceeds of approximately $48.7 billion (the “Notes Offering”).

The New Notes include $2,250,000,000 aggregate principal amount of floating rate notes due 2016, $1,750,000,000 aggregate principal amount of floating rate notes due 2018, $4,250,000,000 aggregate principal amount of 2.50% notes due 2016, $4,750,000,000 aggregate principal amount of 3.65% notes due 2018, $4,000,000,000 aggregate principal amount of 4.50% notes due 2020, $11,000,000,000 aggregate principal amount of 5.15% notes due 2023, $6,000,000,000 aggregate principal amount of 6.40% notes due 2033, and $15,000,000,000 aggregate principal amount of 6.55% notes due 2043. The New Notes were issued under the Indenture. Each series of the New Notes will be unsecured and will rank equally with all of Verizon’s senior unsecured indebtedness.

Covenants and events of default

The Indenture contains certain negative covenants, including a negative pledge covenant and a merger or similar transaction covenant, affirmative covenants and events of default that are customary for companies maintaining an investment grade credit rating. An event of default for any series of the New Notes may result in acceleration of the entire principal amount of all debt securities of that series.

Special mandatory redemption

In the event that (i) the Transaction is not completed on or prior to 2 September 2014 or (ii) the Stock Purchase Agreement is terminated on or at any time prior to such date, Verizon will redeem all the New Notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. The “Special Mandatory Redemption Price” means 101% of the aggregate principal amount of each series of the New Notes, plus accrued and unpaid interest from the date of initial issuance (or the most recent interest payment date on which interest was paid) to, but not including, the Special Mandatory Redemption Date. The “Special Mandatory Redemption Date” means the earlier to occur of (i) 2 October 2014, if the Transaction has not been completed on or prior to 2 September 2014 or (ii) the twentieth business day following the termination of the Stock Purchase Agreement.

3	Term Loan Agreement

On 1 October 2013, Verizon entered into the Term Loan Agreement, which provides Verizon with the ability to borrow up to $12.0 billion to finance, in part, the Transaction and to pay costs relating to the Transaction. The loans under the Term Loan Agreement are available during the period beginning on 1 October 2013 and ending on the earliest of (i) 2 September 2014, (ii) the date immediately following the consummation of the Transaction, (iii) the termination of the Stock Purchase Agreement, and (iv) the termination in full of the commitments pursuant to the Term Loan Agreement. The availability of the loans under the Term Loan Agreement, which have not yet been advanced, is subject to the satisfaction (or waiver) of the conditions set out in the Term Loan Agreement, including:

•	the VZW Transaction having been (or, substantially contemporaneously with the advances under the Term Loan Agreement, being) consummated pursuant to the Stock Purchase Agreement;

•	the payment by Verizon of relevant fees and expenses;

•	the delivery by Verizon of customary documentation;

•	the accuracy of certain customary representations and warranties in the Term Loan Agreement;

•

the accuracy of the representations made by Vodafone in the Stock Purchase Agreement that are material to the interests of the lenders under the Term Loan Agreement (but only to the extent that Verizon has the right not to consummate the acquisition of all of the issued and outstanding capital stock of Holdco under, or terminate, the Stock Purchase Agreement as a result of a failure of any such representation in the Stock Purchase Agreement to be true and correct); and

•	the absence of certain customary events of default under the Term Loan Agreement.

The date on which such conditions are satisfied (or waived in accordance with the Term Loan Agreement) in connection with Completion is the “Term Loan Funding Date”. The loans under the Term Loan Agreement are to be made in a single borrowing on the Term Loan Funding Date. Fifty per cent. of the loans under the Term Loan Agreement have a maturity of three years (the “3-year loans”) and 50% of the loans under the Term Loan Agreement have a maturity of five years (the “5-year loans”). The 5-year loans will amortise in an amount equal to (i) 5.0% of the original principal amount of the 5-year loans on each of the dates that are three, six, nine and twelve months after the third anniversary of the Term Loan Funding Date and (ii) 12.5% of the original principal amount of the 5-year loans on each of the dates that are three, six and nine months after the fourth anniversary of the Term Loan Funding Date. Any borrowing under the Term Loan Agreement will be allocated on a pro rata basis between the 3-year loans and the 5-year loans.

Interest rate and fees

The 3-year loans under the Term Loan Agreement will bear interest at a rate equal to, at the option of Verizon, (i) the base rate (defined as the greater of the rate JPM announces publicly as its “prime rate” or the federal funds rate plus 0.50%, subject to a floor of LIBOR plus 1.00%) or (ii) LIBOR, in each case plus a margin to be determined by reference to Verizon’s credit ratings and ranging from 0.125% to 0.875% in the case of base rate loans and 1.125% to 1.875% in the case of LIBOR loans.

The 5-year loans under the Term Loan Agreement will bear interest at a rate equal to, at the option of Verizon, (i) the base rate (defined as the greater of the rate JPM announces publicly as its “prime rate” or the federal funds rate plus 0.50%, subject to a floor of LIBOR plus 1.00%) or (ii) LIBOR, in each case plus a margin to be determined by reference to Verizon’s credit ratings and ranging from 0.25% to 1.00% in the case of base rate loans and 1.25% to 2.00% in the case of LIBOR loans.

Verizon will pay a commitment fee on the daily actual unused commitment of each lender for the period from and including 1 October 2013 through to the date on which the commitments are terminated. This fee accrues at a rate equal to 0.10% per annum.

Covenants and events of default

The Term Loan Agreement contains certain negative covenants, including a negative pledge covenant, a merger or similar transaction covenant and an accounting changes covenant, affirmative covenants and events of default that are customary for companies maintaining an investment grade credit rating. An event of default may result in the acceleration of any outstanding loans under the Term Loan Agreement. In addition, the Term Loan Agreement contains a negative covenant providing that until Verizon’s credit ratings are equal to or higher than A3 from Moody’s and A- from S&P, Verizon will not permit its leverage ratio (as such term is defined in the Term Loan Agreement) on the last day of any fiscal quarter to exceed 3.50:1.00. Verizon’s current ratings are Baa1 from Moody’s and BBB+ from S&P. Verizon does not expect that compliance with the covenants in the Term Loan Agreement will have a material adverse effect on its business or the financing of its operations in the future.

The credit ratings included in this document have been assigned, for the purposes of Regulation (EC) No 1060/2009 on credit rating agencies, by S&P and Moody’s. Neither S&P nor Moody’s is (i) established in the European Union or (ii) registered under the abovementioned regulation.

PART VIII

DIRECTORS, NAMED EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

1	Directors and Named Executive Officers

Set out below are details of the Directors and Named Executive Officers of the Company.

The business address of the Directors and Named Executive Officers is 140 West Street, New York, NY 10007, United States.

1.1	Directors of the Company

Lowell C. McAdam

Mr. McAdam is Chairman and Chief Executive Officer of Verizon. Mr. McAdam became Chief Executive Officer on 1 August 2011 and Chairman on 1 January 2012. From October 2010 until becoming Chief Executive Officer, Mr. McAdam served as President and Chief Operating Officer and had responsibility for the operations of the Company’s network-based businesses—Verizon Wireless and Verizon Telecom and Business—as well as Verizon’s shared services operations. Prior to assuming this role, Mr. McAdam held key executive positions at Verizon Wireless from its inception in 2000 and was instrumental in building Verizon Wireless into an industry-leading wireless provider. He was President and Chief Executive Officer of Verizon Wireless from 2007 until October 2010, and before that served as its Executive Vice President and Chief Operating Officer. Before the formation of Verizon Wireless, Mr. McAdam held executive positions with PrimeCo Personal Communications, a joint venture owned by Bell Atlantic and Vodafone AirTouch, AirTouch Communications and Pacific Bell.

Mr. McAdam brings to the Board a unique understanding of the Verizon Group’s strategies and operations through his broad experience in the telecommunications industry and his pivotal role in the development of Verizon Wireless. Mr. McAdam serves a key leadership role on the Board, providing the Board with an in-depth knowledge of the Company’s business, industry, challenges and opportunities. His extensive leadership experience enables Mr. McAdam to play a key role in all matters involving the Board and positions him well to act not only as the Board’s Chairman, but also as the principal intermediary between management and the independent members of the Board.

Mr. McAdam has served as a director of Verizon since March 2011. Mr. McAdam has been a member of the Board of Representatives of Verizon Wireless since 2003 and has served as its Chairman since September 2010.

Shellye Archambeau

Ms. Archambeau is Chief Executive Officer of MetricStream, Inc., a leading provider of governance, risk, compliance and quality management solutions to corporations across diverse industries. Under her leadership, the privately-held MetricStream has grown 2,500% over the past ten years, with approximately 1,000 employees worldwide. Prior to joining MetricStream in 2002, Ms. Archambeau was Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a leader in Internet infrastructure services, Chief Marketing Officer of NorthPoint Communications and President of Blockbuster Inc.’s e-commerce division. Before joining Blockbuster, she held domestic and international executive positions during a 15-year career at IBM.

Ms. Archambeau brings to the Board, among other skills and qualifications, leadership experience in technology, e-commerce, digital media and communications. An active participant in Silicon Valley’s emerging company community, her in-depth knowledge of the technology sector and extensive background in the application of emerging technologies to address business challenges uniquely positions her to advise the Board and senior management on implementing the Company’s growth strategies. Ms. Archambeau’s experience in developing and marketing telecommunications and Internet services and solutions gives her insight into areas critical to Verizon’s success.

Ms. Archambeau has served as a Director since December 2013. In the past five years, she has served on the board of Arbitron, Inc.

Richard L. Carrión

Mr. Carrión has served for over 18 years as Chairman, President and Chief Executive Officer of both Popular, Inc., a diversified bank holding company, and Banco Popular de Puerto Rico, Popular, Inc.’s principal bank subsidiary. Popular, Inc. is the largest financial institution based in Puerto Rico, with consolidated assets of $36.5 billion, total deposits of $27.0 billion and 8,074 employees as at 31 December 2012. In addition to his experience guiding these companies, Mr. Carrión has been a class A director of the Federal Reserve Bank of New York since 2008. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

As a result of his tenure as Chairman, President and Chief Executive Officer of Popular, Inc. and Banco Popular de Puerto Rico, Mr. Carrión brings to the Board a strong operational and strategic background and extensive business, leadership and management experience. In addition, Mr. Carrión’s knowledge of business and consumer services gives him insights into providing services to retail and business customers, activities that make up a significant portion of Verizon’s business. Mr. Carrión’s experience at the Federal Reserve Bank of New York also enables him to advise the Board and senior management on risk management, which is an important area for a large, complex organisation like Verizon.

Mr. Carrión has served as a director of Verizon since 1997 and was a director of NYNEX Corporation from 1995 to 1997. He is a member of the Corporate Governance and Policy Committee, the Human Resources Committee and the Finance Committee.

Melanie L. Healey

Ms. Healey is Group President—North America and Global Hyper-Market, Super-Market and Mass Channel of The Procter & Gamble Company, a provider of branded consumer packaged goods to customers in over 180 countries around the world. In this role, Ms. Healey is responsible for the overall North America business, which had net sales of $32.6 billion in the 2012 financial year. Since joining Procter & Gamble in 1990, Ms. Healey has held positions of increasing responsibility, including Group President, Global Feminine and Health Care, and President, Global Feminine Care & Adult Care.

Ms. Healey brings to the Board, among other skills and qualifications, an extensive background in consumer goods, marketing and international operations. Her experience in marketing, including more than 15 years outside the United States, uniquely positions Ms. Healey to advise the Board and senior management on critical issues facing Verizon, including corporate strategy with respect to brand management, the consumer experience and global growth. In addition, Ms. Healey’s leadership experience at a complex international organisation with a large, diverse workforce gives her a thorough understanding of the operational challenges facing Verizon.

Ms. Healey has served as a director of Verizon since December 2011 and is a member of the Human Resources Committee.

M. Frances Keeth

Ms. Keeth was Executive Vice President of Royal Dutch Shell plc, an energy company, from 2005 to 2006. In this role, Ms. Keeth was accountable for Shell’s global chemicals businesses, which produced $36.3 billion in third party revenue in 2006 and operated in 35 countries. From 2001 to 2006, she was also President and Chief Executive Officer of Shell Chemicals LP, Shell’s U.S. operating company through which it conducted all of its operations in the United States. During her 37-year career, Ms. Keeth held multiple positions of increasing responsibility at Shell, including serving as Executive Vice President, Finance and Business Systems, and Executive Vice President, Customer Fulfillment and Product Business Units. In addition, from 1996 to 1997, Ms. Keeth was controller and principal accounting officer of Mobil Corporation.

Ms. Keeth’s extensive senior leadership experience at Shell, a complex global business organisation, positions her well to advise the Board and senior management on a wide range of strategic and financial matters. Ms. Keeth brings to the Board, among other skills and qualifications, valuable business, leadership and operations management experience in a global, capital-intensive business. As a result of this experience, she is able to provide insights into many aspects of Verizon’s business, including business systems, public accounting and finance. Ms. Keeth also has extensive expertise in international operations and strategic partnerships, which assists the Company in implementing its growth strategies.

Ms. Keeth has served as a director of Verizon since 2006 and is a member of the Audit Committee, the Human Resources Committee and the Finance Committee. She is currently a director of Arrow Electronics, Inc. (since 2004) and, in the past five years, she has served as a director of Peabody Energy.

Robert W. Lane

Mr. Lane served as Chairman and Chief Executive Officer of Deere & Company from 2000 to 2009. Deere & Company is an equipment manufacturer that in the 2009 financial year had net sales and revenues of $23.1 billion and approximately 51,300 employees as at 31 October 2009. During his 28 years at Deere, Mr. Lane held positions of increasing responsibility across a wide variety of domestic and overseas units. These positions included serving as President and Chief Operating Officer of the company, President of the Worldwide Agricultural Equipment Division, Chief Financial Officer of the company and President and Chief Operating Officer of Deere Credit, Inc.

Mr. Lane’s tenure as Chairman and Chief Executive Officer of Deere & Company and as a senior executive in several of its business units provides him with valuable business, leadership and management experience, including experience leading a large, complex organisation with global operations. This background gives him a global perspective that positions him well to advise the Board and senior management on implementing the Company’s growth strategies. Mr. Lane also brings to the Board an extensive background in manufacturing, marketing, operations and finance.

Mr. Lane has served as a director of Verizon since 2004 and is a member of the Finance Committee. He is also a director of General Electric Company (since 2005) and Northern Trust Corporation (since 2009) and a member of the supervisory board of BMW AG (since 2009). In the past five years, Mr. Lane has served on the board of Deere & Company as its Chairman.

Sandra O. Moose

Dr. Moose is President of Strategic Advisory Services LLC, a consulting firm. She was Senior Managing Partner of The Boston Consulting Group, Inc. (BCG) until 2004. At BCG, Dr. Moose provided strategic planning, operational effectiveness and related consulting services to global clients in a variety of industries, including consumer and industrial goods, financial services and telecommunications, over a 35-year career. Dr. Moose was a principal founder of BCG’s Financial Services practice and a key contributor to the development of the firm’s early management concepts. She led BCG’s New York office from 1988 to 1998 and was Chair of the East Coast region, which accounted for approximately 20% of BCG’s overall revenues, from 1994 to 1999.

Dr. Moose’s experience at BCG as a strategic adviser to diverse clients enables her to advise the Board and senior management on key issues of corporate strategy, including with respect to global growth, consumer goods and telecommunications issues. In addition to her strategic planning expertise, Dr. Moose has been the chair or presiding director of several public companies and several charitable organisations, which has given her extensive expertise in corporate governance. Dr. Moose also brings to the Board substantial financial expertise and insights into the views of institutional investors, which are important to Verizon as a public company.

Dr. Moose has served as a director of Verizon since 2000 and was a director of GTE from 1978 to 2000. She is Presiding Director, Chairperson of the Corporate Governance and Policy Committee and a member of the Audit Committee. Dr. Moose is also Chairperson of the Board of Trustees of Natixis Advisor Funds (where she has served as a trustee of the funds and their predecessors since 1982) and Loomis Sayles Funds (where she has served as a trustee since 2003) and a director of The AES Corporation (since 2004). In the past five years, Dr. Moose has served on the board of Rohm and Haas Company as its lead director.

Joseph Neubauer

Mr. Neubauer is Chairman of ARAMARK Holdings Corporation and its subsidiary, ARAMARK Corporation, a professional services company. Until May 2012, he was also the Chief Executive Officer. He has served in those roles with ARAMARK and its predecessors for more than 25 years. ARAMARK’s approximately 272,000 employees provide food, hospitality, facility and uniform services in 22 countries and generated $13.9 billion in revenue during its 2013 financial year. Mr. Neubauer joined ARAMARK’s predecessor, ARA Services, in 1979 as Executive Vice President of Finance and Development, Chief Financial Officer and a director. He was elected President in 1981, Chief Executive Officer in 1983 and Chairman in 1984.

During his long tenure as Chairman and Chief Executive Officer of ARAMARK, Mr. Neubauer gained business and management experience leading a large, complex organisation with international operations and a large, diverse workforce. This experience gives him a thorough understanding of many important issues facing Verizon. Mr. Neubauer brings to the Board, along with other skills and qualifications, extensive expertise in corporate finance, strategy and development. His broad background in hospitality and professional services, as well as his in-depth knowledge of consumer services, gives Mr. Neubauer insights on reaching retail and business customers, which is critical to Verizon’s success.

Mr. Neubauer has served as a director of Verizon since 1995 and is Chairperson of the Human Resources Committee. He is also a director of Macy’s, Inc. (since 1992). In the past five years, Mr. Neubauer has served as a director of Wachovia Corporation.

Donald T. Nicolaisen

Mr. Nicolaisen was Chief Accountant of the SEC from 2003 to 2005. In that role, Mr. Nicolaisen was responsible for establishing and enforcing accounting and auditing policy applicable to all U.S. reporting companies and for improving the professional performance of public company auditors. Prior to joining the SEC, he was a Partner in PricewaterhouseCoopers and its predecessors, which he joined in 1967. At PricewaterhouseCoopers, Mr. Nicolaisen served on the firm’s global and international boards, led the firm’s national office for accounting and SEC services from 1988 to 1994, led the firm’s financial services practice, and was responsible for auditing and providing risk management advice to large, complex multinational firms.

Mr. Nicolaisen brings to the Board a range of experience in leadership positions in both the public and private sector. His extensive experience as Chief Accountant at the SEC, an outside strategic adviser to multinational companies and a senior leader of one of the world’s largest accounting firms enables him to advise the Board and senior management on accounting matters, government relations and public policy. Mr. Nicolaisen’s unique financial and accounting background also provides financial expertise to the Board, including an in-depth understanding of risk management, corporate finance and accounting, as well as the numerous issues facing a public reporting company.

Mr. Nicolaisen has served as a director of Verizon since 2005 and is Chairperson of the Audit Committee and a member of the Corporate Governance and Policy Committee. He is also a director of MGIC Investment Corporation (since 2006), Morgan Stanley (since 2006) and Zurich Insurance Group (since 2006).

Clarence Otis, Jr.

Mr. Otis has been Chairman of Darden Restaurants, Inc., a restaurant holding company, since 2005 and Chief Executive Officer since 2004. Darden Restaurants is the largest company-owned and operated full-service restaurant company in the world. As at 27 May 2012, the company’s 180,000 employees operated 1,994 restaurants in the United States and Canada and generated sales of $8.0 billion in the 2012 financial year. Mr. Otis joined Darden in 1995 as Vice President and Treasurer and held positions of increasing responsibility, including serving as Chief Financial Officer from 1999 until 2002, Executive Vice President from 2002 to 2004 and President of Smokey Bones Barbeque & Grill, a restaurant concept formerly owned and operated by Darden Restaurants, from 2002 to 2004. In addition, Mr. Otis has served as a class B director of the Federal Reserve Bank of Atlanta since 2010. In that role, he contributes to the formulation of monetary policy, oversight of the bank’s operational risk management and the review and appointment of senior management of the bank.

Mr. Otis brings to the Board, among other skills and qualifications, a broad background in consumer services, retail operations and finance, which are critical areas for Verizon. He has extensive business, leadership and management experience. Mr. Otis leads a complex organisation with a large, diverse workforce, which gives him a thorough understanding of many of the operational challenges Verizon faces. In addition, as a result of his experience at the Federal Reserve Bank of Atlanta, Mr. Otis is well-positioned to advise the Board and senior management on risk management, which is an important area for a large, complex organisation like Verizon.

Mr. Otis has served as a director of Verizon since 2006 and is a member of the Audit Committee, the Human Resources Committee and the Finance Committee. He has been a director of Darden Restaurants since 2004 and Chairman since 2005. He is also a director of VF Corporation (since 2004).

Hugh B. Price

Mr. Price is a Non-Resident Senior Fellow at The Brookings Institution, an independent research and policy institute. Mr. Price was President and Chief Executive Officer of the National Urban League from 1994 until 2003. During that time, Mr. Price restructured its board of directors, developed a new mission for the League and established its research and policy centre. Following his work at the National Urban League, Mr. Price was Senior Advisor of DLA Piper Rudnick Gray Cary U.S. LLP from 2003 to 2005 and a Non-Resident Senior Fellow of the Economic Studies Program at The Brookings Institution from 2006 to 2008. From 2008 to June 2013, he served as a visiting professor in the Woodrow Wilson School at Princeton University. Prior to joining the National Urban League, Mr. Price held a variety of positions in journalism, law and public interest organisations, including serving on the Editorial Board of The New York Times.

Mr. Price brings to the Board, among other skills and qualifications, a wide range of experience in leadership positions in both the private and non-profit sectors. As a result of his experience at the National Urban League and The Brookings Institution, Mr. Price is able to advise the Board and senior management on economic, government and public interest issues. His extensive management and leadership experience enables him to provide insights on corporate governance matters. He also has expertise in strategic planning, operations management and business services, which are critical issues for Verizon.

Mr. Price has served as a director of Verizon since 1997 and was a Director of NYNEX Corporation from 1995 to 1997. He is a member of the Corporate Governance and Policy Committee. Mr. Price is also a director of MetLife, Inc. (since 1999) and Metropolitan Life Insurance Company (since 1994).

Rodney E. Slater

Mr. Slater is a partner at the law firm Patton Boggs LLP, focusing his practice in the areas of transportation and infrastructure and public policy. Prior to joining Patton Boggs, from February 1997 to January 2001, Mr. Slater was the U.S. Secretary of Transportation. In that position, Mr. Slater was responsible for overseeing national transportation policy, encouraging intermodal transportation, negotiating international transportation agreements and assuring the fitness of U.S. airlines. Prior to his appointment as U.S. Secretary of Transportation, from 1993 to 1997, Mr. Slater was the Administrator of the Federal Highway Administration, which provides financial and technical support for constructing, improving and preserving the U.S. highway system.

Mr. Slater’s experience as the U.S. Secretary of Transportation and as the Administrator of the Federal Highway Administration positions him well to provide oversight to the Company, which operates in a highly regulated industry, and to advise the Board and senior management on logistics, strategic partnerships, government relations and public policy. Each of these areas is an important focus for Verizon and has a fundamental impact on the way the Company operates. Mr. Slater also brings to the Board his experience guiding clients in developing infrastructure, as well as insights on the role of law in the Verizon Group’s business.

Mr. Slater has served as a director of Verizon since 2010 and is a member of the Corporate Governance and Policy Committee. He is also a director of Kansas City Southern (since 2001), Transurban Group (since 2009) and Atkins plc (since 2011). In the past five years, Mr. Slater has served as a director of Delta Air Lines, Inc. and ICx Technologies, Inc.

Kathryn A. Tesija

Ms. Tesija is Executive Vice President, Merchandising and Supply Chain and a member of the Executive Committee of Target Corporation, the second largest discount retailer in the United States with 1,782 stores, revenues of $70.0 billion and approximately 365,000 employees in the 2012 financial year. In this role, which she has held since 2008, Ms. Tesija oversees all merchandising functions, including product design and development, sourcing, inventory management, merchandising systems, presentation and operations as well as the company’s global supply chain. Ms. Tesija joined Target in 1986 and was appointed to numerous positions of increasing responsibility at the company, ranging from Director, Merchandise Planning to Senior Vice President, Hardlines Merchandising.

As a result of her long tenure at Target, Ms. Tesija has gained broad business and leadership experience. Along with her significant management skills, Ms. Tesija brings to the Board an in-depth knowledge of the retail industry, expertise in leading the complex, large-scale, global retail functions of merchandising and supply chain and significant insight into consumer behaviour, which give her a thorough understanding of many important issues facing Verizon. Her extensive background positions Ms. Tesija well to advise the Verizon Board and senior management on implementing the Company’s strategies.

Ms. Tesija has served as a director of Verizon since December 2012 and is a member of the Corporate Governance and Policy Committee.

Gregory D. Wasson

Mr. Wasson is President and Chief Executive Officer of Walgreen Co., the U.S.’s largest retail drugstore chain, which in the 2012 financial year had $71.6 billion of net sales, 8,385 locations and 240,000 employees. In June 2012, Walgreens announced a strategic partnership with Alliance Boots, an international pharmacy-led health and beauty group with a presence in more than 25 countries. Mr. Wasson has served as President and Chief Executive Officer and as a member of the board of directors of Walgreens since 2009. He joined the company in 1980 and was appointed to positions of increasing responsibility, including President of Walgreens Health Initiatives in 2002, Senior Vice President of Walgreens in 2004, Executive Vice President of Walgreens in 2005 and President and Chief Operating Officer of Walgreens in 2007.

As Chief Executive Officer of Walgreens, Mr. Wasson has gained valuable operational and management experience at a complex organisation with a large, diverse workforce and significant global operations, which gives him a thorough understanding of the challenges facing Verizon in implementing its growth strategies. Mr. Wasson brings to the Board an in-depth knowledge of the retail industry and insight into the consumer experience. In addition, his extensive background in the healthcare industry positions Mr. Wasson well to advise the Board and senior management on an area of increasing importance to Verizon’s evolving business strategy.

Mr. Wasson has served as a director of Verizon since March 2013 and is a member of the Audit Committee and the Human Resources Committee.

1.2	Named Executive Officers of the Company

Lowell C. McAdam

Please refer to the details set out above in section 1.1 (“Directors of the Company”) of this Part VIII (“Directors, Named Executive Officers and corporate governance”) of this document.

Daniel S. Mead

Mr. Mead is President and Chief Executive Officer of Verizon Wireless, with responsibility for its operations, financial performance and advocating public policy issues on behalf of Verizon Wireless and its customers. Before assuming his current position in 2010, Mr. Mead served as Chief Operating Officer at Verizon Wireless. Previously, Mr. Mead was President of Verizon Telecom, an organisation of more than 70,000 employees delivering telephone, Internet and entertainment services, including fibre optic technology. In 2005, Mr. Mead was named President of Verizon Services Corporation. Mr. Mead was one of the founding senior executives of Verizon Wireless in 2000 and served as President of the company’s Midwest area.

Mr. Mead is a member of the Verizon Wireless Board of Representatives and the Verizon Foundation Board, and Chairman of CTIA, the wireless industry trade association. He also is on the board of ISIS, an emerging mobile commerce company in which Verizon is a member.

Francis J. Shammo

Mr. Shammo is Executive Vice President and Chief Financial Officer for Verizon, responsible for the Company’s finance and strategic planning operations, and financial transaction services. Before being appointed to his position, with effect from 1 November 2010, he was President and Chief Executive Officer of Verizon Telecom and Business, responsible for sales, marketing and customer service excellence for the company’s consumer, small-business, enterprise and wholesale customers worldwide. Previously, Mr. Shammo was President of Verizon Business, and prior to that appointment he served as Senior Vice President and Chief Financial Officer for Verizon Business.

Mr. Shammo has also served as President—West area for Verizon Wireless, responsible for its operations in the 13 states west of Colorado. He was Vice President and controller at the time of Verizon Wireless’ launch, and was responsible for formulating and implementing its financial processes, as well as leading Sarbanes-Oxley compliance and reporting requirements. Mr. Shammo joined Bell Atlantic Mobile in 1989 as general manager for accounting operations, and later held a series of positions of responsibility in finance, mergers and acquisitions, logistics, facilities, regional operations and planning. Mr. Shammo acquired public accounting, retail and tax experience before entering the wireless industry.

Mr. Shammo is a member of the Philadelphia University Board of Trustees. He also served as a member of the board of Micrus Endovascular Corporation and was chairman of its audit committee before the company was acquired by Johnson & Johnson in September 2010.

John G. Stratton

Mr. Stratton is President of Verizon Enterprise Solutions. The organisation oversees all of Verizon’s solutions for business and government customers, including its portfolio of enterprise mobility, cloud and IT, strategic networking and advanced communications offerings. Before being named to his current position, which he assumed on 1 January 2012, Mr. Stratton was Executive Vice President and Chief Operating Officer of Verizon Wireless, responsible for its nationwide operations. Previously, Mr. Stratton served as Executive Vice President and Chief Marketing Officer at Verizon Wireless, with responsibility for all marketing initiatives.

Before that, Mr. Stratton served as Chief Marketing Officer for Verizon. He also served as Vice President and Chief Marketing Officer of Verizon Wireless, responsible for its market strategy, pricing, product management, distribution, brand management and marketing communications. Mr. Stratton joined one of Cellco Partnership’s legacy companies in 1993 as director of retail sales and operations. He later served as Vice President—Marketing for that company and then as President of Bell Atlantic Mobile’s Philadelphia region. With the creation of Verizon Wireless in 2000, Mr. Stratton assumed the role of President—Northwest area, managing its business operations in Washington, Oregon, Idaho, Colorado, Minnesota, Kansas, Missouri, Montana and the Dakotas.

Randal S. Milch

Mr. Milch is Executive Vice President—Public Policy and General Counsel of Verizon. He leads the Company’s public policy, legal, regulatory, government affairs and security groups. From 2006 until being named to his current position in October 2008, Mr. Milch served as the Senior Vice President and General Counsel of Verizon Business, responsible for all legal services and external affairs support for the Company’s global enterprise carrier. Before that, Mr. Milch served as the Senior Vice President and General Counsel of Verizon’s domestic telecom business. He was appointed to the latter position in 2000, upon the merger of Bell Atlantic and GTE.

Before the merger, Mr. Milch was Associate General Counsel at Bell Atlantic with oversight of state regulatory matters in New York and New England. Previously, Mr. Milch served as Vice President, General Counsel and Secretary of Bell Atlantic-Maryland, Inc. He began his telecommunications career as counsel to the Chesapeake and Potomac Telephone Company of Maryland in 1993.

Prior to his role with Bell Atlantic, Mr. Milch was a partner in the Washington, D.C., office of Donovan Leisure Newton & Irvine, where his practice centered on complex federal litigation and international arbitration. Mr. Milch began his legal career as a clerk to Clement F. Haynsworth Jr., Chief Judge Emeritus of the United States Court of Appeals for the Fourth Circuit. Mr. Milch holds a J.D. from New York University Law School and a B.A. from Yale University.

1.3	There are no family relationships between any of the Directors and Named Executive Officers.

1.4

The details of those companies and partnerships outside the Verizon Group of which the Directors and Named Executive Officers are currently directors or partners, or have been directors or partners at any time during the previous five years, are as follows:

Name	Current Partnerships / Directorships	Past Partnerships / Directorships
Shellye Archambeau	MetricStream, Inc.	Arbitron, Inc.

Richard L. Carrión	Popular Inc. Banco Popular de Puerto Rico Popular International Bank, Inc. Popular North America, Inc.	—

M. Frances Keeth	Arrow Electronics, Inc.	Peabody Energy Corporation

Robert W. Lane	General Electric Company Northern Trust Corporation BMW AG	Deere & Company

Name	Current Partnerships / Directorships	Past Partnerships / Directorships
Sandra O. Moose	Strategic Advisory Services LLC Natixis Advisor Funds Loomis Sayles Funds The AES Corporation	Rohm and Haas Company

Joseph Neubauer	ARAMARK Holdings Corporation ARAMARK Corporation Macy’s Inc.	Wachovia Corporation

Donald T. Nicolaisen	MGIC Investment Corporation Morgan Stanley Zurich Insurance Group	—

Clarence Otis, Jr.	Darden Restaurants, Inc. VF Corporation	—

Hugh B. Price	MetLife, Inc. Metropolitan Life Insurance Company	—

Rodney E. Slater	Patton Boggs LLP Kansas City Southern Transurban Group Atkins plc	Delta Air Lines, Inc. ICx Technologies, Inc.

Gregory D. Wasson	Walgreen Co. Alliance Boots GmbH	—

Daniel S. Mead	ISIS

Francis J. Shammo	—	Micrus Endovascular Corporation

1.5	At the date of this document none of the Directors or Named Executive Officers has:

1.5.1	any convictions in relation to fraudulent offences for the previous five years;

1.5.2

been declared bankrupt or been subject to any individual voluntary arrangement or been associated with any bankruptcy, receivership or liquidation in his capacity as a director or senior manager for the previous five years;

1.5.3	been a director or senior manager, within the previous five years, of any company which has been subject to a receivership or liquidation;

1.5.4	been a partner or senior manager, within the previous five years, in any partnership which has been subject to a liquidation; and/or

1.5.5

been subject to any official public incrimination and/or sanctions by any statutory or regulatory authority (including any designated professional bodies) or been disqualified by a court from acting as a member of the administrative, management or supervisory bodies of a company or from acting in the management or conduct of the affairs of any company for the previous five years.

1.6	Save as set out in this section 1.6, the Directors and Named Executive Officers have no conflicts of interest between their duties to the Company and their private or other duties.

Francis J. Shammo has a brother-in-law who is employed by one of the Company’s subsidiaries and earned approximately $351,000 in 2012. John G. Stratton has a daughter who is employed by one of the Company’s subsidiaries and earned approximately $124,000 in 2012. In each case, the amount of compensation was commensurate with that of other employees in similar positions.

1.7

Save as disclosed under the headings “Stock Ownership Guidelines” and “Compensation Tables” on pages 49 and 51 to 64 of the 2013 Proxy, which are incorporated by reference into this document, the Directors and Named Executive Officers have not agreed to any restrictions on the disposal by them of their holdings of Verizon’s securities.

2	Remuneration and benefits

2.1

Details of the Directors’ and the Named Executive Officers’ remuneration (including any contingent or deferred compensation), and benefits-in-kind granted to the Directors and the Named Executive Officers, during the year ended 31 December 2012 (in each case, on an individual basis) are disclosed under the heading “Compensation Tables” on pages 51 to 64 of the 2013 Proxy and are incorporated by reference into this document.

2.2

Save as disclosed under the heading “Pension Benefits” on page 56 of the 2013 Proxy and under the heading “Director Compensation” on page 64 of the 2013 Proxy, both of which are incorporated by reference into this document, the Verizon Group had not, prior to 31 December 2012, set aside or accrued any amounts to provide pension, retirement or similar benefits for the Directors or the Named Executive Officers. As at 1 November 2013, the Verizon Group had accrued $7,721,614 to provide pension, retirement or similar benefits for the Directors and Named Executive Officers.

3	Board practices

3.1

Each of the Directors, other than Shellye Archambeau (who was elected as a Director by the Board on 7 November 2013, effective from 1 December 2013), was re-elected by the Verizon Shareholders at the annual meeting of the Company held on 2 May 2013. The term of office of the Directors expires on the date of the 2014 annual meeting of the Company when each Director nominated by the Board will stand for re-election.

3.2

Mr. McAdam is the only Director who is employed by the Company. Details of his compensation arrangements with the Company are disclosed under the headings “Compensation Discussion and Analysis” and “Compensation Tables” on pages 35 to 64 of the 2013 Proxy, which are incorporated by reference into this document. The remuneration payable to the other Directors is described under the headings “Non-Employee Director Compensation” and “Director Compensation” on pages 63 to 64 of the 2013 Proxy, which are incorporated by reference into this document. None of the Directors have service contracts or letters of appointment with the Company.

3.3

Save as disclosed under the heading “Payments Made upon Termination” on page 59 of the 2013 Proxy, which is incorporated by reference into this document, no Director has any arrangement with the Company providing for benefits upon termination of employment.

4	Corporate Governance

4.1

Details of the terms of reference under which Verizon’s Audit Committee operates are disclosed under the heading “Audit Committee” on page 5 of the 2013 Proxy and are incorporated by reference into this document. The members of the Audit Committee are Donald T. Nicolaisen (chairman), M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Clarence Otis, Jr. and Gregory D. Wasson.

4.2

Details of the terms of reference under which Verizon’s Human Resources Committee operates are disclosed under the heading “Human Resources” on page 6 of the 2013 Proxy and are incorporated by reference into this document. The members of the Human Resources Committee are Joseph Neubauer (chairman), Richard L. Carrión, Melanie L. Healey, M. Frances Keeth, Robert W. Lane, Clarence Otis, Jr. and Gregory D. Wasson.

4.3

The Company believes it is in compliance with the applicable corporate governance requirements in the United States, including under Delaware law, the corporate governance standards of the NYSE and NASDAQ, and applicable U.S. federal securities laws.

PART IX

CAPITALISATION AND INDEBTEDNESS

The following table shows the Verizon Group’s capitalisation and indebtedness as at 30 September 2013. The information has been extracted without material adjustment from the Verizon Group’s unaudited condensed consolidated financial statements for the nine months ended 30 September 2013, as incorporated by reference in Part X (“Historical financial information”) of this document.

There has been no material change in the capitalisation and indebtedness of the Verizon Group since 30 September 2013. For additional information, please refer to section 15 (“Capital resources and liquidity”) of Part XV (“Additional information”) of this document.

(dollars in millions)
Capitalisation
Debt maturing within one year:
Guaranteed	300
Secured	—
Unguaranteed/Unsecured	7,902

Total debt maturing within one year	8,202

Long-term debt (excluding current portion of long-term debt):
Guaranteed/Unsecured	5,124
Guaranteed/Secured	100
Unguaranteed/Unsecured	85,714

Total long-term debt (excluding current portion of long-term debt)	90,938

Total debt	99,140

Shareholder’s equity:
Common stock ($0.10 par value; 2,967,610,119 shares issued)	297
Contributed capital	37,918
Accumulated deficit	(1,768)
Accumulated other comprehensive income	2,118
Common stock at treasury, at cost	(3,970)
Deferred compensation—employee stock ownership plans and other	390
Non-controlling interests	55,280

Total equity	90,265

Total capitalisation (sum of total equity and long-term debt)	181,203

Net Indebtedness
Cash and cash equivalents	56,710
Trading securities	631

Liquidity	57,341

Current financial receivable	12,111
Current bank debt	—
Current portion of non-current debt	8,202
Other current financial debt	—

Current financial debt	8,202

Net current financial indebtedness	(61,250)
Non-current bank loans	90,938
Bonds issued	—
Other non-current loans	—

Non-current financial indebtedness	90,938

Net financial indebtedness(1)	29,688

(1)	As at 30 September 2013, the Verizon Group did not have any indirect or contingent indebtedness.

PART X

HISTORICAL FINANCIAL INFORMATION

The historical financial information for each of the three years ended 31 December 2010, 31 December 2011 and 31 December 2012, together with the audit reports thereon, are incorporated by reference into this document. Ernst & Young LLP (Registered Public Accounting Firm) of 5 Times Square, New York, NY 10036-6530, United States of America has issued unqualified audit opinions on the consolidated financial statements of the Verizon Group included in the 2010 Annual Report, 2011 Annual Report and 2012 Annual Report.

The historical financial information for the nine months ended 30 September 2013, which has not been audited, is also incorporated by reference into this document.

Historical results are not necessarily indicative of any results to be expected in the future. Please refer to section 8 (“Forward-looking statements”) of Part V (“General information”) and Part II (“Risk factors”) of this document.

PART XI

SELECTED FINANCIAL INFORMATION

The tables below set out Verizon’s selected historical consolidated financial information for the periods indicated. The financial information as at and for the years ended 31 December 2008 through to 31 December 2012 was derived from Verizon’s historical audited financial statements for the years then ended. The financial information as at and for the nine months ended 30 September 2013 was derived from Verizon’s unaudited condensed consolidated financial statements.

The tables below provide only a summary and should be read together with the financial statements of Verizon and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, contained in the 2012 Annual Report, the 2013 March 10-Q, the 2013 June 10-Q and the 2013 September 10-Q, which Verizon has lodged with the National Storage Mechanism and which are incorporated by reference into this document.

Historical results are not necessarily indicative of any results to be expected in the future. Please refer to section 8 (“Forward-looking statements”) of Part V (“General information”) and Part II (“Risk factors”) of this document.

	(dollars in millions, except per share amounts)
	Nine months ended 30 September 2013	Nine months ended 30 September 2012	Year ended 31 December
			2012	2011	2010	2009	2008
Results of Operations
Operating revenues	89,485	85,801	115,846	110,875	106,565	107,808	97,354
Operating income	19,905	16,329	13,160	12,880	14,645	15,978	2,612
Net income (loss) attributable to Verizon	6,430	5,104	875	2,404	2,549	4,894	(2,193)
Per common share—basic	2.24	1.79	.31	.85	.90	1.72	(.77)
Per common share—diluted	2.24	1.79	.31	.85	.90	1.72	(.77)
Cash dividends declared per common share	1.560	1.515	2.030	1.975	1.925	1.870	1.780
Net income attributable to non-controlling interests	9,201	7,379	9,682	7,794	7,668	6,707	6,155

	(dollars in millions)
	As at 30 September 2013	As at 31 December
		2012	2011	2010	2009	2008
Financial Position
Total assets	276,675	225,222	230,461	220,005	226,907	202,185
Debt maturing within one year	8,202	4,369	4,849	7,542	7,205	4,993
Long-term debt	90,938	47,618	50,303	45,252	55,051	46,959
Employee benefit obligations	33,738	34,346	32,957	28,164	32,622	32,512
Non-controlling interests	55,280	52,376	49,938	48,343	42,761	37,199
Equity attributable to Verizon	34,985	33,157	35,970	38,569	41,382	41,592

PART XII

UNAUDITED PRO FORMA FINANCIAL INFORMATION

SECTION A

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements of Verizon have been prepared in order to illustrate the effect of the Transaction as described under the heading “Description of the Transaction” in this Part XII (“Unaudited pro forma financial information”) of this document:

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the nine months ended 30 September 2013

•	Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended 31 December 2012

•	Unaudited Pro Forma Condensed Consolidated Balance Sheet as at 30 September 2013

The unaudited pro forma condensed consolidated financial information is presented for informational and illustrative purposes only. Such information is preliminary and based on currently available information, assumptions and adjustments that Verizon believes are reasonable; however, the ultimate amounts recorded may be different. Verizon’s historical condensed consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial information to illustrate the effect of events that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a one-off or continuing impact on the consolidated results. Verizon’s unaudited pro forma condensed consolidated financial statements presented herein assume that the Transaction will be completed prior to 1 May 2014, such that no cash ticking fee will be payable by Verizon and that Verizon will not make a Cash Election.

The unaudited pro forma condensed consolidated statements of income for the year ended 31 December 2012 and for the nine months ended 30 September 2013 have been prepared in order to illustrate the effect of the Transaction as if the Transaction had occurred on 1 January 2012. The unaudited pro forma condensed consolidated balance sheet has been prepared in order to illustrate the effect of the Transaction as if the Transaction had occurred on 30 September 2013. This pro forma financial information is presented for illustrative purposes only, does not purport to be indicative of the actual operating results or financial position that would actually have been obtained if the Transaction had occurred on 1 January 2012 or 30 September 2013, respectively, and is not intended as a projection of operating results or financial position that may be obtained in the future. This pro forma financial information addresses a hypothetical situation and it does not represent Verizon’s actual financial position or operating results.

Description of the Transaction

Verizon is acquiring the non-controlling interest in Verizon Wireless through the acquisition from Vodafone of the equity of a holding company which, through other holding companies, holds the non-controlling interest in Verizon Wireless. The total consideration for the purchase of the non-controlling interest in Verizon Wireless is expected to be comprised of the following (in millions of dollars):

Sources		Uses
New Verizon Shares	60,150	Cash paid to Vodafone	58,886
New External Debt	60,060	New Verizon Shares	60,150
Verizon Notes	5,000	Verizon Notes	5,000
Other consideration:		Other	5,964

VAI Preferred Stock	1,650		130,000
Omnitel Interest	3,500
Other	814	Debt incurrence costs, expenses & other	1,174

	131,174		131,174

The cash consideration expected to be paid to Vodafone of approximately $58,886 million, and the other expected costs of the Transaction, including financing, legal and bank fees, is assumed to be financed through the incurrence of third-party indebtedness (see Note 4).

For a description of the expected Share Issuance, please refer to Note 3.

At Completion, Verizon expects to issue to Vodafone $5,000 million aggregate principal amount of Verizon Notes in two separate series of equal amounts with maturities of eight and eleven years (see Note 4).

Also included in the consideration payable to Vodafone is the value of the Omnitel Interest (see Note 5), and the indirect assumption, by Verizon, of liabilities relating to the VAI Preferred Stock previously issued by a Vodafone holding company that Verizon is acquiring as part of the Transaction (see Note 6).

As illustrated and described further below, Verizon expects to receive certain other assets and assume or incur certain other liabilities that will also be accounted for as part of the Transaction.

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Nine Months Ended 30 September 2013

(dollars in millions, except per share amounts)	As Reported*	Adjustments		Pro Forma
Operating Revenues	89,485	—		89,485

Cost of services and sales (exclusive of items shown below)	32,925	—		32,925
Selling, general and administrative expense	24,232	—		24,232
Depreciation and amortization expense	12,423	—		12,423

Total Operating Expenses	69,580	—		69,580

Operating Income	19,905	—		19,905
Equity in earnings of unconsolidated businesses	134	(173	) (8a)	(39)
Other income, net	84	—		84
Interest expense	(1,606)	(2,298	) (8c)	(3,904)

Income before provision for income taxes	18,517	(2,471)		16,046
Provision for income taxes	(2,886)	(2,531	) (8d)	(5,417)

Net Income	15,631	(5,002)		10,629

Net income attributable to non-controlling interests	9,201	(8,905	) (8e)	296

Net income attributable to Verizon	6,430	3,903	(8f)	10,333

Net Income	15,631	(5,002)		10,629

Basic earnings per common share
Net income attributable to Verizon	2.24			2.52
Weighted average shares outstanding (in millions)	2,866	1,228	(8g)	4,094

Diluted earnings per common share
Net income attributable to Verizon	2.24			2.52
Weighted average shares outstanding (in millions)	2,874	1,228	(8g)	4,102

*

The financial information in this column has been extracted, without material adjustments, from the unaudited historical condensed consolidated financial statements of Verizon as at, and for the nine-month period ended, 30 September 2013.

Please refer to the related footnotes, including the corresponding note references.

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Income

Year Ended 31 December 2012

(dollars in millions, except per share amounts)	As Reported*	Adjustments		Pro Forma
Operating Revenues	115,846	—		115,846

Cost of services and sales (exclusive of items shown below)	46,275	—		46,275
Selling, general and administrative expense	39,951	—		39,951
Depreciation and amortization expense	16,460	—		16,460

Total Operating Expenses	102,686	—		102,686

Operating Income	13,160	—		13,160
Equity in earnings of unconsolidated businesses	324	1,307	(8a)	1,631
Other income and expense, net	(1,016)	(246	) (8b)	(1,262)
Interest expense	(2,571)	(3,183	) (8c)	(5,754)

Income before (provision) benefit for income taxes	9,897	(2,122)		7,775
(Provision) benefit for income taxes	660	(2,282	) (8d)	(1,622)

Net Income	10,557	(4,404)		6,153

Net income attributable to non-controlling interests	9,682	(9,400	) (8e)	282

Net income attributable to Verizon	875	4,996	(8f)	5,871

Net Income	10,557	(4,404)		6,153

Basic earnings per common share
Net income attributable to Verizon	0.31			1.44
Weighted average shares outstanding (in millions)	2,853	1,228	(8g)	4,081

Diluted earnings per common share
Net income attributable to Verizon	0.31			1.44
Weighted average shares outstanding (in millions)	2,862	1,228	(8g)	4,090

*

The financial information in this column has been extracted, without material adjustments, from the audited historical consolidated financial statements of Verizon as at, and for the year ended, 31 December 2012.

Please refer to the related footnotes, including the corresponding note references.

Verizon Communications Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As at 30 September 2013

(dollars in millions)	As Reported*	Adjustments		Pro Forma
Current Assets	73,705	(48,417	) (9a)	25,288
Plant, Property and Equipment, net	88,527	—		88,527
Wireless Licenses	76,503	—		76,503
Goodwill	24,339	—		24,339
Other Assets	13,601	(2,363	) (9b)	11,238

Total Assets	276,675	(50,780)		225,895

Debt Maturing within one year	8,202	—		8,202
Other Current Liabilities	22,089	—		22,089
Long-Term Debt	90,938	17,710	(9c)	108,648
Other Long-Term Liabilities	65,181	12,750	(9d)	77,931

Common Stock, Par	297	123	(9e)	420
Contributed Capital	37,918	(27,779	) (9f)	10,139
Other Equity	(3,230)	521	(9g)	(2,709)
Non-controlling Interest	55,280	(54,105	) (9h)	1,175

Total Equity	90,265	(81,240)		9,025

Total Liabilities and Equity	276,675	(50,780)		225,895

*

The financial information in this column has been extracted, without material adjustments, from the unaudited historical condensed consolidated financial statements of Verizon as at, and for the nine-month period ended, 30 September 2013.

Please refer to the related footnotes, including the corresponding note references.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

1	Basis of presentation

The 2012 and 2013 unaudited pro forma condensed consolidated statements of income include financial information from Verizon’s audited historical consolidated statement of income for the year ended 31 December 2012 and Verizon’s unaudited historical condensed consolidated statement of income for the nine months ended 30 September 2013, respectively. The unaudited pro forma condensed consolidated statements of income have been prepared in order to illustrate the effect of the Transaction as if the Transaction had occurred on 1 January 2012. The unaudited pro forma condensed consolidated balance sheet as at 30 September 2013 includes financial information from Verizon’s unaudited historical condensed consolidated balance sheet as at 30 September 2013 and has been prepared in order to illustrate the effect of the Transaction as if the Transaction had occurred on 30 September 2013. Verizon’s historical consolidated financial information is prepared in accordance with U.S. GAAP and has been adjusted in the unaudited pro forma condensed consolidated financial information to give effect to pro forma events that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statements of income, expected to have a one-off or continuing impact on the consolidated results. The 2012 and 2013 unaudited pro forma condensed consolidated financial information has been prepared on the basis of the accounting policies adopted by Verizon for the preparation of its audited historical consolidated financial statements as at and for the year ended 31 December 2012, and in accordance with Annex II to the Prospectus Directive Regulation.

2	Acquisition of non-controlling interest

In accordance with U.S. Accounting Standards Codification (ASC) Topic 810, Consolidation, changes in a parent’s ownership interest where the parent retains a controlling financial interest in its subsidiary will be accounted for as equity transactions. Therefore, re-measurement of assets and liabilities of previously controlled and consolidated subsidiaries is not permitted. The carrying amount of the non-controlling interest is adjusted to reflect the change in Verizon’s ownership interest in Verizon Wireless. Any difference between the fair value of the consideration paid and the amount by which the non-controlling interest is adjusted will be recognised in equity attributable to Verizon.

3	Share Issuance

Pursuant to the Transaction, Verizon has assumed it will issue New Verizon Shares having an aggregate value of $60,150 million, with the exact number of New Verizon Shares to be calculated by dividing such amount by the Average Trading Price during the Measurement Period. If the Average Trading Price during the Measurement Period is less than $47.00 or more than $51.00, it will be deemed to be $47.00 or $51.00, respectively, for the purpose of determining the number of New Verizon Shares to be issued. Based on the stock consideration collar mechanism and subject to the Stock Consideration Assumptions, Verizon expects to issue a minimum of 1,179 million New Verizon Shares and a maximum of 1,280 million New Verizon Shares. The impact on earnings per Verizon Share of the range of New Verizon Shares resulting from the possible Share Issuance scenarios within the spread of the collar is $0.06 or $0.04 for the nine-month and twelve-month periods ended 30 September 2013 and 31 December 2012, respectively.

The pro forma adjustments related to the Share Issuance reflect the assumed issuance of an aggregate of approximately 1,228 million New Verizon Shares with an aggregate par value of approximately $123 million, assuming an Average Trading Price of $49.00. For the nine months ended 30 September 2013, 2,874 million diluted weighted-average Verizon Shares were in issue. Based on this number of diluted weighted-average Verizon Shares in issue, for the nine months ended 30 September 2013, the assumed issuance of 1,228 million New Verizon Shares would result in a pro forma amount of 4,102 million diluted weighted-average Verizon Shares in issue. Basic and diluted weighted-average Verizon Shares in issue and earnings per Verizon Share amounts have been adjusted in the pro forma condensed consolidated statements of income to reflect the assumed issuance of 1,228 million New Verizon Shares as if such New Verizon Shares had been in issue from 1 January 2012.

4	Incurrence of indebtedness

In order to finance the Transaction, Verizon has incurred, and will incur, fixed and floating rate debt with varying maturity dates. On 2 September 2013, Verizon entered into the Bridge Credit Agreement, which provided that the proceeds of the loans under the Bridge Credit Agreement would be used to finance, in part, the Transaction and to pay related transaction costs. On 18 September 2013, Verizon issued eight series of fixed and floating rate notes with varying maturities in an aggregate principal amount of $49,000 million, which resulted in cash proceeds of approximately $48,667 million. Following the issuance of the New Notes, borrowing availability under the Bridge Credit Agreement was reduced to $12,000 million.

On 1 October 2013, Verizon entered into the Term Loan Agreement with borrowing availability of up to $12,000 million, which provides for floating rate 3-year loans and 5-year loans. Following effectiveness of the Term Loan Agreement, the Bridge Credit Agreement was terminated in accordance with its terms.

Our pro forma adjustments assume that Verizon will pay the cash consideration and related fees and expenses of the Transaction using (i) the cash proceeds of approximately $48,667 million from the Notes Offering and (ii) up to $12,000 million from the proceeds of the Term Loan Agreement. In addition, at Completion, Verizon will issue two series of Verizon Notes to Seller in an aggregate principal amount of $5,000 million.

The pro forma adjustment to long-term debt in the aggregate principal amount of $17,710 million is based upon the amount of additional fixed rate obligations that is expected to exist at Completion and, for the purposes of the unaudited pro forma condensed consolidated financial information, it is assumed to include (i) $1,650 million of long-term obligations with respect to the VAI Preferred Stock that is mandatorily redeemable (see Note 6); (ii) term loans in an aggregate principal amount of $11,060 million under the Term Loan Agreement; and (iii) the two series of Verizon Notes to be issued to Seller in the aggregate principal amount of $5,000 million.

The pro forma adjustments for interest expense included in the unaudited pro forma condensed consolidated statements of income were calculated based on the total indebtedness of $66,710 million expected to be incurred in connection with the Transaction and to be outstanding at Completion.

The table below summarises the additional indebtedness that Verizon has incurred or expects to incur in connection with the Transaction:

Summary of Debt and VAI Preferred Stock Fixed Obligations			(in millions of dollars)
Debt Instruments	Interest Rate %	Maturities	Face Amount
3-Year Term Loans	LIBOR + 1.375%	2017	5,530
5-Year Term Loans	LIBOR + 1.50%	2019	5,530
Floating Rate Notes due 2016*	LIBOR + 1.53%	2016	2,250
Floating Rate Notes due 2018*	LIBOR + 1.75%	2018	1,750
2.50% Notes due 2016*	2.50%	2016	4,250
3.65% Notes due 2018*	3.65%	2018	4,750
4.50% Notes due 2020*	4.50%	2020	4,000
5.15% Notes due 2023*	5.15%	2023	11,000
6.40% Notes due 2033*	6.40%	2033	6,000
6.55% Notes due 2043*	6.55%	2043	15,000
VAI Preferred Stock	5.15%	2020	1,650
8-Year Verizon Notes**	LIBOR + agreed margin	2022	2,500
11-Year Verizon Notes**	LIBOR + agreed margin	2025	2,500

Total Debt			66,710

*	Notes issued during September 2013 and included in the historical financial statements as at 30 September 2013.

**

Each series of the Verizon Notes, which will be issued to Vodafone at Completion, will bear interest at a floating rate equal to three-month LIBOR, plus an agreed margin for such series, which rate will be reset quarterly.

In addition, the pro forma adjustments for interest expense were calculated using an assumed weighted-average interest rate excluding debt amortisation of 4.68%, based on the assumed mix of indebtedness noted above, the stated interest rates for the fixed rate indebtedness, an assumed LIBOR of 0.24% for the term loans, and assumed interest rates as at 5 December 2013 of 3.9% and 4.6% for the 8-Year Verizon Notes and the 11-Year Verizon Notes, respectively.

Verizon expects to incur fees of approximately $403 million with respect to the incurrence of the additional indebtedness. During September 2013, approximately $333 million of fees related to the incurrence of indebtedness were paid and capitalised as an asset in the historical balance sheet and will be amortised over the contractual life of the underlying indebtedness. The remaining expected $70 million of fees are included as a pro forma adjustment in other assets in the unaudited pro forma condensed balance sheet (see Note 9b).

In addition, the approximately $246 million of fees associated with the Bridge Credit Agreement are included in the pro forma adjustments to the consolidated statement of income for the year ended 31 December 2012 and are reflected as a reduction in other equity in the unaudited pro forma condensed consolidated balance sheet as at 30 September 2013 (see Note 8b and 9g). Additional estimated transaction costs of approximately $225 million, including investment banking, legal, accounting and other professional fees, will be charged directly against contributed capital and are reflected as a reduction in contributed capital in the unaudited pro forma condensed consolidated balance sheet as at 30 September 2013 (see Note 9f).

Changes in interest rates

Verizon will be exposed to market risks due to changes in interest rates associated with the floating rate debt that it expects to incur to finance the Transaction. Verizon is also exposed to changes in interest rates on the floating rate debt subsequent to the date that such indebtedness is incurred. Based on the $20,060 million of additional floating rate indebtedness that Verizon expects to be outstanding as at the date of Completion, a 1/8th of 1% increase in interest rates would result in a $25 million increase in annual interest expense.

Hedging strategies

Verizon has entered, and may continue to enter, into domestic interest rate swaps to achieve a targeted mix of fixed and floating rate debt. Verizon principally receives fixed rates and pays floating rates based on LIBOR, resulting in a net increase or decrease to interest expense. These swaps are designated as fair value hedges and hedge against changes in the fair value of Verizon’s debt portfolio. Verizon records the interest rate swaps at fair value on its condensed consolidated balance sheets as assets and liabilities. Changes in the fair value of the interest rate swaps due to changes in interest rates are recorded to interest expense, which are offset by changes in the fair value of the debt.

Debt covenants

Verizon’s credit agreements and the Indenture governing the New Notes and the Verizon Notes contain covenants that are typical for large investment grade companies and transactions of this nature. These covenants include requirements to pay interest and principal in a timely fashion, pay taxes, maintain insurance, preserve its existence, keep appropriate books and records of financial transactions, maintain its properties, provide financial and other reports to its lenders, limit pledging and disposition of assets and mergers and consolidations and other similar covenants. Additionally, the Term Loan Agreement requires Verizon to maintain a leverage ratio (as such term is defined in the Term Loan Agreement) not in excess of 3.50:1.00 until Verizon’s credit ratings are equal to or higher than A3 and A-, and the New Notes require Verizon to mandatorily redeem the New Notes at a 1% premium over their face value if the Transaction is not completed. Please also refer to the disclosure entitled “Special mandatory redemption” in section 2 (“New Notes”) of Part VII (“Financing of the Transaction”) of this document.

5	Omnitel

Included in the consideration payable in the Transaction is the value of the Omnitel Interest, which is accounted for as an equity method investment. The total selling price for the Omnitel Interest is $3,500 million. In accordance with the accounting standard on equity method investments, Verizon will recognise a gain or loss upon the disposition of the investment equal to the difference between the selling price, which represents the fair value of the investment at the completion date of the Omnitel Transaction, and the carrying amount of the investment plus any translation gains or losses recorded in other comprehensive income. Based on (i) the carrying value of Verizon’s investment in Omnitel of $2,433 million as at 30 September 2013; (ii) cumulative foreign exchange translation adjustments of $934 million that are currently classified in other comprehensive income (see Note 9g), which will be recorded as a gain upon sale; and (iii) an estimated fair value of the Omnitel Interest of $3,500 million, Verizon will recognise a non-recurring gain of approximately $1,701 million after taxes of approximately $300 million (see Notes 8a and 9g). The final amount of gain will be determined at completion of the Omnitel Transaction and will be based on the fair value, carrying value and translation gains or losses relating to the Omnitel Interest at that time. As the gain on sale is non-recurring in nature, its effect is only included in the pro forma adjustments to the unaudited pro forma condensed consolidated statement of income for the year ended 31 December 2012. The unaudited pro forma condensed consolidated statements of income include an adjustment to remove the historical equity method earnings from Verizon’s investment in Omnitel.

6	VAI Preferred Stock

Included in the consideration to be paid in the Transaction is the indirect assumption of long-term obligations associated with the VAI Preferred Stock, which consists of 5.143% Class D and Class E cumulative preferred stock, as described under the heading “Description of the Transaction” in this Part XII (“Unaudited pro forma financial information”) of this document. Both the Class D shares (825,000 shares in issue) and Class E shares (825,000 shares in issue) are mandatorily redeemable in April 2020 at $1,000 per share plus any accrued and unpaid dividends. Dividends accrue at 5.143% per annum and will be treated as interest expense. Both the Class D and Class E shares will be classified as liability instruments in accordance with Accounting Standards Codification (ASC) Topic 480, Distinguishing Liabilities from Equity, and will be recorded at fair value as determined at Completion. Verizon has estimated the aggregate fair value of the VAI Preferred Stock for the purposes of the unaudited pro forma condensed consolidated balance sheet to be $1,650 million, based on current market information.

7	Income taxes

Certain deferred taxes directly attributable to the Transaction have been calculated based on an analysis of the tax basis of the investment in the non-controlling interest that is assumed relative to Verizon’s book basis. As a result, Verizon expects to record an outside basis deferred tax liability of approximately $12,500 million. Separately, the pro forma tax impact to the provision for income taxes in the unaudited pro forma condensed consolidated statements of income is calculated based on an assumed statutory tax rate of 38.5%.

8	Adjustments to the statements of income

The following are the pro forma adjustments included in the unaudited pro forma condensed consolidated statements of income for the nine months ended 30 September 2013 and the 12 months ended 31 December 2012. All of the following pro forma adjustments will have a continuing impact on the operating results and financial position of Verizon, except for the adjustments noted as non-recurring.

a.

Equity in earnings of unconsolidated businesses—Adjustment for the 12 months ended 31 December 2012 to reflect the non-recurring gain of $1,701 million after-tax (see Note 5) which will be recorded upon the sale of the Omnitel Interest and to eliminate the historical equity in earnings, net of tax, of $394 million related to the investment in Omnitel (see Note 5). Adjustment for the nine months ended 30 September 2013 to eliminate the historical equity in earnings, net of tax, of $173 million related to the investment in Omnitel as included in the condensed consolidated financial statements of Verizon.

b.	Other income, net—Adjustment for the 12 months ended 31 December 2012 to reflect $246 million of non-recurring fees relating to the Bridge Credit Agreement (see Note 4).

c.

Interest expense—Adjustment to reflect interest expense of $2,298 million for the nine months ended 30 September 2013 and $3,183 million for the year ended 31 December 2012, associated with the total indebtedness of $66,710 million that Verizon has incurred or is expected to incur in connection with the Transaction and that is expected to be outstanding at Completion. The adjustment to the interest expense provision assumes the issuance of both fixed and floating rate debt which includes eight series of New Notes in an aggregate principal amount of $49,000 million and two term loans in an aggregate principal amount of $11,060 million, as well as the two series of Verizon Notes in the aggregate principal amount of $5,000 million (see Note 4), the dividend on the VAI Preferred Stock which accrues at 5.143% per annum (see Note 6), and the amortisation of certain debt incurrence costs of $403 million based on the contractual life of the underlying indebtedness (see Note 4).

d.	Provision for income taxes—Adjustments to the provision for income taxes are comprised of the following (in millions of dollars):

	For the nine months ended 30 September 2013	For the year ended 31 December 2012
Income Tax associated with additional income attributable to Verizon	(3,391)	(3,569)

Income Tax associated with interest expense	860	1,287

Total Adjustments	(2,531)	(2,282)

Income tax associated with additional income attributable to Verizon

As it relates to the unaudited pro forma condensed consolidated statements of income, the historical condensed consolidated financial information provided for income taxes on income attributable to Verizon’s 55% controlling interest in Verizon Wireless but not on the income attributable to the 45% non-controlling interest. Accordingly, the provision for income taxes was adjusted by $3,391 million and $3,569 million for the nine months ended 30 September 2013 and the 12 months ended 31 December 2012, respectively, to reduce net income. These amounts represent the pro forma impact of the income taxes on the income attributable to the 45% non-controlling interest to be acquired by Verizon. The pro forma adjustments to the provision for income taxes are partially offset by the income tax benefit associated with additional interest expense, as noted below. The amounts are calculated using a statutory income tax rate of 38.5%.

Income tax benefit associated with interest expense

Adjustments of $860 million and $1,287 million for the nine months ended 30 September 2013 and the 12 months ended 31 December 2012, respectively, represent the income tax benefit associated with the pro forma adjustments for interest expense using a statutory income tax rate of 38.5%.

e.

Net income attributable to non-controlling interests—Adjustment to eliminate the historical net income attributable to non-controlling interests, representing the non-controlling interest in Verizon Wireless.

f.

Net income attributable to Verizon—Adjustment to reflect the sum of all other adjustments to the unaudited pro forma condensed consolidated statements of income on net income attributable to Verizon (see Notes 8a through 8e above).

g.

Weighted average shares in issue—Adjustment to reflect the assumed issuance of 1,228 million New Verizon Shares to Vodafone Shareholders with basic and diluted weighted average Verizon Shares in issue as if the New Verizon Shares had been in issue from 1 January 2012.

9	Balance sheet adjustments

Following are the pro forma adjustments included in the unaudited pro forma condensed consolidated balance sheet as at 30 September 2013:

a.	Current assets—Adjustment to current assets is comprised of the following (in millions of dollars):

Cash used from New Notes (see Note 4)	(48,667)
Restricted cash held by the Vodafone entity acquired (see Note 9d)	250

Total	(48,417)

b.	Other assets—Adjustments to other assets are comprised of the following (in millions of dollars):

Deferred financing fees (see Note 4)	70
Disposition of investment in Omnitel (see Note 5)	(2,433)

Total	(2,363)

c.	Long-term debt—Adjustments to long-term debt are comprised of the following (in millions of dollars):

Incurrence of long-term debt (see Note 4)	16,060
VAI Preferred Stock (see Note 6)	1,650

Total (see Note 4)	17,710

d.

Other long-term liabilities—Adjustment to reflect a $12,500 million deferred tax liability based on an analysis of the tax basis of the investment in the non-controlling interest that is assumed relative to Verizon’s book basis and other estimated long-term liabilities of $250 million that are assumed and are noted in Note 9a.

e.	Verizon Shares—Adjustment to reflect the assumed issuance of 1,228 million New Verizon Shares to Vodafone Shareholders ($.10 par value per New Verizon Share) (see Note 3).

f.	Contributed capital (APIC)—Adjustments to APIC are comprised of the following (in millions of dollars):

Tax related liabilities (see Note 7)	(12,500)
Issuance of New Verizon Shares (see Note 3)	60,027
Transaction costs (see Note 4)	(225)
Consideration paid less carrying value of non-controlling interest	(75,895)
Other	814

Total	(27,779)

The adjustment to APIC for the issuance of New Verizon Shares totalling $60,027 million is calculated based on the 1,228 million New Verizon Shares assumed to be issued to Vodafone Shareholders at $49.00 per Verizon Share less the amount recorded to common stock, par totalling $123 million ($.10 par value per Verizon Share) (see Note 3).

Verizon accounts for specific, direct and incremental costs related to changes in Verizon’s ownership percentage where control is maintained as part of the equity transaction. Such costs include investment banking and legal fees. These costs are directly recorded as a reduction in contributed capital and will be financed through the incurrence of third-party indebtedness, as reflected in the unaudited pro forma condensed consolidated balance sheet as at 30 September 2013. As part of the Transaction, Verizon will incur such costs in the amount of approximately $225 million.

As described in Note 2, ASC Topic 810, Consolidation, requires that changes in a parent’s ownership interest where the parent retains its controlling financial interest in its subsidiary will be accounted for as equity transactions. Accordingly, the adjustment reflected above totalling $75,895 million is calculated as the estimated consideration payable of $130,000 million (see the disclosure entitled “Description of the Transaction” in this Part XII (“Unaudited pro forma financial information”) of this document) less the adjustment to non-controlling interest of $54,105 million (see Note 9h).

Other adjustment of $814 million refers to the consideration transferred by Vodafone to compensate Verizon for certain other matters related to Verizon Wireless. As noted in the sources and uses table above, this amount was included as other consideration payable to complete the Transaction.

g.

Other equity—Adjustments to reflect the impact of items that are expected to be recognised in future earnings upon Completion include the expected gain on the disposition of the Omnitel Interest totalling $1,701 million (see Note 5) offset by the associated cumulative translation adjustment of $934 million, which is already recorded in equity as accumulated other comprehensive income. Also included as a reduction in equity are fees in the amount of approximately $246 million paid in connection with the Bridge Credit Agreement that has been terminated in accordance with its terms (see Note 4).

h.	Non-controlling interest—Adjustment to reflect the elimination of the historical carrying value of Vodafone’s 45% non-controlling interest in Verizon Wireless at 30 September 2013 of $54,105 million.

SECTION B

REPORT FROM ERNST & YOUNG LLP ON THE UNAUDITED PRO FORMA

FINANCIAL INFORMATION

The Board of Directors Verizon Communications Inc. 140 West Street New York, New York 10013	10 December 2013

To the Board of Directors of Verizon Communications Inc.:

We report on the unaudited pro forma financial information (the “Pro Forma Financial Information”) set out in Part XII of the Prospectus dated 10 December 2013 (the “Prospectus”), issued by Verizon Communications Inc. (“Verizon”), which has been prepared on the basis described in Note 1, for illustrative purposes only, to provide information about how acquiring the non-controlling interest in Verizon Wireless might have affected the financial information presented on the basis of the accounting policies adopted by Verizon in preparing the audited financial information for the year ended 31 December 2012 and the unaudited financial information as at and for the nine months ended 30 September 2013. This report is required by item 20.2 of Annex I of Commission Regulation (EC) No 809/2004 and is given for the purpose of complying with that item and for no other purpose.

Save for any responsibility arising under Prospectus Rule 5.5.3R (2)(f) to any person as and to the extent therein provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with item 23.1 of Annex I to Commission Regulation (EC) No 809/2004, consenting to its inclusion in the Prospectus.

Without limiting the foregoing, we accept no duty or responsibility, and deny any and all liability, to any person in respect of any use of this report in connection with any prospectus or proxy statement prepared in accordance with the United States Securities Act of 1933 or the Securities Exchange Act of 1934 and this report should not be used or relied on in connection with any thereof.

Responsibilities

It is the responsibility of the directors of Verizon to prepare the Pro Forma Financial Information in accordance with item 20.2 of Annex I of Commission Regulation (EC) No 809/2004.

It is our responsibility to form an opinion, as required by item 7 of Annex II of the Commission Regulation (EC) No 809/2004, as to the proper compilation of the Pro Forma Financial Information and to report that opinion to you.

In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the Pro Forma Financial Information, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the dates of their issue.

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the unaudited Pro Forma Financial Information with the directors of Verizon.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Pro Forma Financial Information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of Verizon.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion:

•	the Pro Forma Financial Information has been properly compiled on the basis stated; and

•	such basis is consistent with the accounting policies of Verizon.

Declaration

For the purposes of Prospectus Rule 5.5.3R (2)(f) we are responsible for this report as part of the Prospectus and declare that we have taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import. This declaration is included in the Prospectus in compliance with item 1.2 of Annex I of Commission Regulation (EC) No 809/2004.

Ernst & Young LLP

PART XIII

INFORMATION ON THE VERIZON SHARES

1	Description of the Verizon Shares

The Verizon Shares, which are freely transferable, are admitted to the standard listing segment of the Official List and to trading on the London Stock Exchange’s Main Market for listed securities.

The Verizon Shares are also admitted to trading on the NYSE and NASDAQ.

The Verizon Shares are in registered form and are held in both uncertificated form and certificated form.

2	CREST Depository Interests (CDIs)

CREST is a paperless settlement system allowing securities to be transferred from one person’s CREST account to another without the need to use share certificates or written instruments of transfer. Securities issued by non-U.K. companies, such as Verizon, cannot be held or transferred in the CREST system. In order to facilitate trading of the New Verizon Shares in the U.K., Verizon intends that the New Verizon Shares will be capable of being held, transferred and settled in CREST by means of the CREST International Settlement Links Services in the same way that the Verizon Shares are currently held, transferred and settled in CREST.

CREST Depository Limited, a subsidiary of Euroclear, issues dematerialised depository interests representing entitlements to non-U.K. securities (in this case the New Verizon Shares), known as “CREST Depository Interests” or “CDIs”. CDIs may be held, transferred and settled solely within CREST. It is expected that certificated individual Vodafone Shareholders resident in, or with a registered address in, the EEA (other than Croatia) and uncertificated Vodafone Shareholders will receive Verizon CDIs rather than New Verizon Shares. Upon receipt of Verizon CDIs, those Vodafone Shareholders will not therefore be the registered holders of the New Verizon Shares to which they are entitled as a result of the implementation of the Transaction. The registered holder of such shares will be Euroclear International Nominees Limited, who will hold them on trust for CREST Depository Limited which will issue the Verizon CDIs. However, ownership of Verizon CDIs will represent each Vodafone Shareholder’s entitlement to such New Verizon Shares.

The terms on which CDIs are issued and held in CREST are set out in the CREST Manual (and, in particular, the deed poll set out in the CREST International Manual) and the CREST Terms and Conditions issued by Euroclear.

Holders of Verizon CDIs will be able to exercise their rights attached to the Verizon CDIs only by having CREST Depository Limited exercise those rights on their behalf and, therefore, the process for exercising rights attached to the Verizon CDIs (including the right to vote at shareholder meetings) will take longer for holders of the Verizon CDIs than for holders of Verizon Shares. For this reason, a deadline will be set by Euroclear (or its appointed agent), on behalf of CREST Depository Limited, by which it must receive instructions from all holders of the Verizon CDIs in respect of the relevant corporate action. Holders of the Verizon CDIs may therefore have shorter periods to exercise rights attached to the Verizon CDIs than Verizon Shareholders will have to exercise rights attached to the Verizon Shares. CREST Depository Limited will not exercise voting rights with regard to any Verizon CDI for which it does not receive voting instructions by the deadline.

3	CSN Facility

As the Verizon CDIs can be held in the U.K. only through CREST, Verizon will arrange for the CSN to act as corporate sponsored nominee for individual certificated Vodafone Shareholders resident in, or with a registered address in, the EEA (other than Croatia), pursuant to which the CSN will hold Verizon CDIs as agent for and on behalf of those Vodafone Shareholders. The detailed provisions of these nominee arrangements are set out in the terms and conditions relating to the CSN Facility.

Vodafone Shareholders to whom the CSN Facility is made available will be sent a Statement of Ownership on settlement and at least annually thereafter. They will also be sent a booklet with the Vodafone Circular describing the terms and conditions on which the CSN provides them with the CSN Facility. In addition, a copy of the terms and conditions of the CSN Facility will be made available at www.verizon.com/investor/shareownersservices.htm.

4	Free share dealing facility

Verizon will arrange for a free share dealing facility (the “Dealing Facility”) to be made available to those individual certificated Vodafone Shareholders resident in, or with a registered address in, the EEA (other than Croatia) and holding fewer than 50,000 Vodafone Shares at the Vodafone Distribution Record Time to sell all (but not part only) of their Verizon CDIs without incurring any charges (including any dealing charges, settlement charges or foreign exchange commission). Those Vodafone Shareholders who are eligible to participate in the Dealing Facility and elect to sell their Verizon CDIs through the Dealing Facility will receive the cash proceeds of such sale by cheque in the currency in which they currently receive dividend payments from Vodafone (being Pounds Sterling or Euros) or, if they have validly elected to receive their Returned Cash in another currency (being Pounds Sterling, Euros or U.S. Dollars), in that same currency. The costs of the Dealing Facility will be paid by Vodafone and Verizon in equal measure.

The Dealing Facility will be available until the date which falls six weeks after the date of Completion.

The Dealing Facility cannot be used to sell only part of a holding of Verizon CDIs or to buy additional Verizon CDIs (or Verizon Shares). Vodafone Shareholders who are eligible to participate in the Dealing Facility and wish to sell their Verizon CDIs are not obliged to do so through the Dealing Facility. Vodafone Shareholders who are eligible to participate in the Dealing Facility may be required to provide evidence of their identity, where required by applicable anti-money laundering laws, if they wish to sell their Verizon CDIs through the Dealing Facility.

Vodafone Shareholders who are eligible to sell their Verizon CDIs through the Dealing Facility should refer to the Vodafone Circular and the documents enclosed with it for further details of the Dealing Facility.

5	Where to find help

Verizon Shareholders should contact Computershare with questions about their stock accounts, dividend payments or transferring ownership. Computershare can be reached:

By post:	Corporate Action 3 Computershare Investor Services PLC Bridgwater Road Bristol BS99 6BF United Kingdom

Verizon Communications Shareowner Services c/o Computershare P.O. Box 43078 Providence, Rhode Island 02940-3078 United States

By telephone:	United Kingdom and all other countries (other than Ireland)—0870 707 1739 (or +44 870 707 1739 from outside of the United Kingdom)

Ireland—01 696 8421

Online:	www.computershare.com/verizon

PART XIV

TAXATION

1	United Kingdom taxation

The following comments:

•

do not constitute tax advice and are intended only as a guide to current U.K. law and HM Revenue & Customs’ published practice (which are both subject to change at any time, possibly with retrospective effect);

•

relate only to certain limited aspects of the U.K. tax consequences of holding and disposing of New Verizon Shares (including where represented by Verizon CDIs) and are intended to apply only to New Verizon Shareholders who: (i) are resident only in the U.K. for U.K. tax purposes and to whom split-year treatment does not apply; (ii) are the absolute beneficial owners of New Verizon Shares (including where represented by Verizon CDIs) and who are beneficially entitled to the dividends thereon in circumstances where the dividends paid are regarded for U.K. tax purposes as that person’s own income (and not the income of some other person); (iii) hold their New Verizon Shares as an investment and not as trading stock; (iv) have not (and are not deemed to have) acquired their New Verizon Shares by reason of an office or employment; and (v) hold their New Verizon Shares otherwise than in connection with an abusive tax avoidance arrangement; and

•

are not exhaustive and may not apply to certain classes of New Verizon Shareholders such as (but not limited to): (i) dealers in securities; (ii) broker dealers; (iii) insurance companies; (iv) collective investment schemes; (v) persons who hold the New Verizon Shares as part of hedging or conversion transactions; (vi) persons who are exempt from taxation; (vii) persons connected with Verizon; and (viii) persons who control or hold (either alone or together with one or more associated or connected persons), directly or indirectly, 10% or more of any class of share issued by Verizon and/or 10% or more of the voting power of Verizon. Such persons may be subject to special rules.

The position may be different for future transactions and may alter between the date of this document and the issue of the New Verizon Shares.

The statements below in respect of U.K. stamp duty and SDRT also assume that: (i) Verizon is a body corporate not incorporated in the U.K.; (ii) the central management and control of Verizon is not exercised in the U.K.; (iii) the New Verizon Shares are not registered in a register kept in the U.K.; (iv) the Verizon CDIs are registered in a register kept in the U.K.; (v) New Verizon Shares are not paired with shares issued by a body corporate incorporated in the U.K.; and (vi) the New Verizon Shares are listed on a recognised stock exchange within the meaning of section 1137 of the Corporation Tax Act 2010. The Directors have confirmed that they believe this will be, and will continue to be, the case.

Except in relation to the statements below in respect of U.K. stamp duty and SDRT or where the context otherwise requires, references below to New Verizon Shares include references to Verizon CDIs.

IF NEW VERIZON SHAREHOLDERS ARE IN ANY DOUBT AS TO THEIR TAX POSITION OR IF NEW VERIZON SHAREHOLDERS ARE OR MAY BE SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE U.K. SUCH PERSONS SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISERS.

1.1	Dividends—U.K. withholding tax

Verizon is not required to withhold U.K. tax from dividends paid on the New Verizon Shares. Please refer to section 2 (“United States taxation”) of this Part XIV (“Taxation”) of this document for the position as regards U.S. withholding tax.

1.2	Dividends—U.K. corporation tax and U.K. income tax

Credit for U.S. tax

As described in section 2 (“United States taxation”) of this Part XIV (“Taxation”) of this document, U.S. tax will generally be required to be withheld from dividends paid on New Verizon Shares. The normal rate of U.S. tax to be withheld is 30% of the gross amount of the dividend. This rate may, however, be reduced under an applicable double tax treaty. The rate of withholding tax on dividends for U.K. resident New Verizon Shareholders who are entitled to claim (and who make a valid claim for) the benefit of the U.S.-U.K. Double Tax Treaty is generally 15% (or 0% in the case of certain pension schemes).

U.K. resident New Verizon Shareholders wishing to claim a reduced rate of withholding on a dividend under the United States-United Kingdom Double Tax Treaty should provide a properly completed and executed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) to the payer or withholding agent prior to payment of the dividend.

If a New Verizon Shareholder who is resident in the U.K. for tax purposes receives a dividend on New Verizon Shares and U.S. tax is withheld from the payment of the dividend which is not recoverable from the U.S. tax authorities, credit for such U.S. tax may be available for set-off against a liability to U.K. corporation tax or U.K. income tax on the dividend (a “U.S. Tax Credit”). The amount of a U.S. Tax Credit will normally be equal to the lesser of the amount of the tax withheld and the liability to U.K. tax on the dividend. Any U.S. Tax Credit will not normally be available for set-off against a New Verizon Shareholder’s liability to U.K. tax other than on the dividend and, to the extent that a U.S. Tax Credit is not set off against U.K. tax on the dividend, the U.S. Tax Credit will be lost.

Individual New Verizon Shareholders within the charge to U.K. income tax

When Verizon pays a dividend to a New Verizon Shareholder who is an individual resident (for tax purposes) in the U.K., the New Verizon Shareholder will be entitled to a tax credit equal to one-ninth of the value of the dividend received (the “U.K. Tax Credit”). The dividend received and the U.S. withholding tax on such dividend plus the U.K. Tax Credit (the “gross dividend”) will be part of the New Verizon Shareholder’s total income for U.K. income tax purposes and will, generally, be regarded as the top slice of that income.

However, in calculating the New Verizon Shareholder’s liability to income tax in respect of the gross dividend, the U.K. Tax Credit (which equates to 10% of the gross dividend) is set off against the tax chargeable on the gross dividend and, to the extent that the New Verizon Shareholder would otherwise still have a liability for U.K. tax on the dividend following the U.K. Tax Credit’s being set-off against the tax chargeable on the gross dividend, any U.S. Tax Credit may be set-off against that remaining liability.

Basic rate taxpayers

In the case of a New Verizon Shareholder who is liable to income tax at the basic rate only, the New Verizon Shareholder will be subject to tax on the gross dividend at the rate of 10%. The U.K. Tax Credit will, in consequence, satisfy in full the New Verizon Shareholder’s liability to income tax on the gross dividend and any U.S. Tax Credit will be lost.

Higher rate taxpayers

To the extent that, after taking into account the New Verizon Shareholder’s other taxable income, the gross dividend would be above the threshold for the higher rate of income tax but below the threshold for the additional rate of income tax, the New Verizon Shareholder will be subject to tax on the gross dividend at the rate of 32.5%. This means that the U.K. Tax Credit will satisfy only part of the New Verizon Shareholder’s liability to income tax on the gross dividend, and so to that extent the New Verizon Shareholder will have to account for income tax equal to 22.5% of the gross dividend (which equates to 25% of the dividend received), less any U.S. Tax Credit.

For example, assuming the entire gross dividend falls above the higher rate threshold and below the additional rate threshold, a dividend of £90 (before U.S. withholding tax) from Verizon would represent a gross dividend of £100 (after the addition of the U.K. Tax Credit of £10) and the New Verizon Shareholder would be required to account for income tax of £22.50 on the dividend, being £32.50 (i.e. 32.5% of £100) less £10 (the amount of the U.K. Tax Credit), less any U.S. Tax Credit.

Additional rate taxpayers

To the extent that, after taking into account the New Verizon Shareholder’s other taxable income, the gross dividend falls above the threshold for the additional rate of income tax, the New Verizon Shareholder will be subject to tax on the gross dividend at the rate of 37.5%. This means that the U.K. Tax Credit will satisfy only part of the New Verizon Shareholder’s liability to income tax on the gross dividend, and so to that extent the New Verizon Shareholder will have to account for income tax equal to 27.5% of the gross dividend (which equates to approximately 30.56% of the dividend received), less any U.S. Tax Credit.

For example, assuming the entire gross dividend falls above the additional rate threshold, a dividend of £90 (before U.S. withholding tax) from Verizon would represent a gross dividend of £100 (after the addition of the U.K. Tax Credit of £10) and the New Verizon Shareholder would be required to account for income tax of £27.50 on the dividend, being £37.50 (i.e. 37.5% of £100) less £10 (the amount of the U.K. Tax Credit), less any U.S. Tax Credit.

Individuals who are resident but not domiciled in the U.K.

Special rules may apply to individuals who are resident but not domiciled in the U.K. for U.K. tax purposes.

Corporate New Verizon Shareholders within the charge to U.K. corporation tax

New Verizon Shareholders within the charge to U.K. corporation tax which are “small companies” (for the purposes of U.K. taxation of dividends) should not generally expect to be subject to tax on dividends from Verizon.

Other New Verizon Shareholders within the charge to U.K. corporation tax will not be subject to tax on dividends from Verizon so long as the dividends fall within an exempt class and certain conditions are met. In general, dividends paid to a U.K. corporate New Verizon Shareholder holding less than 10% of the issued share capital of the payer (or any class of that share capital in respect of which the dividend is paid) is an example of a dividend that falls within an exempt class. New Verizon Shareholders will need to ensure that they satisfy the requirements of any exempt class before treating any dividend as exempt, and seek appropriate professional advice where necessary.

No payment of U.K. Tax Credit

A New Verizon Shareholder (whether an individual or a company) who is not liable to tax on dividends from Verizon will not be entitled to claim payment of the U.K. Tax Credit.

1.3	Disposal of New Verizon Shares or Verizon CDIs—U.K. corporation tax and U.K. capital gains tax

A disposal or deemed disposal of New Verizon Shares by a New Verizon Shareholder who is resident in the U.K. may, depending on the New Verizon Shareholder’s particular circumstances and subject to any available exemption or relief, give rise to a chargeable gain or allowable loss for the purposes of U.K. corporation tax on chargeable gains or U.K. capital gains tax (as the case may be).

Individuals who are temporarily non-resident may, in certain circumstances, be subject to tax in respect of gains realised while they are not resident in the U.K.

Special rules may apply to individuals who are resident but not domiciled in the U.K. for U.K. tax purposes.

1.4	Stamp duty and SDRT

No stamp duty or SDRT will be payable on the issue of the New Verizon Shares or the Verizon CDIs.

No stamp duty or SDRT will be payable in respect of a paperless transfer of the Verizon CDIs within CREST or of a paperless transfer of the New Verizon Shares in dematerialised form.

No stamp duty or SDRT will be payable on written transfer of New Verizon Shares if (in respect of stamp duty) such transfer is executed and retained outside the U.K. and does not relate to any property situated in the U.K. or to any other matter or thing done or to be done in the U.K. (which may include, without limitation, the involvement of U.K. bank accounts in payment mechanics).

No stamp duty or SDRT will arise in respect of an agreement to transfer New Verizon Shares or Verizon CDIs.

2	United States taxation

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, NEW VERIZON SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX MATTERS IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY NEW VERIZON SHAREHOLDER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES THAT MAY BE IMPOSED UNDER U.S. FEDERAL, STATE OR LOCAL TAX LAW; (B) SUCH DISCUSSION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH NEW VERIZON SHAREHOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

2.1	General

This section describes certain material U.S. federal income tax considerations with respect to the ownership and disposition of New Verizon Shares by non-U.S. holders (as defined below) who acquire such New Verizon Shares. This summary is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, published positions of the IRS, and other applicable authorities. All of the preceding authorities are subject to change, possibly with retrospective effect, which may result in U.S. federal income tax consequences different from those discussed below.

The term “non-U.S. holder” means, for the purposes of this discussion, a beneficial owner of New Verizon Shares (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organised in the United States or under the laws of the United States;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more “U.S. persons”, as defined under the Code, have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds New Verizon Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner of such a partnership should consult its tax adviser as to the particular U.S. federal income tax consequences applicable to it.

This discussion assumes that a non-U.S. holder holds New Verizon Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of such holder’s circumstances or that may be applicable to non-U.S. holders subject to special rules (including, without limitation, insurance companies, tax-exempt organisations, financial institutions, brokers or dealers in securities or currencies, regulated investment companies, real estate investment trusts, “controlled foreign corporations”, “passive foreign investment companies”, holders that hold New Verizon Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons who acquired New Verizon Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, and certain U.S. expatriates). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspect of U.S. state, local or non-U.S. taxes. This summary also does not address the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF NEW VERIZON SHARES. NEW VERIZON SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISERS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF NEW VERIZON SHARES.

2.2	Dividends

In general, the gross amount of any distribution Verizon makes to a non-U.S. holder with respect to the New Verizon Shares will be subject to U.S. withholding tax at a rate of 30% to the extent the distribution constitutes a dividend for U.S. federal income tax purposes, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of Verizon’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent any distribution does not constitute a dividend, it will be treated first as reducing the adjusted basis in the non-U.S. holder’s New Verizon Shares and then, to the extent it exceeds the adjusted basis, as gain from the sale or exchange of such stock. Any such gain will be subject to the treatment described in section 2.3 (“Gain on sale or other disposition of New Verizon Shares”) of this Part XIV (“Taxation”) of this document.

Dividends paid by Verizon to a non-U.S. holder that are effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of such non-U.S. holder) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, at regular U.S. federal income tax rates. Dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

2.3	Gain on sale or other disposition of New Verizon Shares

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussions in sections 2.4 (“FATCA withholding on payments to foreign financial entities and other non-U.S. persons”) and 2.5 (“Information reporting and backup withholding”) of this Part XIV (“Taxation”) of this document, withholding tax on any gain realised upon the sale or other disposition of New Verizon Shares unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder); or

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

Verizon is or has been a “U.S. real property holding corporation” and certain other requirements are met. Verizon believes that it is not currently, and does not anticipate becoming, a U.S. real property holding corporation.

Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax on a net income tax basis, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of the New Verizon Shares will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S.-source capital losses.

2.4	FATCA withholding on payments to foreign financial entities and other non-U.S. persons

A 30% U.S. withholding tax (“FATCA withholding”) will be imposed on certain payments to non-U.S. holders or certain non-U.S. financial institutions, investment funds and other non-U.S. persons receiving payments on behalf of a non-U.S. holder if the non-U.S. holder or such institutions fail to comply with certain information reporting requirements. Such payments include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Dividend payments received by a non-U.S. holder after 30 June 2014 could be subject to this withholding if the non-U.S. holder is subject to these information reporting requirements and fails to comply with them or if the non-U.S. holder holds New Verizon Shares through another person, such as a non-U.S. bank or broker, that is subject to withholding because it fails to comply with these requirements. FATCA withholding will not apply to payments of gross proceeds from a sale or other disposition of New Verizon Shares before 1 January 2017.

2.5	Information reporting and backup withholding

Verizon or the relevant withholding agent must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. U.S. backup withholding tax is imposed (currently, at a rate of 28%) on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be subject to backup withholding unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the payment of proceeds from a sale or other disposition of New Verizon Shares by a non-U.S. holder within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a non-U.S. holder’s federal income tax liability, if any, and may result in a refund of tax, provided that the required information is furnished to the IRS in a timely manner.

PART XV

ADDITIONAL INFORMATION

1	Responsibility

The Directors, whose names appear on page 19 of this document, and the Company accept responsibility for the information contained in this document. To the best of the knowledge of the Directors and the Company (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Vodafone and its directors are responsible for the Vodafone Circular. For the avoidance of doubt, neither the Company nor any of the Directors takes responsibility for the Vodafone Circular.

2	History of Verizon

Verizon, a Delaware corporation incorporated on 7 October 1983 as Bell Atlantic, is domiciled in the United States of America and operates under the DGCL. Based in New York City, it was formed by the merger of GTE and a subsidiary of Bell Atlantic. Bell Atlantic was itself formed by a merger between NYNEX Corporation and a subsidiary of Bell Atlantic on 15 August 1997. During its recent history Verizon has grown through a number of mergers and acquisitions, including the acquisition of MCI Inc. on 6 January 2006, the acquisition of Rural Cellular Corporation in August 2008, the acquisition of Alltel on 9 January 2009 and the acquisition of control of Terremark Worldwide Inc. on 1 April 2011. Since 2006, Verizon has spun off its U.S. directories business and certain of its wireline operations in 17 U.S. states and sold certain international operations.

3	Share capital

3.1

As at 30 September 2013, the Certificate of Incorporation provided authority to issue up to 4,500,000,000 shares of stock of all classes, of which 4,250,000,000 were Verizon Shares and 250,000,000 were Verizon Preferred Shares. Verizon has proposed an amendment to the Certificate of Incorporation on which the Verizon Shareholders will vote at the Verizon Special Meeting. If approved, the Certificate of Incorporation will be amended to increase the authorised number of Verizon Shares by 2,000,000,000 shares to an aggregate of 6,250,000,000 authorised Verizon Shares.

3.2	As at 30 September 2013, the Company had 2,967,610 Verizon Shares in issue, including 105,859 Verizon Shares held in treasury, and had no Verizon Preferred Shares in issue.

3.3	As at 30 September 2013, the 105,859 Verizon Shares held in treasury had a book value of $3.97 billion.

3.4	As at 30 September 2013, all of the issued Verizon Shares were fully paid up.

3.5	Since 1 January 2010, there have been the following changes in the issued and fully paid share capital of the Company (in millions):

2010
Verizon Shares as at 31 December 2009	2,836
Repurchase of Verizon Shares	(9)

Verizon Shares as at 31 December 2010	2,827

2011
Verizon Shares as at 31 December 2010	2,827
Verizon Shares issued upon exercise or vesting of equity awards under employee plans	7

Verizon Shares as at 31 December 2011	2,834

2012
Verizon Shares as at 31 December 2011	2,834
Verizon Shares issued upon exercise or vesting of equity awards under employee plans	25

Verizon Shares as at 31 December 2012	2,859

2013 (through to 30 September 2013)
Verizon Shares as at 31 December 2012	2,859
Repurchase of Verizon Shares	(4)
Verizon Shares issued upon exercise or vesting of equity awards under employee plans	6

Verizon Shares as at 30 September 2013	2,862

4	Certificate of Incorporation and By-Laws

The Certificate of Incorporation provides (in Article 3) that the nature of the business of the Company is to engage in any lawful act or activity for which corporations may be organised under the DGCL.

The Certificate of Incorporation and the By-Laws contain provisions to the following effect:

4.1	General powers

All powers vested by law in the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board.

4.2	Number of directors

The Board shall consist of such number of directors as may be determined from time to time by resolution adopted by vote of a majority of the entire Board.

4.3	Term of office of directors

The directors of the Company shall hold office until the next annual meeting of the Verizon Shareholders and until their successors shall have been elected and qualified, except in the event of death, resignation or removal.

4.4	Meetings of the Board

Meetings of the Board shall be held at such place as the Board may from time to time determine, or as may be designated in the notice of the meeting. The Board shall hold regular meetings at such time and place as shall be determined from time to time by the Board and without notice. Special meetings of the Board shall be held whenever called by the chairman of the Board, the presiding director or by three or more of the directors.

4.5	Quorum, manner of acting and adjournment

At all meetings of the Board, one-third of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if all members of the Board consent thereto in writing or by electronic transmission, and the writing, writings or electronic transmissions are filed with the minutes of proceedings of the Board.

4.6	Compensation of directors

The Board shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed similar compensation for attending committee meetings.

4.7	Qualification and election of directors

All directors of the Company shall be natural persons of full age, but need not be residents of Delaware or Verizon Shareholders. Except in the case of vacancies, directors shall be elected by the Verizon Shareholders. The Board shall establish the retirement policy for directors.

4.8	Vacancies

A majority of the directors then in office, though less than a quorum, or a sole remaining director, may fill vacancies on the Board and newly created directorships resulting from any increase in the authorised number of directors, and a director so chosen shall hold office until the next annual election of directors and until a successor is duly elected and qualified. If there are no directors in office, then an election of directors may be held in the manner provided by the DGCL.

4.9	Resignations

Any director may resign at any time upon written notice to the chairman of the Board, chief executive officer, president or secretary of the Company. A resignation is effective when delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events.

4.10	Annual meetings of Verizon Shareholders

The Board may fix and designate the date and time of the annual meeting of the Verizon Shareholders. At the annual meeting, the Verizon Shareholders who are entitled to vote shall elect directors and transact such other business as may properly be brought before the meeting. To be properly brought before an annual meeting, nominations of persons for election to the Board and all other business must be: (i) specified in the notice of meeting (or any supplement to that notice) given by or at the direction of the Board, (ii) otherwise brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a Verizon Shareholder who is a Verizon Shareholder of record at both the time of giving notice provided for in Section 3.02 of the By-Laws and on the record date for the determination of Verizon Shareholders entitled to vote at the meeting and who complies with the procedures for giving notice in Section 3.09 of the By-Laws.

4.11	Special meetings of Verizon Shareholders

Special meetings of the Verizon Shareholders may be called at any time only by (i) the chairman of the Board, (ii) a majority of the Board, or (iii) upon written request of one record holder owning not less than 10%, or one or more record holders owning in the aggregate not less than 25%, of the total number of Verizon Shares entitled to vote on the matter or matters to be brought before the special meeting, after complying with the procedures specified in Section 3.03 of the By-Laws.

4.12	Amendments to the Certificate of Incorporation and By-Laws

The Certificate of Incorporation may be amended by an affirmative vote of a majority of the issued Verizon Shares entitled to vote on the proposed amendment.

The Certificate of Incorporation permits the Board to amend the By-Laws. The By-Laws provide that a by-law may be altered, amended or repealed, or a new by-law may be adopted, either by (i) the affirmative vote of the majority of Verizon Shares present in person or represented by proxy and entitled to vote and voting thereon at a duly organised meeting of Verizon Shareholders called for that purpose, or (ii) the affirmative vote of a majority of the Board. However, certain provisions of the By-Laws relating to the election of directors may only be amended by the affirmative vote of the majority of Verizon Shares present in person or represented by proxy and entitled to vote and voting thereon at a duly organised meeting of Verizon Shareholders called for that purpose.

5	Indemnification and insurance of Verizon directors

Section 145 of the DGCL permits a Delaware corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third-party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action (that is, one by or in the right of the corporation), the corporation is permitted to indemnify directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defence or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to be indemnified for such expenses despite such adjudication of liability.

Article 7 of the Certificate of Incorporation makes mandatory the indemnification expressly authorised under the DGCL, except that the Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorised by the Board.

The Certificate of Incorporation limits the personal liability of directors to the Company or the Verizon Shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Verizon indemnifies its directors and officers, when permissible, against certain liabilities that they might incur in such capacities and maintains insurance in connection with its indemnification obligations. In addition, Verizon maintains insurance for the benefit of its directors and officers in respect of certain liabilities when it is unable or prohibited from indemnifying them.

6	Anti-takeover effects of provisions of Delaware law and the Certificate of Incorporation and By-Laws

The factors and considerations described below may make it more difficult and expensive for a third party to acquire control of Verizon even if a change of control would be beneficial to the interests of the Verizon Shareholders.

6.1	Delaware Business Combination Statute

The Company is subject to Section 203 of the DGCL which, in general, prohibits an interested shareholder of a Delaware corporation (generally defined as a person who owns 15% or more of a corporation’s outstanding voting stock) from engaging in a business combination with that corporation for three years following the date such person became an interested shareholder. The three-year moratorium is not applicable when:

•

prior to the date the shareholder became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, such interested shareholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation and by certain employee stock plans); or

•

on or subsequent to the date that the shareholder becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and by the affirmative vote at a meeting of shareholders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested shareholder.

These restrictions of the DGCL generally do not apply to business combinations with an interested shareholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of 50% or more of a corporation’s assets or tender offers for 50% or more of a corporation’s voting stock.

6.2	Board consideration of all relevant factors

Article 9 of the Certificate of Incorporation provides that the Board, when evaluating any offer of another party to:

•	make a tender or exchange offer for any equity security of the Company;

•	merge or consolidate the Company with another corporation; or

•	purchase or otherwise acquire all or substantially all of the properties and assets of the Company,

may, in connection with the exercise of its judgment in determining what is in the best interests of the Company and the Verizon Shareholders, give due consideration to: (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on employees, customers, suppliers and other affected persons, firms and corporations and on the communities and geographical areas in which the Company and its subsidiaries operate or are located and on any of the businesses and properties of the Company or any of its subsidiaries, as well as such other factors as the directors deem relevant; and (ii) the consideration being offered, not only in relation to the then current market price for the Company’s outstanding shares of capital stock, but also in relation to the then current value of the Company in a freely negotiated transaction and in relation to the Board’s estimate of the future value of the Company (including the unrealised value of its properties and assets) as an independent going concern.

6.3	Blank cheque preferred stock

The Board has the power, subject to applicable law, to issue series of Verizon Preferred Shares that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of Verizon Preferred Shares might impede a business combination by including class voting rights that would enable the holder or holders of such series to block a proposed transaction. The Board may make any determination to issue shares based on its consideration of all relevant factors. Please also refer to section 6.2 (“Board consideration of all relevant factors”) of this Part XV (“Additional information”) of this document.

6.4	Requirements for advance notification of shareholder nominations and proposals

The By-Laws establish advance notice procedures with respect to Verizon shareholder nominations of candidates for election as directors and other matters to be brought before a meeting. These procedures provide that notice of such nominations and proposals must be given in writing to the Company’s secretary in a timely fashion prior to the meeting at which the action is to be taken. Generally, to be given in a timely fashion, notice must be received by the secretary of Verizon at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of the Verizon Shareholders. The notice must also contain certain information required to be provided by Section 3.09 of the By-Laws.

6.5	Limits on action of the Verizon Shareholders by written consent

Action of the Verizon Shareholders may only be taken by written consent, without a meeting, without prior written notice and without a vote, if a consent or consents in writing, setting out the action so taken, is signed by the holders of all of the issued Verizon Shares entitled to vote to take such action at any annual or special meeting of the Verizon Shareholders that is delivered to the Company by delivery to its registered office in Delaware, its principal place of business or an office or agent of the Company having custody of the books in which proceedings or meetings of Verizon Shareholders are recorded. To be valid, any such written consent must also comply with certain other provisions specified in Article 10 of the Certificate of Incorporation.

6.6	Limits on special meetings

Special meetings of the Verizon Shareholders may be called at any time only by (i) the chairman of the Board, (ii) a majority of the Board, or (iii) upon written request of one record holder owning not less than 10%, or one or more record holders owning in the aggregate not less than 25%, of the total number of Verizon Shares entitled to vote on the matter or matters to be brought before the special meeting, after complying with the procedures specified in Section 3.03 of the By-Laws.

6.7	No cumulative voting

Under Delaware law, the right to vote cumulatively in the election of directors does not exist unless a corporation’s certificate of incorporation specifically authorises cumulative voting. The Certificate of Incorporation does not grant Verizon Shareholders the right to vote cumulatively.

7	Rights and restrictions attaching to Verizon Shares and Verizon Preferred Shares

7.1	Verizon Shares

Subject to any preferential rights of any issued Verizon Preferred Shares, Verizon Shareholders are entitled to receive dividends on the Verizon Shares out of assets legally available for distribution when, as and if authorised and declared by the Board and to share ratably in the assets of Verizon legally available for distribution to the Verizon Shareholders in the event of its liquidation, dissolution or winding-up. Verizon may not pay any dividend or make any distribution of assets on the Verizon Shares until cumulative dividends on the Verizon Preferred Shares then in issue, if any, having dividend or distribution rights senior to the Verizon Shares, have been paid.

Verizon Shareholders are entitled to one vote per share on all matters voted on generally by the Verizon Shareholders, including the election of directors. In addition, the Verizon Shareholders possess all voting power except as otherwise required by law or except as provided for by any series of Verizon Preferred Shares. The Certificate of Incorporation does not provide for cumulative voting for the election of directors.

7.2	Verizon Preferred Shares

The Board is authorised at any time to provide for the issuance of all or any Verizon Preferred Shares in one or more classes or series, and to fix for each class or series voting powers, full or limited, or no voting powers, and distinctive designations, preferences and relative, participating, optional or other special rights and any qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of the Verizon Preferred Shares and to the fullest extent as may be permitted by Delaware law. This authority includes, but is not limited to, the authority to provide that any class or series be:

•	subject to redemption at a specified time or times and at a specified price or prices;

•

entitled to receive dividends (which may be cumulative or non-cumulative) at rates, on conditions, and at times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to rights upon the dissolution of, or upon any distribution of the assets of, the Company; or

•

convertible into, or exchangeable for, shares of any class or classes of stock, or other securities or property, of the Company at a specified price or prices or at specified rates of exchange and with any adjustments.

As at 6 December 2013 (being the latest practicable date prior to the publication of this document), there are no Verizon Preferred Shares in issue.

7.3	Rights of pre-emption

No holder of any shares of any class of stock of the Company has any right of pre-emption or preferential right to acquire or subscribe for any unissued shares of any class of stock or any authorised securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

8	Subsidiary undertakings

Verizon is the holding company of the Verizon Group. Verizon Wireless is Verizon’s only significant subsidiary. Verizon has a 55% ownership interest in Verizon Wireless, which is a partnership organised under the laws of the State of Delaware.

9	Major Verizon Shareholders

9.1

As at 6 December 2013 (being the latest practicable date prior to the publication of this document), Verizon has approximately 2.97 billion Verizon Shares in issue, including 105,623,493 Verizon Shares held in treasury. The following table sets out information about persons Verizon knows to beneficially own more than five per cent. of the Verizon Shares, based on its records and information reported in filings with the SEC, as at 5 December 2013 (being the latest practicable date prior to the publication of this document).

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class
BlackRock Inc. 40 East 52nd Street New York, New York 10022	173,030,572	6.07

The above information is based on a Schedule 13G filed with the SEC on 5 February 2013 by BlackRock Inc. setting out information as at 31 December 2012. The Schedule 13G states that BlackRock Inc. has sole voting power and sole dispositive power with respect to the 173,030,572 Verizon Shares.

9.2	None of the Company’s major shareholders has different voting rights attached to the Verizon Shares it holds.

9.3	The Company is not aware of any persons, other than the Directors and Named Executive Officers, who could directly or indirectly, jointly or severally, exercise control over the Company.

10	Interests in Verizon Shares of Directors and Named Executive Officers

The following table sets out the number of Verizon Shares beneficially owned by each of the Named Executive Officers, each of the Directors and all executive officers and Directors as a group as at 5 December 2013 (being the latest practicable date prior to the publication of this document). This information includes Verizon Shares held in Verizon’s employee savings plans and Verizon Shares that may be acquired pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of Verizon Shares owned by executive officers and Directors represents less than one per cent. of the total number of Verizon Shares in issue. Unless indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. Those interests are included in the “Total” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon Shares.

Name	Verizon Shares(1)	Total(2)
Named Executive Officers:
Lowell C. McAdam*	212,785	1,298,508
Daniel S. Mead	22,209	434,198
Francis J. Shammo	29,297	410,728
John G. Stratton	19,393	377,944
Randal S. Milch	45,455	353,549
Directors:
Shellye Archambeau	—	3,254
Richard L. Carrión	4,451	91,626
Melanie L. Healey	—	11,007
M. Frances Keeth	—	38,399
Robert W. Lane	—	48,982
Sandra O. Moose	—	80,085
Joseph Neubauer	24,859	145,407
Donald T. Nicolaisen	—	45,615
Clarence Otis, Jr.	3,000	47,994
Hugh B. Price	2,559	70,218
Rodney E. Slater	—	20,131
Kathryn A. Tesija	—	6,646
Gregory D. Wasson	—	5,851
All of the above and other executive officers as a group	459,833	4,741,688

*	Mr. McAdam also serves as a Director.

(1)

In addition to direct and indirect holdings, this column includes Verizon Shares that may be acquired pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans as follows: 12,771 Verizon Shares for Mr. Milch; 3,191 Verizon Shares for Mr. Carrión; 7,798 Verizon Shares for Mr. Neubauer; and 2,501 Verizon Shares for Mr. Price. The Verizon Shares underlying the stock options and deferred compensation units may not be voted or transferred. No Verizon Shares held by executive officers or Directors are pledged as security.

(2)

The “Total” column includes, in addition to the Verizon Shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

The following table sets out further details of the options over Verizon Shares held by Mr. Neubauer. Each of the stock options detailed in the following table was granted for nil consideration and is included in the disclosure of Mr. Neubauer’s interests in Verizon Shares set out at footnote (1) to the above table.

Name	Exercise Price ($)	Grant Date	Expiration Date	Expiration Period	Total Outstanding Options
Joseph Neubauer	34.15	04/02/2004	03/02/2014	10 years	7,798

Auditors

Ernst & Young LLP (Registered Public Accounting Firm), of 5 Times Square, New York NY 10036-6530, United States of America, audited the Company’s financial statements for the three years ended 31 December 2012 and were engaged as the auditors of the Company during the unaudited nine months ended 30 September 2013.

11	Related party transactions

11.1

Save for the Stock Purchase Agreement and the Omnitel Share Purchase Agreement, each as disclosed in Part VI (“Details of the Transaction”) of this document, Verizon has not been party to any related party transactions during the period from 1 January 2010 to 6 December 2013 (being the latest practicable date prior to the publication of this document) which are—as a single transaction or in their entirety—material to Verizon.

11.2	Certain immaterial related party transactions are disclosed under the heading “Related Party Transaction Policy” on pages 2-3 of the 2013 Proxy, which is incorporated by reference into this document.

12	Material contracts

12.1	Stock Purchase Agreement

Please refer to the details set out in Part VI (“Details of the Transaction”) of this document.

12.2	Omnitel Share Purchase Agreement

Please refer to section 9 (“Omnitel transaction”) of Part VI (“Details of the Transaction”) of this document.

12.3	Purchase Agreement

Verizon entered into the Purchase Agreement in connection with the Notes Offering. The underwriters for the Notes Offering severally purchased the New Notes from Verizon and resold them to investors. In the Purchase Agreement, Verizon gave certain customary representations and warranties and indemnities to the underwriters.

In consideration for their services as underwriters, Verizon paid the underwriters a commission equal to a percentage of the principal amount of each series of New Notes.

12.4	Term Loan Agreement

Please refer to section 3 (“Term Loan Agreement”) of Part VII (“Financing of the Transaction”) of this document.

12.5	Bridge Credit Agreement

On 2 September 2013 (the “Bridge Effective Date”), Verizon entered into a $61.0 billion Bridge Credit Agreement (the “Bridge Credit Agreement”) with JPM, as administrative agent, and the lenders named therein. Upon Verizon entering into the Term Loan Agreement, the Bridge Credit Agreement was terminated on 1 October 2013 in accordance with its terms. The Bridge Credit Agreement provided Verizon with the ability to borrow up to $61.0 billion to finance, in part, the Transaction and to pay related fees and expenses. The loans under the Bridge Credit Agreement would have been available during the period beginning on the Bridge Effective Date and ending on the earliest of (i) 2 September 2014, (ii) the date immediately following the consummation of the Transaction, (iii) the termination of the Stock Purchase Agreement and (iv) the termination in full of the commitments pursuant to the Bridge Credit Agreement. The availability of the loans under the Bridge Credit Agreement were subject to the satisfaction (or waiver) of the conditions set forth therein. The date on which such conditions would have been satisfied (or waived in accordance with the Bridge Credit Agreement) in connection with the consummation of the Transaction was the “Bridge Funding Date”. The loans under the Bridge Credit Agreement would have been made in a single borrowing on the Bridge Funding Date and would have matured and been payable in full on the date that was 364 days after the Bridge Funding Date unless extended pursuant to the terms of the Bridge Credit Agreement.

The loans under the Bridge Credit Agreement would have borne interest at a rate equal to, at the option of Verizon, (i) the base rate (defined as the greater of the rate JPM announces publicly as its “prime rate” or the federal funds rate plus 0.50%, subject to a floor of LIBOR plus 1.00%) or (ii) LIBOR, in each case plus a margin to have been determined by reference to Verizon’s credit ratings and ranging from 0.25% to 1.00% in the case of base rate loans and 1.25% to 2.25% in the case of LIBOR loans. Additional margin would have been added to the loan over time in increments and on dates specified in the Bridge Credit Agreement.

Verizon would have paid duration fees based on the outstanding principal amount of the loans in amounts and on dates specified in the Bridge Credit Agreement. In addition, Verizon paid a commitment fee on the daily actual unused commitment of each lender for the period from and including the Bridge Effective Date through to the date of the Bridge Credit Agreement’s termination. This fee accrued at a rate equal to 0.10% per annum.

12.6	U.S. Wireless Agreement

The U.S. Wireless Agreement, as amended by the Alliance Agreement, set out the terms and conditions pursuant to which Vodafone AirTouch and Bell Atlantic would combine their respective U.S. wireless properties and businesses (and those of GTE) upon the completion of the Bell Atlantic/GTE merger. Each entity contributed wireless assets and liabilities into Cellco Partnership, a general partnership which was then wholly owned by Bell Atlantic. The Alliance Agreement includes representations and warranties made by each party with respect to their respective wireless businesses, pre-completion and post-completion covenants, provisions relating to the disposition of certain wireless assets, and indemnification provisions. The transactions contemplated by the Alliance Agreement were completed in two stages, with the first stage occurring on 3 April 2000, at which time Cellco Partnership began doing business as “Verizon Wireless”. The second stage was completed with effect from 10 July 2000, following the completion of the Bell Atlantic/GTE merger and consisted of the contribution of the GTE wireless assets and liabilities by subsidiaries of Bell Atlantic. Upon the completion of the second stage, Bell Atlantic (renamed Verizon Communications Inc.) beneficially owned 55% of the partnership interests in Cellco Partnership and Vodafone AirTouch owned the remaining 45%.

12.7	Cellco Partnership Agreement

The Cellco Partnership Agreement generally provides for the governance and operation of Verizon Wireless and includes provisions for matters such as the establishment and maintenance of capital accounts, allocations of profits and losses, distributions, transfers of partnership interests, termination and dissolution of the partnership, appointment of officers and the partnership’s board of representatives and matters which require the approval of a specified number of board members appointed by each partner.

So long as Verizon holds a specified level of ownership, Verizon has the right to appoint the majority of the partnership’s board of representatives. So long as Vodafone holds a specified level of ownership, Vodafone has the right to appoint an individual to serve in one of four officer positions (with the specific position designated by a majority of the board from time to time). So long as either Vodafone or Verizon hold a specified level of ownership, both parties and their affiliates are subject to certain restrictions relating to the provision of mobile telecommunications services in the fifty states of the United States and the District of Columbia.

After Completion, Vodafone and its affiliates will no longer be subject to certain restrictions in the Cellco Partnership Agreement relating to the provision of mobile telecommunications services in the United States.

13	Working capital

The Company is of the opinion that, after taking into account the facilities available to the Verizon Group, the Verizon Group has sufficient working capital for its present requirements, that is for at least the next 12 months from the date of this document.

14	Significant change

There has been no significant change in the financial or trading position of the Verizon Group since 30 September 2013, being the end of the last financial period for which financial information of the Company has been published.

15	Capital resources and liquidity

15.1	Details regarding the Verizon Group’s capital resources and liquidity are disclosed as follows:

•	in the “Condensed Consolidated Balance Sheets Verizon Communications Inc. and Subsidiaries” on page 4 of the 2013 September 10-Q;

•	in Note 4 (“Debt”) to “Condensed Consolidated Financial Statements” on pages 10 to 12 of the 2013 September 10-Q;

•	under the heading “Consolidated Financial Condition” on pages 37 to 40 of the 2013 September 10-Q;

•	under the heading “Cash Flows Provided By (Used In) Financing Activities” on pages 38 to 40 of the 2013 September 10-Q;

•	under the heading “Consolidated Financial Condition” in Exhibit 13 to the 2012 Annual Report; and

•	under the heading “Cash Flows Used in Financing Activities” in Exhibit 13 to the 2012 Annual Report.

All of the above disclosures are incorporated by reference into this document. Save as disclosed in section 15.2 of this Part XV (“Additional information”), there has been no material change to the above information between 30 September 2013 and 6 December 2013, being the latest practicable date prior to the publication of this document.

15.2

As at 30 September 2013, Verizon had available to it cash and cash equivalents in the amount of approximately $56.7 billion. Between 30 September 2013 and 6 December 2013, being the latest practicable date prior to the publication of this document, the only material cash flows (being the receipt and/or payment of cash in an amount greater than $300 million), save for the generation and use of cash in the normal course of the Verizon Group’s business, have been as follows:

•	on 1 November 2013, Verizon paid a dividend of $0.53 per Verizon Share, totalling approximately $1.5 billion;

•	on 14 November 2013, Verizon Wireless paid a dividend totalling approximately $1.375 billion to Vodafone;

•	on 15 November 2013, Verizon Wireless paid $1.25 billion on the maturity of certain notes issued by Verizon Wireless and Verizon Wireless Capital LLC; and

•	on 29 November 2013, Verizon Wireless redeemed certain notes issued by Verizon Wireless and Verizon Wireless Capital LLC at an aggregate cost of approximately $3.6 billion.

16	Consents

16.1

EY has given and has not withdrawn its written consent to the inclusion of its report on the unaudited pro forma financial information, as included in Part XII (“Unaudited pro forma financial information”) of this document, and the references thereto in the form and context in which they appear, and has authorised the contents of those parts of this document which comprise its report and the said references for the purposes of paragraph 5.5.3R(2)(f) of the Prospectus Rules.

16.2

A written consent under the Prospectus Rules is different from a consent filed with the SEC under section 7 of the U.S. Securities Act and accordingly EY has not filed a consent under section 7 of the U.S. Securities Act.

17	Employees

17.1	As at 31 December 2010, Verizon had approximately 194,400 employees.

17.2	As at 31 December 2011, Verizon had approximately 193,900 employees.

17.3	As at 31 December 2012, Verizon had approximately 183,400 employees.

17.4	As at 31 March 2013, Verizon had approximately 181,900 employees.

17.5	As at 30 June 2013, Verizon had approximately 180,900 employees.

17.6	As at 30 September 2013, Verizon had approximately 178,300 employees.

18	Governmental, legal and arbitration proceedings

18.1

Save as disclosed in sections 18.2 to 18.4 of this Part XV (“Additional information”) and in section 24 (“Shareholder litigation relating to the Transaction”) of Part VI (“Details of the Transaction”) of this document, there are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware), during the period covering at least the 12 months prior to the date of this document which may have, or have had in the recent past, significant effects on the Company’s and/or the Verizon Group’s financial position or profitability.

18.2

On 15 September 2010, the U.S. Bank National Association (“U.S. Bank”), as litigation trustee for the Idearc Inc. litigation trust (“Idearc Litigation Trust”), filed suit in the U.S. District Court for the Northern District of Texas against Verizon and certain subsidiaries challenging the November 2006 spin-off of Verizon’s former directories business then known as Idearc Inc. (“Idearc”). U.S. Bank, which represents a group of creditors who filed claims in Idearc’s bankruptcy, alleged that Idearc was insolvent at the time of the spin-off or became insolvent shortly thereafter. The Idearc Litigation Trust sought over $9 billion in damages. In its decision of 18 June 2013, the District Court for the Northern District of Texas entered judgment for Verizon and its subsidiaries and ruled that U.S. Bank would “take nothing” on its claims. U.S. Bank appealed the decision to the U.S. Court of Appeals for the Fifth Circuit, where briefing is scheduled to be completed in January 2014.

18.3

On 25 October 2011, a litigation trust (“FairPoint Litigation Trust”) created during the bankruptcy proceedings of FairPoint Communications, Inc. (“FairPoint”) filed a complaint in the state court in Mecklenburg County, North Carolina against Verizon and other related entities. The complaint claims that FairPoint’s acquisition of Verizon’s landline operations in Maine, New Hampshire and Vermont in March 2008 was structured and carried out in a way that left FairPoint insolvent or led to its insolvency shortly thereafter and ultimately to its October 2009 bankruptcy. The FairPoint Litigation Trust seeks approximately $2 billion in damages. Verizon removed the case to the U.S. District Court for the Western District of North Carolina in November 2011. At the close of discovery in February 2012, Verizon filed a summary judgment motion to dismiss the two counts in the complaint—constructive fraudulent transfer and actual fraudulent transfer. On 12 June 2013, the Court granted Verizon’s summary judgment motion in part, dismissing the FairPoint Litigation Trust’s constructive fraudulent transfer claim. A two-week bench trial limited to the actual fraudulent transfer claim started on 2 December 2013.

18.4

As a large taxpayer, Verizon is under audit by the IRS and multiple state and foreign jurisdictions for various open tax years. The IRS is currently examining the Company’s U.S. income tax returns for the years 2007 to 2009. Significant tax examinations are ongoing in New York City for tax years as early as 2000. It is reasonably possible that the amount of the liability for unrecognised tax benefits could change by a significant amount in the next 12 months. An estimate of the range of the possible change cannot be made until these matters are further developed or resolved. The favourable resolution of tax litigation in Canada, partially offset by an increase in unrecognised tax benefits related to Italian withholding tax, led to a decrease in unrecognised tax benefits. Unrecognised tax benefits were $2.2 billion as at 30 September 2013 and $2.9 billion as at 31 December 2012. Interest and penalties related to unrecognised tax benefits were $0.3 billion (after-tax) and $0.4 billion (after-tax) as at 30 September 2013 and 31 December 2012, respectively.

19	Miscellaneous

19.1	The Board of Directors passed resolutions on 2 September 2013 approving the Share Issuance and certain matters relating to the Share Issuance.

19.2	Computershare is the principal transfer agent and registrar for the Verizon Shares.

19.3	The ISIN for the Verizon Shares is US92343V1044 and the SEDOL number is 0089560.

19.4	The New Verizon Shares are denominated in U.S. Dollars and will be issued in accordance with the DGCL.

19.5	The Company believes that there are currently no material environmental issues that may affect the Verizon Group’s utilisation of any property or other tangible fixed assets.

20	Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Macfarlanes LLP, 20 Cursitor Street, London EC4A 1LT during normal business hours on any weekday (Saturdays and public holidays excepted) up to and including Admission:

20.1	the Certificate of Incorporation;

20.2	the By-Laws;

20.3	the 2010 Annual Report, the 2011 Annual Report and the 2012 Annual Report;

20.4	the audit reports from EY to the Company on the historical information relating to the Verizon Group incorporated by reference in Part X (“Historical financial information”) of this document;

20.5	the report from EY to the Company on the unaudited pro forma financial information included in Part XII (“Unaudited pro forma financial information”) of this document;

20.6	the consent letter of EY referred to at section 16.1 of this Part XV (“Additional information”) of this document; and

20.7	a copy of this document.

PART XVI

CHECKLIST OF DOCUMENTATION INCORPORATED BY REFERENCE

Sections of, or exhibits to, the following documents, which can be accessed on the Verizon website (www.verizon.com) and on the National Storage Mechanism at http://www.Hemscott.com/nsm.do, are incorporated by reference into this document. The non-incorporated parts of these documents are not relevant for the purposes of this document. Where these documents incorporate by reference other information or documents, such other information or documents are not incorporated into and do not form part of this prospectus.

•	Verizon’s annual report on Form 10-K for the year ended 31 December 2010 (the “2010 Annual Report”)

•	Verizon’s annual report on Form 10-K for the year ended 31 December 2011 (the “2011 Annual Report”)

•	Verizon’s annual report on Form 10-K for the year ended 31 December 2012 (the “2012 Annual Report”)

•	Verizon’s 2013 proxy statement on Schedule 14A (the “2013 Proxy”)

•	Verizon’s quarterly report on Form 10-Q for the quarter ended 31 March 2013 (the “2013 March 10-Q”)

•	Verizon’s quarterly report on Form 10-Q for the quarter ended 30 June 2013 (the “2013 June 10-Q”)

•	Verizon’s Form 8-K dated 2 September 2013 (the “2013 September 8-K”)

•	Verizon’s quarterly report on Form 10-Q for the quarter ended 30 September 2013 (the “2013 September 10-Q”)

Information incorporated by reference	Document reference
Principal investments for 2010-2012 and the nine months ended 30 September 2013	Note 2 (“Acquisitions and Divestitures”) to “Consolidated Financial Statements” in Exhibit 13 of the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Used in Investing Activities” and “Acquisitions and Divestitures”—in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Used in Investing Activities”—on page 31 of the 2013 March 10-Q

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Used in Investing Activities”—on page 32 of the 2013 June 10-Q

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Used in Investing Activities”—on pages 37 to 38 of the 2013 September 10-Q

Principal investments currently in progress	Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Capital Expenditures”—in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Consolidated Financial Condition”—in Exhibit 13 to the 2012 Annual Report

Information incorporated by reference	Document reference
Note 2 (“Acquisitions and Divestitures”) to Condensed Consolidated Financial Statements on pages 7 to 9 of the 2013 September 10-Q

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Used in Investing Activities”—on pages 37 to 38 of the 2013 September 10-Q

Principal future investments	Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Capital Expenditures”—in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Used in Investing Activities”—on pages 37 to 38 of the 2013 September 10-Q

Operations and principal activities	“General” on page 2 of the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Overview”—in Exhibit 13 to the 2012 Annual Report

Significant new products/services	Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Overview”—in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Overview”—on pages 21 to 22 of the 2013 September 10-Q

Principal markets	Note 13 (“Segment Information”) to “Consolidated Financial Statements” in Exhibit 13 to the 2012 Annual Report

Material dependence on patents and licences	“Patents, Trademarks and Licenses” on page 13 of the 2012 Annual Report

Material tangible fixed assets	“Properties” on page 18 of the 2012 Annual Report

Note 4 (“Leasing Arrangements”) to “Consolidated Financial Statements” in Exhibit 13 to the 2012 Annual Report

Note 7 (“Plant, Property and Equipment”) to “Consolidated Financial Statements” in Exhibit 13 to the 2012 Annual Report

Operating and financial review	Management’s Discussion and Analysis of Financial Condition and Results of Operations in Exhibit 13 to the 2010 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations in Exhibit 13 to the 2011 Annual Report

Information incorporated by reference	Document reference
Management’s Discussion and Analysis of Financial Condition and Results of Operations in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations on pages 17 to 35 of the 2013 March 10-Q

Management’s Discussion and Analysis of Financial Condition and Results of Operations on pages 18 to 37 of the 2013 June 10-Q

Management’s Discussion and Analysis of Financial Condition and Results of Operations on pages 21 to 47 of the 2013 September 10-Q

Capital resources	“Condensed Consolidated Balance Sheets Verizon Communications Inc. and Subsidiaries” on page 4 of the 2013 September 10-Q

Note 4 (“Debt”) to “Condensed Consolidated Financial Statements” on pages 10 to 12 of the 2013 September 10-Q

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Consolidated Financial Condition”—on pages 37 to 40 of the 2013 September 10-Q

Cash flows	Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Consolidated Financial Condition”—in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Consolidated Financial Condition”—on pages 37 to 40 of the 2013 September 10-Q

Borrowing requirements and funding structure	Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Used in Financing Activities”—in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Provided By (Used In) Financing Activities”—on pages 38 to 40 of the 2013 September 10-Q

Anticipated sources of funds	Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Consolidated Financial Condition”—in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Consolidated Financial Condition”—on pages 37 to 40 of the 2013 September 10-Q

Information incorporated by reference	Document reference
Trend information	Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Trends”—in Exhibit 13 to the 2012 Annual Report

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Trends”—on page 19 of the 2013 June 10-Q

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Trends”—on page 22 of the 2013 September 10-Q

Note 10 (“Commitments and Contingencies”) to “Condensed Consolidated Financial Statements” on pages 19 to 20 of the 2013 September 10-Q

Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Credit Ratings”—on page 39 of the 2013 September 10-Q

Restrictions on disposal	“Stock Ownership Guidelines” on page 49 of the 2013 Proxy

“Compensation Tables” on pages 51 to 64 of the 2013 Proxy

Remuneration and benefits	“Compensation Tables” on pages 51 to 64 of the 2013 Proxy

Amounts set aside for pension, retirement or similar benefits	“Pension Benefits” on page 56 of the 2013 Proxy
“Director Compensation” on page 64 of the 2013 Proxy

Service contracts	“Compensation Discussion and Analysis” and “Compensation Tables” on pages 35 to 64 of the 2013 Proxy

“Non-Employee Director Compensation” and “Director Compensation” on pages 63 to 64 of the 2013 Proxy

Audit and remuneration committees	“Audit Committee” on page 5 of the 2013 Proxy

“Human Resources Committee” on page 6 of the 2013 Proxy

Arrangements for employee involvement in capital	“Compensation Tables” on pages 51 to 64 of the 2013 Proxy

“2009 Verizon Communications Inc. Long-Term Incentive Plan” in Appendix D to the 2013 Proxy

Related party transactions	“Related Person Transaction Policy” on pages 2 to 3 of the 2013 Proxy

Audited historical financial information and audit reports	“Financial Statements covered by Report of Independent Registered Public Accounting Firm” in the 2010 Annual Report

Information incorporated by reference	Document reference
“Report of Independent Registered Public Accounting Firm on Financial Statements” in the 2010 Annual Report

“Financial Statements covered by Report of Independent Registered Public Accounting Firm” in the 2011 Annual Report

“Report of Independent Registered Public Accounting Firm on Financial Statements” in the 2011 Annual Report

“Financial Statements covered by Report of Independent Registered Public Accounting Firm” in the 2012 Annual Report

“Report of Independent Registered Public Accounting Firm on Financial Statements” in the 2012 Annual Report

Interim financial information	“Financial Statements” from pages 2 to 16 of the 2013 March 10-Q

“Financial Statements” from pages 2 to 17 of the 2013 June 10-Q

“Financial Statements” from pages 2 to 20 of the 2013 September 10-Q

Dividend policy	Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Cash Flows Used in Financing Activities: Dividends”—in Exhibit 13 to the 2012 Annual Report

Dividend per share	“Selected Financial Data Verizon Communications Inc. and Subsidiaries” contained in Exhibit 13 to the 2012 Annual Report

Acquisition rights over authorised but unissued share capital and capital under option	Note 11 (“Employee Benefits”) to “Consolidated Financial Statements” in Exhibit 13 to the 2012 Annual Report

“Long-Term Incentive Compensation” on pages 44 to 47 of, and “Article 4” of Appendix D to, the 2013 Proxy

Stock Purchase Agreement	Exhibit 2.1 to the 2013 September 8-K

PART XVII

DEFINITIONS

The following terms have the following meanings throughout this document unless the context otherwise requires:

“2006 Act”	Companies Act 2006, as amended;

“2010 Annual Report”	the meaning given to such term on page 99 of this document;

“2011 Annual Report”	the meaning given to such term on page 99 of this document;

“2012 Annual Report”	the meaning given to such term on page 99 of this document;

“2013 June 10-Q”	the meaning given to such term on page 99 of this document;

“2013 March 10-Q”	the meaning given to such term on page 99 of this document;

“2013 Proxy”	the meaning given to such term on page 99 of this document;

“2013 September 8-K”	the meaning given to such term on page 99 of this document;

“2013 September 10-Q”	the meaning given to such term on page 99 of this document;

“3-year loans”	the meaning given to such term on page 53 of this document;

“5-year loans”	the meaning given to such term on page 53 of this document;

“Admission”

the admission of the New Verizon Shares to listing on the standard segment of the Official List and to trading on the LSE’s Main Market for listed securities in accordance with, respectively, the Listing Rules and the Admission and Disclosure Standards, and references to Admission becoming “effective” shall be construed accordingly;

“Admission and Disclosure Standards”

the requirements contained in the publication “Admission and Disclosure Standards” issued by the London Stock Exchange (as amended from time to time) containing, inter alia, the admission requirements to be observed by companies seeking admission to trading on the London Stock Exchange’s Main Market for listed securities;

“Alliance Agreement”	the amendment agreement to the U.S. Wireless Agreement dated 3 April 2000;

“Average Trading Price”	the meaning given to such term on page 34 of this document;

“B Shares”

the class B shares in the share capital of Vodafone having the rights and restrictions set out in the special resolution in the Vodafone Circular, and which are to be issued to Vodafone Shareholders as bonus shares pursuant to Part A of the Vodafone Scheme in respect of Vodafone Shares for which a valid B Share Election has been made (or is deemed to have been made);

“B Share Alternative”

the ability for Vodafone Shareholders to elect, by making valid B Share Elections, to receive one B Share instead of one C Share under Part A of the Vodafone Scheme in respect of each Vodafone Share held by them at the Vodafone Distribution Record Time;

“B Share Election”	an election by a Vodafone Shareholder under the B Share Alternative;

“Bell Atlantic”	Bell Atlantic Corporation;

“Board” or “Board of Directors”	Verizon’s board of directors;

“Bridge Credit Agreement”	the meaning given to such term on page 94 of this document;

“Bridge Effective Date”	the meaning given to such term on page 94 of this document;

“Bridge Funding Date”	the meaning given to such term on page 94 of this document;

“Burdensome Effect”	the meaning given to such term on page 41 of this document;

“By-Laws”	Verizon’s By-Laws, effective as at 3 December 2009;

“C Shares”

the class C shares in the share capital of Vodafone having the rights and restrictions set out in the special resolution in the Vodafone Circular, and which are to be issued to Vodafone Shareholders as bonus shares pursuant to Part A of the Vodafone Scheme in respect of Vodafone Shares for which no valid B Share Election has been made;

“Cash Election”	the meaning given to such term on page 34 of this document;

“CDI” or “CREST Depository Interest”	dematerialised depository interests representing entitlements to non-U.K. securities;

“certificated” or “in certificated form”	not in uncertificated form;

“Cellco Partnership Agreement”	the Cellco Partnership Agreement dated 3 April 2000 between subsidiaries of Verizon and Vodafone, as amended;

“Certificate of Incorporation”	the Restated Certificate of Incorporation of Verizon;

“Code”	Internal Revenue Code of 1986, as amended;

“Company” or “Verizon”	Verizon Communications Inc. (with registered number 2018751) whose head office is at 140 West Street, New York, NY 10007, United States;

“Completion”	completion of the Transaction in accordance with its terms;

“Computershare”	Computershare Trust Company, N.A.;

“CREST”	the electronic transfer and settlement system for the paperless settlement of trades in listed securities operated by Euroclear;

“CREST Manual”	the manual, as amended from time to time, provided by Euroclear and describing CREST;

“CREST Regulations”	Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

“CSN”	Computershare Investor Services PLC (or such member of its group as it may nominate from time to time) in its capacity as the corporate sponsored nominee for the CSN Facility;

“CSN Facility”

the facility pursuant to which the CSN will hold the Verizon CDIs representing the New Verizon Shares to which individual certificated Vodafone Shareholders resident in, or with a registered address in, the EEA (other than Croatia) become entitled pursuant to the implementation of the Transaction;

“Dealing Facility”	the meaning given to such term on page 80 of this document;

“DFSA”	the meaning given to such term on page 24 of this document;

“DGCL”	General Corporation Law of the State of Delaware, as amended from time to time;

“DIFC”	the meaning given to such term on page 24 of this document;

“Direct Registration System”	the system for the direct registration of ownership of book-entry securities administered by DTC;

“Directors”	the directors of the Company whose names are set out in section 1.1 of Part VIII (“Directors, Named Executive Officers and corporate governance”) of this document;

“DTC”	the Depository Trust Company;

“DTRs”	the disclosure and transparency rules made by the FCA in its capacity as the U.K. Listing Authority under Part VI of FSMA, as amended from time to time;

“EEA”	the European Economic Area;

“EEA Member State”	member state of the EEA which has implemented the Prospectus Directive;

“Effective Date”

in accordance with section 649(3) of the 2006 Act, the date on which the U.K. Court’s order confirming the Vodafone Capital Reduction, together with the necessary statement of capital, are delivered to the U.K. Registrar of Companies or, if the U.K. Court so orders, the date on which the U.K. Court’s order confirming the Vodafone Capital Reduction, together with the necessary statement of capital, are registered by the U.K. Registrar of Companies;

“EU Member State”	member state of the European Union;

“Euroclear”	Euroclear U.K. & Ireland Limited, a company registered in England and Wales;

“European Union” or “EU”	an economic and political union of member states which are located primarily in Europe (numbering 28 such member states as at the date of this document);

“Existing Verizon Shares”	the Verizon Shares in issue as at the date of this document;

“EY”	Ernst & Young LLP;

“FairPoint”	the meaning given to such term on page 97 of this document;

“FairPoint Litigation Trust”	the meaning given to such term on page 97 of this document;

“FATCA withholding”	the meaning given to such term on page 85 of this document;

“FCA”	the U.K. Financial Conduct Authority (or any successor regulatory organisation);

“FCC”	the Federal Communications Commission of the United States;

“Financing”	the meaning given to such term on page 41 of this document;

“Financing Failure”	the meaning given to such term on page 44 of this document;

“Form of Election”

the form of election provided by Vodafone to the Vodafone Shareholders who hold their Vodafone Shares in certificated form in respect of (i) (where eligible) the B Share Alternative; (ii) (where eligible or applicable) whether they would prefer to receive their proceeds from Vodafone’s return of value in U.S. Dollars, Pounds Sterling or Euros; and/or (iii) whether they wish to receive a certificate for Vodafone New Shares instead of participating (where eligible) in the Vodafone share account programme;

“Frontier”	Frontier Communications Corporation;

“FSMA”	the Financial Services and Markets Act 2000, as amended;

“GAAP”	generally accepted accounting principles;

“Goldman Sachs”	Goldman Sachs International;

“GTE”	GTE Corporation;

“Guggenheim Securities”	Guggenheim Securities, LLC;

“Holdco”	the meaning given to such term on page 25 of this document;

“Idearc”	the meaning given to such term on page 97 of this document;

“Idearc Litigation Trust”	the meaning given to such term on page 97 of this document;

“IFRS”	International Financial Reporting Standards as adopted by the European Union;

“Indenture”

the indenture between Verizon and U.S. Bank National Association (as successor to Wachovia Bank National Association, formerly known as First Union National Bank), as trustee, dated 1 December 2000, as amended;

“Intervening Event”	the meaning given to such term on page 39 of this document;

“IRS”	U.S. Internal Revenue Service;

“ISIN”	International Securities Identification Number;

“IT”	information technology;

“J.P. Morgan”	J.P. Morgan Securities LLC;

“JPM”	JPMorgan Chase Bank, N.A.;

“LIBOR”	London Interbank Offered Rate;

“Listing Rules”	the rules and regulations made by the FCA in its capacity as the U.K. Listing Authority under Part VI of FSMA, as amended from time to time;

“London Stock Exchange” or “LSE”	London Stock Exchange plc;

“Macfarlanes”	Macfarlanes LLP;

“Measurement Period”	the meaning given to such term on page 34 of this document;

“Measurement Time”

if the Transaction is implemented by way of the Vodafone Scheme, immediately prior to commencement of the First Court Hearing, and, if the Transaction is implemented as the Share Purchase, at 8:00 a.m., New York City time, on the date of Completion;

“Moody’s”	Moody’s Investors Service, Inc.;

“Morgan Stanley”	Morgan Stanley & Co. LLC;

“Named Executive Officers”	the executive officers of the Company whose names are set out in section 1.2 of Part VIII (“Directors, Named Executive Officers and corporate governance”) of this document;

“NASDAQ”	NASDAQ Global Select Market;

“National Storage Mechanism”	the U.K.’s official mechanism for storing regulated information, as maintained on the FCA’s behalf by Morningstar;

“New Notes”	the meaning given to such term on page 52 of this document;

“New Verizon Shareholders”	holders of New Verizon Shares;

“New Verizon Shares”	the Verizon Shares to be issued pursuant to the Stock Purchase Agreement;

“Notes Offering”	the meaning given to such term on page 52 of this document;

“NYSE”	New York Stock Exchange;

“Official List”	the Official List of the U.K. Listing Authority;

“Omnitel”	Vodafone Omnitel N.V.;

“Omnitel Interest”	the meaning given to such term on page 35 of this document;

“Omnitel Note”	the meaning given to such term on page 37 of this document;

“Omnitel Share Purchase Agreement”	the meaning given to such term on page 35 of this document;

“Omnitel Transaction”	the indirect acquisition of the Omnitel Interest by Vodafone, pursuant to the Omnitel Share Purchase Agreement;

“Prospectus Directive”	EU Prospectus Directive (2003/71/EC), including any relevant implementing measure in each EEA Member State that has implemented such Directive;

“Prospectus Directive Regulation”	EU Prospectus Directive Regulation (2004/809/EC);

“Prospectus Rules”	the prospectus rules of the FCA made under Part VI of FSMA relating to offers of securities to the public and admission of securities to trading on a regulated market;

“Proxy Statement”	the meaning given to such term on page 39 of this document;

“Purchase Agreement”

the Purchase Agreement dated 11 September 2013 between the Company and, as representatives of the several purchasers named therein, Barclays Capital Inc., J.P. Morgan, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley;

“Purchased Entities”	Holdco and its subsidiaries that are being acquired pursuant to the Transaction;

“Regulatory Information Service” or “RIS”	any channel recognised as a channel for the dissemination of regulatory information by listed companies as defined in the Listing Rules;

“Reorganisation”	the meaning given to such term on page 36 of this document;

“Replacement Financing”	the meaning given to such term on page 41 of this document;

“Restricted Jurisdiction”	the meaning given to such term on page 50 of this document;

“Returned Cash”	the meaning given to such term on page 34 of this document;

“S&P”	Standard & Poor’s Ratings Services, LLC;

“SDRT”	U.K. stamp duty reserve tax;

“SEC”	the U.S. Securities and Exchange Commission;

“Securities Act”	the U.S. Securities Act of 1933;

“SEDOL”	Stock Exchange Daily Official List;

“Seller”	the meaning given to such term on page 25 of this document;

“Settlement Note”	the meaning given to such term on page 36 of this document;

“Share Issuance”	the issue of the New Verizon Shares;

“Share Issuance Restricted Jurisdiction”	the meaning given to such term on page 50 of this document;

“Share Purchase”	the implementation of the Transaction by way of the sale and purchase of the VZW Stake (rather than by way of the Vodafone Scheme);

“Simpson Thacher”	Simpson Thacher & Bartlett LLP;

“Special Mandatory Redemption Date”	the meaning given to such term on page 52 of this document;

“Special Mandatory Redemption Price”	the meaning given to such term on page 52 of this document;

“Statement of Ownership”	a statement of ownership to be sent by the CSN to participants in the CSN Facility, detailing the number of Verizon CDIs beneficially owned by the relevant participant through the CSN Facility;

“Stock Consideration Assumptions”	the meaning given to such term on page 35 of this document;

“Stock Purchase Agreement”	the Stock Purchase Agreement dated 2 September 2013 among Vodafone, Seller and Verizon, as amended on 5 December 2013;

“Term Loan Agreement”	the $12.0 billion Term Loan Agreement dated 1 October 2013 among Verizon, JPM (as administrative agent) and the lenders named therein;

“Term Loan Funding Date”	the meaning given to such term on page 53 of this document;

“Transaction”	the VZW Transaction and/or the Omnitel Transaction, as the context may require;

“UAE”	the meaning given to such term on page 24 of this document;

“UBS”	UBS Limited;

“U.K. Court”	the High Court of Justice of England and Wales;

“U.K. Listing Authority” or “UKLA”	the FCA as the competent authority for listing in the United Kingdom (or any successor regulatory organisation);

“U.K. Registrar of Companies”	the Registrar of Companies in England and Wales (or any successor regulatory organisation);

“U.K. Tax Credit”	the meaning given to such term on page 82 of this document;

“uncertificated” or “in uncertificated form”

recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST;

“United Kingdom” or “U.K.”	the United Kingdom of Great Britain and Northern Ireland;

“United States” or “U.S.” or “United States of America”	the United States of America, any state of the United States, the District of Columbia and its territories and possessions;

“U.S. Bank”	the meaning given to such term on page 97 of this document;

“U.S. GAAP”	U.S. generally accepted accounting principles;

“U.S. Prospectus”	the meaning given to such term on page 39 of this document;

“U.S. Securities Act”	the United States Securities Act of 1933, as amended;

“U.S. Tax Credit”	the meaning given to such term on page 82 of this document;

“U.S. Wireless Agreement”	the U.S. Wireless Agreement dated 21 September 1999 between Bell Atlantic and Vodafone AirTouch;

“VAI Preferred Stock”	the meaning given to such term on page 12 of this document;

“Verizon CDIs”	CDIs representing Verizon Shares;

“Verizon Change of Recommendation”	the meaning given to such term on page 38 of this document;

“Verizon Charter Amendment”	the meaning given to such term on page 37 of this document;

“Verizon Disclosure Documents”	the meaning given to such term on page 39 of this document;

“Verizon Group”	the Company and its subsidiaries (including, as the context may require, Verizon Wireless);

“Verizon Material Adverse Effect”	the meaning given to such term on page 46 of this document;

“Verizon Notes”	the meaning given to such term on page 35 of this document;

“Verizon Preferred Shares”	the shares of preferred stock of Verizon, with a par value of $0.10 per share;

“Verizon Shareholder”	a holder of Verizon Shares (including, as the context may require, the New Verizon Shareholders);

“Verizon Shares”	the shares of common stock of Verizon, with a par value of $0.10 per share (including, as the context may require, the New Verizon Shares);

“Verizon Special Meeting”

the special meeting of the Verizon Shareholders, scheduled to be held at The Westin Governor Morris, 2 Whippany Road, Morristown, New Jersey 07960, United States on 28 January 2014 at 10.00 a.m. (Eastern Standard Time);

“Verizon Wireless” or “VZW”	Cellco Partnership d/b/a Verizon Wireless, a Delaware general partnership;

“VIBV Note”	the meaning given to such term on page 36 of this document;

“Vodafone”	Vodafone Group Plc, a company incorporated in England and Wales under registered number 01833679;

“Vodafone ADSs”	Vodafone American Depositary Shares representing ownership of Vodafone Shares;

“Vodafone AirTouch”	Vodafone AirTouch Plc;

“Vodafone Capital Reduction”	the reductions of capital forming part of the Vodafone Scheme;

“Vodafone Change of Recommendation”	the meaning given to such term on page 39 of this document;

“Vodafone Circular”	the circular to be posted by Vodafone to the Vodafone Shareholders in connection with the approval of the Transaction and the Vodafone Scheme;

“Vodafone Court Meeting”

the meeting of the Vodafone Shareholders (and any adjournment thereof) convened pursuant to an order of the U.K. Court under section 896 of the 2006 Act for the purpose of considering and, if thought fit, approving (with or without modification) the Vodafone Scheme, notice of which is included in the Vodafone Circular;

“Vodafone Distribution Record Time”	6.00 p.m. on the business day immediately preceding the Vodafone Second Court Hearing;

“Vodafone First Court Hearing”	the hearing at which the U.K. Court makes an order sanctioning the Vodafone Scheme under section 899 of the 2006 Act;

“Vodafone General Meeting”	the general meeting of Vodafone (and any adjournment thereof), notice of which is included in the Vodafone Circular;

“Vodafone Material Adverse Effect”	the meaning given to such term on page 47 of this document;

“Vodafone Material Adverse Financial Effect”	(i) the enactment, after the date of the Stock Purchase Agreement, of any change in the law of the United Kingdom, the United States or the

Netherlands that is effective prior to Completion or (ii) certain proposed changes, after the date of the Stock Purchase Agreement, in the law of the United Kingdom, the United States or the Netherlands that, if enacted, would take effect on or prior to Completion and that are reasonably likely to result in a change of law (as determined in accordance with the Stock Purchase Agreement), provided that such enactment or proposed change in law would result in a liability for U.K., U.S. or Dutch taxes on Vodafone or any of its subsidiaries that would, individually or in the aggregate, impose an additional cost on Vodafone or its subsidiaries, subject to a materiality standard;

“Vodafone New Shares”	the ordinary shares in the capital of Vodafone following the Vodafone Share Capital Consolidation;

“Vodafone Resolutions”	the meaning given to such term on page 38 of this document;

“Vodafone Sale Resolution”	the meaning given to such term on page 38 of this document;

“Vodafone Scheme”	the scheme of arrangement included in the Vodafone Circular, with or subject to any modification, addition or condition approved or imposed by the U.K. Court;

“Vodafone Scheme Resolutions”	the meaning given to such term on page 38 of this document;

“Vodafone Second Court Hearing”	the hearing at which the U.K. Court makes an order confirming the Vodafone Capital Reduction under section 648 of the 2006 Act;

“Vodafone Share Capital Consolidation”	the proposed consolidation of Vodafone’s ordinary share capital, as described in the Vodafone Circular;

“Vodafone Shareholders”	holders of Vodafone Shares;

“Vodafone Shares”	ordinary shares in the share capital of Vodafone, with a par value of 11 3/7 cents per share as at the date of this document;

“VoIP”	voice over Internet protocol;

“VZW Stake”	the 45% interest in Verizon Wireless currently owned indirectly by Vodafone and to be sold to Verizon pursuant to the Stock Purchase Agreement;

“VZW Transaction”	the indirect acquisition of the VZW Stake by Verizon, pursuant to the Stock Purchase Agreement; and

“Wachtell Lipton”	Wachtell, Lipton, Rosen & Katz.

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